Exhibit 10.46

FINAL

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

LICENSE AND COLLABORATION AGREEMENT

By and Between

REGENERON PHARMACEUTICALS, INC.

and

ADICET BIO, INC.

Dated as of July 29, 2016

Page

ARTICLE 1	DEFINITIONS	1

ARTICLE 2	RESEARCH PROGRAM	27

2.1	Research Program	27

2.2	Term of the Research Program.	29

2.3	Research Plans; Research Plan Activities	30

2.4	Research Plan Performance.	31

2.5	Target List.	33

2.6	Exchange of Information and Materials.	35

2.7	Restrictions on Use of Regeneron Mice	35

ARTICLE 3	RESEARCH PROGRAM GOVERNANCE	36

3.1	The Joint Research Committee.	36

3.2	Alliance Management	37

ARTICLE 4	EXCLUSIVITY	38

4.1	Exclusivity	38

4.2	Exceptions to Adicet’s Exclusivity Obligations.	40

4.3	Change of Control and Acquired Competing Programs and Products	40

ARTICLE 5	LICENSES	44

5.1	License Grants.	44

5.2	Freedom to Operate.	48

5.3	Licenses Generally; No Implied License	49

5.4	Retained Rights	49

5.5	Sublicensing.	50

5.6	Invention Assignment	51

ARTICLE 6	REGENERON COMMERCIAL LICENSE OPTIONS; AND REGENERON RIGHT OF FIRST NEGOTIATION	51

6.1	Option-Eligible Collaboration-ICPs and Option-Ineligible Collaboration ICPs	51

6.2	Option.	52

6.3	Regeneron Right of First Negotiation for Rights to Option-Ineligible Collaboration ICPs.	53

6.4	Transfer of Responsibilities with Respect to Optioned Collaboration ICPs after Regeneron’s Exercise of the Option	54

-i-

(continued)

Page

ARTICLE 7	ROYALTY PRODUCTS, MICE DERIVED ADICET ICP PRODUCTS AND REGENERON NON-ICP PRODUCTS	55

7.1	Overview	55

7.2	Diligence Obligations	55

7.3	Development of Royalty Products.	55

7.4	Development Records.	55

7.5	Development Reports.	56

7.6	Regulatory.	56

7.7	Licensing.	57

7.8	Regeneron Right of First Negotiation for Adicet to use Regeneron Antibodies in Co-Administration Studies with Adicet Royalty-Bearing Collaboration ICPs.	57

ARTICLE 8	ADICET CO-FUNDING OPTION AND CO-FUNDED PRODUCTS (GENERALLY)	58

8.1	Co-Funding Option.	58

8.2	Development and Commercialization of Co-Funded Products	59

ARTICLE 9	GOVERNANCE OF CO-FUNDED PRODUCTS	59

9.1	Committees/Management.	59

9.2	Joint Steering Committee.	60

9.3	Resolution of Committee Disputes	61

ARTICLE 10	DEVELOPMENT OF CO-FUNDED PRODUCTS	62

10.1	Development of Co-Funded Products	62

10.2	Preparation, Updates and Approval of Development Plans	62

10.3	Development Cost and Payment Reports.	62

ARTICLE 11	COMMERCIALIZATION OF CO-FUNDED PRODUCTS	63

11.1	Commercialization of Co-Funded Products	63

11.2	Preparation, Updates and Approval of Commercial Plans	63

11.3	Adicet Co-Promotion Option in the United States.	64

11.4	Other Responsibilities	64

ARTICLE 12	CLINICAL AND REGULATORY AFFAIRS FOR CO-FUNDED PRODUCTS	65

12.1	Regulatory Responsibilities.	65

-ii-

(continued)

Page

12.2	Regulatory Events	65

12.3	Recalls and Other Corrective Actions	66

ARTICLE 13	MANUFACTURING AND SUPPLY	66

13.1	Supply for Research Program	66

13.2	Supply for Initial Phase I Trial for Optioned Collaboration ICPs.	66

13.3	Subsequent Supply of Co-Funded Products and Regeneron Royalty Products.	67

13.4	Manufacturing Process Technology Transfer	68

ARTICLE 14	PAYMENTS	69

14.1	Upfront Payment	69

14.2	Research Program Funding	69

14.3	Royalty Payments for Adicet Royalty Products.	69

14.4	Royalty Payments for Regeneron Royalty Products	72

14.5	Royalty Payments for Regeneron Non-ICP Products	72

14.6	Royalty Payments for Mice Derived Adicet ICP Products	72

14.7	Sharing of Profits and Development Costs from Co-Funded Products.	73

14.8	Payment Method and Currency	75

14.9	Late Payments	75

14.10	Taxes	75

14.11	Resolution of Payment Disputes	75

ARTICLE 15	RIGHTS IN FUTURE EQUITY FINANCINGS	76

15.1	Side Letter Agreement	76

ARTICLE 16	INTELLECTUAL PROPERTY	76

16.1	Ownership of Newly Created Intellectual Property.	76

16.2	Prosecution and Maintenance of Patent Rights.	77

16.3	Administrative Patent Proceedings.	79

16.4	Third Party Infringement Suits.	80

16.5	Patent Marking	81

16.6	Third Party Claims	81

16.7	Third Party Vigilance	81

16.8	Infringement of Third Party Patent Rights in the Territory.	82

-iii-

(continued)

Page

16.9	Product Trademarks	83

16.10	Compliance with Third Party Licenses	83

ARTICLE 17	BOOKS, RECORDS AND INSPECTIONS; AUDITS AND ADJUSTMENTS	84

17.1	Books and Records	84

17.2	Audits and Adjustments.	84

17.3	GAAP	85

ARTICLE 18	REPRESENTATIONS, WARRANTIES AND COVENANTS	85

18.1	Joint Representations and Warranties	85

18.2	Knowledge of Pending or Threatened Litigation	85

18.3	Additional Regeneron Representations, Warranties and Covenants of Regeneron.	85

18.4	Additional Adicet Representations, Warranties and Covenants of Adicet.	86

18.5	Mutual Covenants	87

18.6	Compliance with Laws.	88

18.7	Disclaimer of Warranties	88

ARTICLE 19	CONFIDENTIALITY	89

19.1	Confidential Information	89

19.2	Exceptions	89

19.3	Injunctive Relief	90

19.4	Publications.	90

19.5	Disclosures Concerning this Agreement.	91

ARTICLE 20	INDEMNITY	93

20.1	Indemnity.	93

20.2	Indemnity Procedure.	95

20.3	Insurance	95

ARTICLE 21	FORCE MAJEURE	96

ARTICLE 22	TERM AND TERMINATION	96

22.1	Term	96

22.2	Termination for Material Breach	97

-iv-

(continued)

Page

22.3	Termination of Co-Funded Products by Regeneron for Convenience	98

22.4	Termination of Co-Funding Term by Adicet for Convenience	98

22.5	Termination of Regeneron Royalty Products by Regeneron for Convenience	98

22.6	Termination of Adicet Royalty Products by Adicet for Convenience	98

22.7	Effects of Termination	99

22.8	Survival of Obligations	108

22.9	Return of Confidential Information	109

22.10	Change of Control of Adicet	109

ARTICLE 23	DISPUTE RESOLUTION	111

23.1	Generally	111

23.2	Executive Officers’ Resolution of Disputes	111

23.3	Failure on Parties to Agree on a Royalty Rate for Co-Funded Product After Termination.	111

23.4	Obligations of the Parties and their Affiliates	112

ARTICLE 24	MISCELLANEOUS	113

24.1	Governing Law; Submission to Jurisdiction	113

24.2	Waiver	113

24.3	Notices	113

24.4	Entire Agreement	113

24.5	Amendments	113

24.6	Interpretation	113

24.7	Construction	114

24.8	Severability	114

24.9	Assignment	114

24.10	Successors and Assigns	114

24.11	Performance Standards	115

24.12	Counterparts	116

24.13	Third Party Beneficiaries	116

24.14	Relationship of the Parties	116

24.15	Limitation of Damages	116

-v-

(continued)

Page

24.16	Injunctive or Other Equity Relief	117

24.17	Rights in Bankruptcy	117

24.18	Non-Exclusive Remedies	117

-vi-

LICENSE AND COLLABORATION AGREEMENT

THIS LICENSE AND COLLABORATION AGREEMENT (“Agreement”), dated as of July 29, 2016 (the “Effective Date”), is by and between REGENERON PHARMACEUTICALS, INC., a corporation organized under the laws of New York and having a principal place of business at 777 Old Saw Mill River Road, Tarrytown, New York 10591 (“Regeneron”), and ADICET BIO, INC., a corporation organized under the laws of Delaware and having a place of business at 200 Constitution Drive, Menlo Park, California 94025 (“Adicet”) (with each of Regeneron and Adicet referred to herein individually as a “Party” and collectively as the “Parties”).

WHEREAS, Adicet has scientific expertise and technology that are useful for the discovery and development of immune cell therapeutic products;

WHEREAS, Regeneron has scientific expertise and technology that are useful for the discovery and development of such immune cell therapeutic products;

WHEREAS, the Parties wish to enter into and collaborate with respect to a research program in which they will research and develop next-generation immune cell therapeutic technologies and immune cell therapeutic products directed to certain molecular targets selected by the Parties;

WHEREAS, Adicet wishes to grant Regeneron an option to license a certain number of such immune cell products;

WHEREAS, Regeneron wishes to grant Adicet an option to co-fund development, and collaborate with Regeneron on immune cell products for which Regeneron has exercised its option, in exchange for a commensurate share of the financial returns for such co-funded immune cell products; and

WHEREAS, the Parties wish to grant each other licenses to perform their respective obligations in the Research Program and in connection with the development, manufacturing and commercialization of such immune cell products, all as set forth in this Agreement.

NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for other good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used in this Agreement, whether used in the singular or plural, except as expressly set forth herein, shall have the meanings set forth below:

1.1 “Adicet Background IP” shall mean the Adicet Background Patent Rights and the Adicet Background Know-How.

1.2 “Adicet Background Know-How” shall mean any and all Know-How that (i) is Controlled by Adicet or its Affiliates as of the Effective Date or thereafter during the Research Program Term and (ii) is used by or behalf of Adicet or its Affiliates or is provided by or on behalf of Adicet or its Affiliates to Regeneron for use, in each case in the performance of this Agreement; provided, however, that Adicet Background Know-How shall exclude Adicet CTM Inventions and Collaboration Inventions.

1.3 “Adicet Background Patent Rights” shall mean those Patent Rights that (i) are Controlled by Adicet or its Affiliates as of the Effective Date or thereafter during the Research Program Term (or thereafter are prosecuted therefrom), and (ii) claim Know-How that is used by or on behalf of Adicet or its Affiliates or provided by or on behalf of Adicet or its Affiliates to Regeneron for use, in each case in the performance of this Agreement; provided, however, that Adicet Background Patent Rights shall exclude Patent Rights to the extent they claim Adicet CTM Inventions and Collaboration Inventions.

1.4 “Adicet CTM” shall mean (i) a Targeting Moiety that was first generated solely by or on behalf of Adicet under the Research Program that Binds a Collaboration Target or (ii) a derivative, modification, fragment or improvement of such Collaboration Targeting Moiety that Binds the same Collaboration Target as the molecule described in subclause (i), in each case without use of the Regeneron Transferred Technologies. Adicet CTMs shall exclude any Targeting Moiety that is a Regeneron CTM.

1.5 “Adicet CTM Invention” shall mean any composition of, or method of using or making an Adicet CTM in each case that is discovered, invented, created or otherwise generated under this Agreement.

1.6 “Adicet Designated Activities” shall mean Adicet’s Research Plan Activities and those additional activities which Adicet agrees to perform pursuant to this Agreement.

1.7 “Adicet IP” shall mean the Adicet Patent Rights and the Adicet Know-How.

1.8 “Adicet Know-How” shall mean Adicet Background Know-How and any and all other Know-How Controlled by Adicet or its Affiliates, in each case to the extent it either (a) constitutes Adicet CTM Inventions or Collaboration Inventions, or (b) with respect to Adicet Background Know-How (i) is reasonably necessary to make, use, offer for sale, sell or import a Research Program ICP or (ii) is useful to make, use, offer for sale, sell or import a Research Program ICP and was actually provided by Adicet or its Affiliates to Regeneron pursuant to the Research Program or Section 6.4, 10.4 or 13.4.

1.9 “Adicet Mice Derived Adicet Targeting Moiety IP” shall mean that certain Adicet IP that constitutes, or to the extent it claims, any Mice Derived Adicet Targeting Moiety Invention that is incorporated into, or otherwise constitutes, a composition of, or any method of making or any method of using, any Regeneron Non-ICP Product (or any component thereof).

1.10 “Adicet Patent Rights” shall mean Adicet Background Patent Rights and those other Patent Rights Controlled by Adicet or its Affiliates, in each case to the extent they either (a) claim any Collaboration Inventions or Adicet CTM Inventions, or (b) with respect to Adicet Background Patent Rights (i) is reasonably necessary to make, use, offer for sale, sell or import a Research Program ICP or (ii) is useful to make, use, offer for sale, sell or import a Research Program ICP and was actually provided by Adicet or its Affiliates to Regeneron pursuant to the Research Program or Section 6.4, 10.4 or 13.4.

1.11 “Adicet Product IP” shall mean that certain Adicet IP, in each case that is incorporated into, or otherwise constitutes, a composition of, or any method of making or any method of using, any Collaboration ICP or Royalty Product or Co-Funded Product (or any component thereof).

1.12 “Adicet Royalty-Bearing Collaboration ICPs” shall mean (a) Declined Collaboration ICPs and (b) Option-Ineligible ICPs.

1.13 “Adicet Royalty Product” shall mean any therapeutic, prophylactic, diagnostic or theranostic product, therapy, treatment or service that incorporates, includes or consists of an Adicet Royalty-Bearing Collaboration ICP.

1.14 “Adicet Trademarks” shall mean the Trademarks Controlled by Adicet during the Term and designated in writing by Adicet for use with one or more Collaboration ICPs.

1.15 “Affiliate” shall mean, with respect to any Person, another Person which controls, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract, or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if any of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. For purposes of this Agreement, in no event shall Adicet or any of its Affiliates be deemed an Affiliate of Regeneron, or any of its Affiliates nor shall Regeneron or any of its Affiliates be deemed an Affiliate of Adicet or any of its Affiliates.

1.16 “Agreement” shall have the meaning set forth in the introductory paragraph, including all Schedules and Exhibits.

1.17 “Antibody” shall mean any antibody, or any fragment, variant, derivative or construct thereof, or antibody fusion protein produced therefrom.

1.18 “Anti-Corruption Laws” shall mean all Applicable Laws regarding public or private-sector corruption, bribery, kickbacks, speed or facilitation payments, ethical business conduct, money laundering, embezzlement, political contributions, gifts, gratuities, expenses, entertainment, hospitalities, agency relationships, commissions, lobbying, books and records, and financial controls, including the FCPA, the U.S. Travel Act, and other anti-corruption laws.

1.19 “Anticipated First Commercial Sale” shall mean, with respect to a Co-Funded Product in a particular country of the Co-Funding Territory, the date agreed upon by the JSC in advance as the expected date of First Commercial Sale of such Co-Funded Product in such country. The JSC shall attempt to agree upon such date [***] in advance of its expected occurrence. In the event that Development timelines are accelerated such that the JSC is unable to agree on the expected date of First Commercial Sale [***] in advance of its expected occurrence, the JSC shall attempt to agree upon the expected date of First Commercial Sale as soon as practicable after the Development timeline acceleration.

1.20 “API” shall mean any active pharmaceutical (including biological) ingredient or component (other than an adjuvant or excipient).

1.21 “Applicable Law” shall mean applicable laws, rules, and regulations, including any rules, regulations, guidelines, or other requirements of any Regulatory Authority, which may be in effect from time to time.

1.22 “Approval” shall mean, with respect to each Product, any approval (including Marketing Approvals and Pricing Approvals), registration, license or authorization from any Regulatory Authority required for the Development, Manufacture or Commercialization of such Product in a regulatory jurisdiction anywhere in the Territory, and shall include, without limitation, an approval, registration, license or authorization granted in connection with any Registration Filing.

1.23 “Binds” or “binds” shall mean, with respect to a particular Targeting Moiety and Target, that such Targeting Moiety (i) binds directly to such Target and was initially identified and selected by screening against such Target, and (ii) contributes to a cytotoxic or cytostatic response against the cell expressing such Target (whether by itself or by delivery of an immune cell on the surface of which it is expressed).

1.24 “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, are authorized or required by law to remain closed.

1.25 “Change of Control” shall mean, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, or (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business to which the subject matter of this Agreement relates.

1.26 “Clinical Supply Costs” shall mean, with respect to a Co-Funded Product, the Manufacturing Cost for the Clinical Supply Requirements, at the time the applicable Co-Funded Product is produced.

1.27 “Clinical Supply Requirements” shall mean, with respect to a Co-Funded Product, the quantities of such Co-Funded Product required by Regeneron for Development in the Co-Funding Territory under this Agreement in accordance with the applicable Development Plan.

1.28 “Co-Administration Study” shall mean, a clinical study for purposes of testing the safety or efficacy of, and generating data to support, a Regulatory Filing for the Marketing Approval of the administration to patients of (i) an Adicet Royalty Product together with (ii) any product that is directed towards a target, but that is not a Product or a component thereof, for the treatment of one or more diseases or conditions in such subjects. For clarity, Co-Administration Studies shall include studies of combination regimens with sequential administration schedules.

1.29 “Co-Fund” or “Co-Funding” shall mean, with respect to an Optioned Collaboration ICP, that Adicet has delivered a Co-Funding Notice and is co-funding Regeneron’s Development of such Optioned Collaboration ICP for the Co-Funding Territory at the Co-Funding Percentage, in accordance with Section 8.1.

1.30 “Co-Funded Product” shall mean any therapeutic, prophylactic, diagnostic or theranostic product, therapy, treatment or service that incorporates, includes or consists of an Optioned Collaboration ICP that Adicet is Co-Funding, but only with respect to the Development, Commercialization or Manufacture of such Optioned Collaboration ICP for the Co-Funding Territory. For clarity, if Adicet only elects to Co-Fund Development of an Optioned Collaboration ICP for the United States, then such Optioned Collaboration ICP shall only be a Co-Funded Product with respect to the Development, Commercialization and Manufacture of such Optioned Collaboration ICP for the United States, but shall be a Regeneron Royalty Product with respect to the development, commercialization and manufacture of the Product for the Royalty Territory.

1.31 “Co-Funded Product Net Sales” shall mean, with respect to a Co-Funded Product, (i) the Net Sales of such Co-Funded Product sold by or on behalf of Regeneron or its Affiliates, plus (ii) other proceeds received by Regeneron from Third Parties in respect of the sale, license or other disposition of such Co-Funded Product and rights thereto (including, for example, royalties, milestones, upfront and transfer payments); provided, however, that (a) sales of such Co-Funded Product by or on behalf of licensees or sublicensees shall be omitted from (i), (b) amounts paid to Regeneron as a result of sales of such Co-Funded Product by licenses or sublicensees shall be included in (ii) above, and (c) in the case of sales of Combination Products, the Net Sales included in (i) shall be determined as set forth in Schedule 2.

1.32 “Co-Funding Arrangement” shall mean the co-funding and profit-sharing arrangement between the Parties for Co-Funded Products as described in Article 8 and elsewhere in this Agreement.

1.33 “Co-Funding Percentage” shall mean, with respect to a Co-Funded Product, the percentage share of financial investment, profit and loss as between the Parties on a Co-Funding Territory basis as determined in accordance with Section 8.1(a). The Regeneron Co-Funding Percentage and the Adicet Co-Funding Percentage shall together equal one hundred percent (100%).

1.34 “Co-Funding Term” shall mean on a Co-Funded Product-by-Co-Funded Product basis and with respect to all Co-Funded Products that Bind a given Collaboration Target, the time period commencing on the date Regeneron receives Adicet’s Co-Funding Notice (in accordance with Section 8.1) and concluding on the effective date of (i) Adicet’s termination of the Co-Funding Term pursuant to Section 22.4, and (ii) Regeneron’s termination of the Co-Funding Term pursuant to Section 22.3.

1.35 “Co-Funding Territory” shall mean any one of (i) the United States, (ii) the United States and the European Union, or (iii) the entire Territory, as specified by Adicet in the Co-Funding Notice for such Co-Funded Product.

1.36 “Co-Promote” or “Co-Promotion” shall mean the joint Detailing of Co-Funded Product(s) by the Parties (or their respective Affiliates) under the same Trademark in the United States pursuant to the applicable Co-Promotion Agreement.

1.37 “Collaboration ICP” shall mean any ICP that contains a Collaboration Targeting Moiety.

1.38 “Collaboration Invention” shall mean all Intellectual Property that (a)(i) is discovered, invented, created or otherwise generated in the performance by or on behalf of either Party (or by the Parties jointly) of any Research Program and (ii) is necessary or useful for the research, development, commercialization or manufacture of any Collaboration ICP, Royalty Product or Co-Funded Product under this Agreement, or (b) otherwise is discovered, invented, created or otherwise generated in the performance by or on behalf of either Party (or by the Parties jointly) of any Technology Research Program; provided, however, that Collaboration Inventions shall exclude all Adicet CTM Inventions, Regeneron CTM Inventions, Regeneron Mice Inventions and Regeneron Transferred Technologies Inventions.

1.39 “Collaboration Target” shall mean any Target placed on the Target List pursuant to Section 2.5, but excluding those Targets that are Non-Collaboration Targets or that become Terminated Targets.

1.40 “Collaboration Targeting Moiety” or “CTM” shall mean (a) Regeneron CTMs, (b) Adicet CTMs and (c)(i)any Targeting Moiety other than a Regeneron CTM or Adicet CTM that Binds to a Collaboration Target [***] or (ii) a derivative, fragment or modification of a molecule described in the foregoing subclause (c)(i) that Binds to the same Collaboration Target as the molecule described in subclause (c)(i).

1.41 “Combination Product” shall mean any Product in the form of a combination product or combination therapy that includes one or more APIs in addition to the Collaboration ICP or Mice Derived Adicet ICP as applicable (whether such API is combined with the Product in a single formulation or package, as applicable, or formulated or packaged separately but sold together for a single price).

1.42 “Commercial Overhead Charge” shall mean, on a country-by-country and Co-Funded Product-by-Co-Funded Product basis, beginning [***] prior to the date of the Anticipated First Commercial Sale in the applicable country in the Co-Funding Territory, an amount (proposed by Regeneron and approved by the JSC at least [***] prior to the Anticipated First Commercial Sale in such country) to cover Regeneron’s internal costs for [***]. The Commercial Overhead Charge will be updated by Regeneron and approved by the JSC as of January 1 of each following Contract Year.

1.43 “Commercial Plan” shall mean, with respect to a Co-Funded Product, the [***] rolling plan developed by Regeneron and approved by the JSC, which (a) shall describe the significant Commercialization activities (including significant pre-launch and launch activities) planned to be undertaken by Regeneron for such Co-Funded Product in the Co-Funding Territory and the associated budget for such Commercialization activities, and (b) shall contain not less the same information and detail as provided to Regeneron management with direct supervisory control over such activities.

1.44 “Commercial Supply Costs” shall mean, with respect to a Co-Funded Product, the Manufacturing Cost for the Commercial Supply Requirements therefor, at the time the applicable Co-Funded Product is produced.

1.45 “Commercial Supply Requirements” shall mean, with respect to a Co-Funded Product, the quantities of such Co-Funded Product required by Regeneron for Commercialization in the Co-Funding Territory under this Agreement in accordance with the applicable Commercial Plan, including, as applicable, quantities required for pre-launch stockpiling.

1.46 “Commercialize” or “Commercialization” shall mean, with respect to a Co-Funded Product, any and all activities directed to marketing, distributing, market access, Detailing, promoting, and/or importing, such Co-Funded Product in the Co-Funding Territory, including market research, obtaining Pricing Approvals, pre-launch marketing, marketing and educational activities, and surveys, registries and clinical trials not intended to gain additional labeled indications in the Co-Funding Territory, post-Approval pharmacovigilance (excluding pharmacovigilance for clinical trials under the Development Plan).

1.47 “Commercially Reasonable Efforts” shall mean with respect to the efforts to be expended by a Party or its Affiliate with respect to any objective, activity or decision to be undertaken hereunder, reasonable, good faith efforts to accomplish such objective, activity or decision as a Third Party of similar size and resources in the biopharmaceutical industry, would normally use to accomplish a similar objective, activity or decision under similar circumstances, it being understood and agreed that with respect to the research, development, manufacture, seeking and obtaining Marketing Approval, or commercialization of a Collaboration ICP or a Royalty Product or Co-Funded Product, such efforts and resources shall be consistent with those efforts and resources commonly used by a Third Party of similar size and resources in the biopharmaceutical industry under similar circumstances for similar compounds or products owned by it or to which it has similar rights, which compound or product, as applicable, is at a similar stage in its development or product life and is of similar market potential, taking into account all scientific, commercial, and other factors that such Third Party would take into account under similar circumstances, including issues of safety and efficacy, expected and actual cost and time to develop, expected and actual profitability (including royalties and other payments required hereunder), expected and actual competitiveness of alternative Third Party products in the marketplace, the nature and extent of expected and actual market exclusivity (including patent coverage and regulatory exclusivity), the expected likelihood of Marketing Approval, the expected and actual reimbursability and pricing, and the expected and actual amounts of marketing and promotional expenditures required. Commercially Reasonable Efforts shall be determined on a Target-by-Target, CTM-by-CTM, Collaboration ICP-by-Collaboration ICP, Royalty Product-by-Royalty Product, or Co-Funded Product-by-Co-Funded Product basis, as applicable, in view of conditions prevailing at the time, and evaluated taking into account all relevant factors.

1.48 “Competing Product” shall mean an ICP [***] that is not a Co-Funded Product or a Royalty Product and that [***].

1.49 “Contract Year” shall mean the period beginning on the Effective Date and ending on December 31, 2016, and each succeeding twelve (12) month period thereafter during the Term (except that the last Contract Year shall end on the effective date of any termination or expiration of the Term).

1.50 “Control” shall mean, with respect to any material, Confidential Information, Intellectual Property right, or Trademark that a Party (a) owns such material, Confidential Information, Intellectual Property right, or Trademark, or (b) has a license or right to use to such material, Confidential Information, Intellectual Property right, or Trademark, in each case of (a) or (b), with the ability to grant to the other Party access, a right to use, or a license, or a sublicense (as applicable) to such material, Confidential Information, Intellectual Property right, or Trademark on the terms and conditions set forth herein, without violating the terms of any agreement with or obligation to any Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use or (sub)license.

1.51 “Cost of Goods Sold” shall mean, with respect to a Co-Funded Product for a Quarter, Manufacturing Cost (calculated in accordance with GAAP and Schedule 1) for such Co-Funded Products sold in the Co-Funding Territory during such Quarter.

1.52 “Cover”, “Covering” or “Covered” means, with respect to a product, technology, process or method, that, in the absence of ownership of or a license granted under a Valid Claim, the practice or exploitation of such product, technology, process or method would infringe such Valid Claim (if in a Patent).

1.53 “CPI” shall mean the Consumer Price Index – All Urban Consumers for the applicable country in which the personnel are located published by the United States Department of Labor, Bureau of Statistics (or its successor equivalent index), or an equivalent index in a foreign country applicable to FTEs in such country, accounting if possible for the area in such country where the personnel are located.

1.54 “CPI Adjustment” shall mean the percentage increase or decrease, if any, in the CPI applicable to such personnel for [***] of the Contract Year prior to the Contract Year for which the adjustment is being made.

1.55 “Declined Collaboration ICPs” shall mean (a) all Option-Eligible Collaboration ICPs with respect to which (i) Adicet delivers a Final Option Data Package in accordance with Section 2.4(d) and (ii) Regeneron fails to exercise its Option, or expressly declines to exercise its Option, prior to the expiration of the Option Period, and (b) all Collaboration ICPs that become Declined Collaboration ICPs in accordance with Sections 2.4(c), 2.5(g), 4.3(a)(i), 4.3(a)(ii) or 22.10(a).

1.56 “Detail” shall mean, with respect to each Co-Funded Product, a selling presentation for such product by a representative of a Party’s sales force, or another employee of such Party who may be deemed to be part of the promotional activities for such Co-Funded Product (e.g., key account manager).

1.57 “Develop” or “Development” shall mean, with respect to a Co-Funded Product, the following activities undertaken or performed for such Co-Funded Product (following Regeneron’s exercise of the Option for such Co-Funded Product): (a) activities relating to research, pre-clinical and clinical development of such Co-Funded Product, including test method development and stability testing, assay development, toxicology, pharmacology, formulation, quality assurance/quality control development, technology transfer, statistical analysis, process development and scale-up, pharmacokinetic studies, data collection and management, clinical studies (including research to design clinical studies), regulatory affairs, project management, drug safety surveillance activities related to clinical studies, the preparation submission and maintenance of Registration Filings, but excluding activities necessary to obtain a Pricing Approval, reimbursement and/or listing on health care providers’ and payers’ formularies and (b) any other research and development activities with respect to such Co-Funded Product, including, activities to support the discovery of biomarkers and activities to support new product formulations, delivery technologies and/or new indications, either before or after the First Commercial Sale.

1.58 “Development Costs” shall mean, with respect to a Co-Funded Product, those costs incurred by Regeneron for the Development of such Co-Funded Product in accordance with this Agreement and the applicable Development Plan (and in accordance with the Co-Funding Materials prior to approval of the Development Plans) including:

(a) Out-of-Pocket Costs (including fees and expenses) for obtaining Marketing Approvals for such Co-Funded Product under this Agreement;

(b) Development FTE Costs;

(c) Clinical Supply Costs;

(d) Out-of-Pocket Costs incurred for (i) Manufacturing process, formulation, cleaning, and shipping development and validation, (ii), Manufacturing scale-up and improvements, (iii) stability testing, (iv) quality assurance/quality control development (including management of Third Party fillers, packagers and labelers), and (v) internal and Third Party costs and expenses incurred in connection with (A) qualification and validation of Third Party contract manufacturers and vendors and (B) subject to the terms of this Agreement, establishing a primary or secondary source supplier, including, the transfer of process and Manufacturing technology and analytical methods, scale-up up to First Commercial Sale, process and equipment validation, cleaning validation and initial Manufacturing licenses, approvals and Regulatory Authority inspections (in each case, to the extent not included in Clinical Supply Costs or Commercial Supply Costs); in each case for such Co-Funded Product under this Agreement;

(e) any Third Party License Payments under a Third Party License entered into in accordance with Section 16.7 below to the extent attributable to the Development of such Co-Funded Product (to the extent not otherwise included in Development Costs); and

(f) any other costs or expenses for such Co-Funded Product specifically identified and included in the applicable Development Plan or included as Development Costs under this Agreement.

(g) In the event that any of the foregoing costs benefit both Co-Funded Product(s) and other products or activities (for example, if a manufacturing scale-up activity is not exclusively of benefit to Co-Funded Products) or benefits both Co-Funded Product(s) in the Co-Funding Territory and Regeneron Royalty Products in the Royalty Territory, then Regeneron shall apportion such costs in a manner that fairly reflects the benefit to the Co-Funded Products and the other products or activities or the benefit to the Co-Funded Product(s) in the Co-Funding Territory and the Regeneron Royalty Products in the Royalty Territory. Regeneron shall disclose both the total costs incurred and the apportionment in the information reported under Section 10.3. At the request of Adicet, Regeneron shall provide additional reasonable supporting documentation and make its personnel reasonably available to answer questions. In the event of a dispute regarding an apportionment, the Parties shall resolve the dispute in accordance with Article 23. In no event shall the same costs be included more than once in Development Costs under this Agreement, even if such costs are of benefit to multiple Co-Funded Products.

If Adicet only elects to Co-Fund Development of an Optioned Collaboration ICP for a Co-Funding Territory that is less than the entire Territory, then any costs of Development activities conducted by Regeneron shall not be Development Costs to the extent such activities are solely in support of the Marketing Approval or commercialization of such Product in the Royalty Territory and do not also support the Marketing Approval or commercialization of such Product in the Co-Funding Territory.

1.59 “Development FTE Cost” shall mean the product of (a) the number of FTEs performing activities under a Development Plan and (b) the applicable Development FTE Rate for such FTEs.

1.60 “Development FTE Rate” shall mean the rate proposed by Regeneron and approved by the JSC in the first Contract Year in which Regeneron first exercises its Option, such amount to be adjusted annually (effective as of [***] of each subsequent Contract Year, but such adjustment determined no later than the preceding [***]) with respect to the FTEs in a particular location, by the applicable CPI Adjustment.

1.61 “Development Payment Report” shall mean the Quarterly report prepared by Regeneron in accordance with Section 10.3 which sets forth in reasonable detail, for each Co-Funded Product individually, and in the aggregate for all Co-Funded Products, (a) the Development Costs incurred by Regeneron for such Quarter and (b) the Quarterly Development True-Up calculated in accordance with Schedule 2.

1.62 “Development Plan” shall mean, with respect to a Co-Funded Product, [***] rolling plan developed by Regeneron and approved by the JSC for the Development of such Co-Funded Product for Commercialization in the Co-Funding Territory, which shall include the following:

(a) the overall strategies and timelines for Developing and obtaining Approvals for such Co-Funded Product in the Co-Funding Territory;

(b) clinical study design, clinical methodology and monitoring requirements for clinical trials of such Co-Funded Product;

(c) a non-binding budget forecast for the next [***] Contract Years, as the same may be amended from time-to-time in accordance with the terms of this Agreement; and

(d) pre-clinical research directed to such Co-Funded Product.

1.63 “European Union” or “EU” shall mean the countries of the European Economic Area, as it is constituted on the Effective Date and as it may be modified from time to time after the Effective Date.

1.64 “Executive Officers” shall mean the Chief Executive Officer of Regeneron and the Chief Executive Officer of Adicet, or their respective designees with equivalent decision-making authority with respect to matters under this Agreement.

1.65 “FCPA” shall mean the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§78dd-1, et seq.) as amended.

1.66 “FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.

1.67 “Field Force Cost” shall mean, for a Co-Funded Product in any country or Region in the Co-Funding Territory, the product of (a) the number of Regeneron FTEs conducting Details, performing account management, medical science liaison or medical affairs functions (or the number of Adicet FTEs conducting such activities in connection with Adicet’s Co-Promotion of such Co-Funded Product under the Co-Promotion Agreement) and (b) the applicable Field Force FTE Rate. For the avoidance of doubt, the activities of Third Party contract personnel, shall be charged as Out-of-Pocket Costs and not included in the Field Force Cost.

1.68 “Field Force FTE Rates” shall mean, on a country-by-country or Region-by-Region (as proposed by Regeneron and approved by the JSC) basis (determined based on the location of the field force representative), a rate or rates proposed by Regeneron and approved by the JSC at least [***] prior to the Anticipated First Commercial Sale in the country or Region, as applicable, based upon the fully burdened cost (inclusive of bonuses and other incentive compensation) of field force representatives of pharmaceutical companies in the applicable country in comparable roles, and including an allocation of regional and country field force management cost, to be updated as proposed by Regeneron and approved by the JSC [***] to the Anticipated First Commercial Sale, such amount to be adjusted annually (effective as of [***] of each subsequent Contract Year, but such adjustment determined no later than the preceding [***]) by the percentage increase or decrease, if any, in the CPI applicable to such personnel through [***]. The Field Force FTE Rate shall be inclusive of Out-of-Pocket Costs and other expenses for the employee providing the services, including travel costs, information systems and allocated costs, such as, for example, allocated overhead costs.

1.69 “Finished Product” means the final, finished, packaged and labeled form, ready for sale, of a Product.

1.70 “First Commercial Sale” shall mean, with respect to a Product in a country in the Territory, or Co-Funding Territory, as applicable, the first commercial sale of the Product to a Third Party (other than a licensee or sublicensee) for use in such country following receipt of Marketing Approval. Sales for test marketing or clinical trial purposes or compassionate or similar use shall not constitute a First Commercial Sale.

1.71 “FTE” shall mean a full time equivalent employee (i.e., one fully-committed or multiple partially-committed employees aggregating to one full-time employee) employed by Party (or its Affiliate) who performs work for the Development or Commercialization of Co-Funded Products, with such commitment of time and effort to constitute one employee performing such work on a full-time basis, which for purposes hereof shall be 1800 hours per year.

1.72 “GAAP” shall mean generally accepted accounting principles as applicable in the United States.

1.73 “Good Practices” shall mean compliance with the applicable standards contained in then-current “Good Laboratory Practices,” or “GLP”, “Good Manufacturing Practices” or “GMP” and/or “Good Clinical Practices,” or “GCP” as promulgated by the FDA and all analogous guidelines promulgated by the EMA or the ICH, as applicable.

1.74 “Governmental Authority” shall mean any court, agency, authority, department, regulatory body, or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city, or other political subdivision of any such government or any supranational organization of which any such country is a member.

1.75 “Immune Cell Products” or “ICPs” shall mean human immune cells that are engineered ex vivo to express a Targeting Moiety on its cell surface.

1.76 “IND” shall mean, with respect to each Collaboration ICP, an Investigational New Drug Application filed with the FDA pursuant to 21 C.F.R. § 312 before the commencement of clinical trials involving such Collaboration ICP, including all amendments and supplements to such application, or any equivalent filing with any Regulatory Authority outside the United States.

1.77 “IND Acceptance” shall mean, with respect to a particular Collaboration ICP, that the first IND for such Product was accepted by the relevant Regulatory Authority, as evidenced by no objection by such Regulatory Authority within [***] after the date of the IND submission.

1.78 “Initial Development Cost Forecast” means the non-binding forecast for the total expected costs of Development for a Co-Funded Product in the Territory during the period that begins on IND Acceptance and ends upon the expected first Marketing Approval for such Co-Funded Product. The initial Total Co-Funding Territory Development Budget shall set forth separate budget forecasts for (i) the United States, (ii) the United States and the European Union, and (iii) the entire Territory.

1.79 “Initial Option Data Package” shall mean, with respect to a particular Collaboration ICP, (i) the set of preclinical data and analyses, regulatory communications, CMC information, and results and commercial/financial information that is described in the Research Plan and is generated by Adicet up to the point of Adicet’s delivery of the Initial Option Data Package, (ii) the disclosures to Regeneron counsel required by Section 16.6 with respect to such Collaboration ICP and (iii) any additional Collaboration ICP-related information as mutually agreed in writing by the Parties.

1.80 “Intellectual Property” shall mean any Know-How, Patent Rights, copyrights, trade secrets, and any other intellectual property rights, excluding Trademarks.

1.81 “Joint Research Committee” or “JRC” shall mean the Joint Research Committee described in Section 3.1.

1.82 “Know-How” shall mean any and all proprietary technical, scientific or other information, data, test results, knowledge, techniques, discoveries, inventions, specifications, designs, trade secrets, regulatory filings and other technology (whether or not patentable or otherwise protected by trade secret law), in each case that is not in the public domain or otherwise publicly known.

1.83 “Launch Preparation Expenses” shall mean, with respect to a Co-Funded Product, on a country-by-country basis in the Co-Funding Territory, all Commercialization expenses incurred prior to receipt of Marketing Approval for such Co-Funded Product for such Co-Funded Product.

1.84 “Legal Dispute” shall mean any dispute related to a Party’s alleged failure to comply with this Agreement or the validity, breach, termination or interpretation of this Agreement.

1.85 “Licensed Mice” shall mean Regeneron’s proprietary, genetically engineered mice set forth on Schedule 3.

1.86 “Major Market Country” shall mean each of the United States of America, Japan, France, Germany, Italy, the United Kingdom, Spain, Canada, and [***].

1.87 “Manufacture” or “Manufacturing” shall mean activities directed to producing, manufacturing, processing, packaging, labeling, devices and other delivery technologies, assembly, quality assurance testing and release, shipping and/or storage of a Co-Funded Product, Royalty Product or Collaboration ICP (or any components or process steps involving the Co-Funded Product, Royalty Product or Collaboration ICP, including immune cell culturing, activation and expansion), placebo or a comparator agent, as the case may be.

1.88 “Manufacturing Cost” shall mean the fully burdened cost (without mark-up) of Manufacturing (i) Co-Funded Products or (ii) Optioned Collaboration ICPs pursuant to Section 13.2, each as calculated in accordance with Schedule 1.

1.89 “Marketing Approval” shall mean an approval of the applicable Regulatory Authority necessary for the marketing and sale of a Product in a country, but excluding any separate Pricing Approval.

1.90 “Mice Derived Adicet ICP” shall mean any ICP Controlled by Adicet that contains a Mice Derived Adicet Targeting Moiety.

1.91 “Mice Derived Adicet ICP Product” shall mean any therapeutic, prophylactic, diagnostic or theranostic product, therapy, treatment or service that incorporates, includes or consists of a Mice Derived Adicet ICP.

1.92 “Mice Derived Adicet Targeting Moiety” shall mean any Targeting Moiety (a)(i) that Binds to a Non-Collaboration Target, (ii) that is generated by Adicet using Licensed Mice outside the course of the Research Program in accordance with Adicet’s license to use Licensed Mice in accordance with Section 5.1(d), and (iii) which is incorporated into an ICP that is designated by Adicet as a lead product candidate pursuant to Section 5.1(d)(ii)(B); (b)(i) that Binds to the same Non-Collaboration Target as the Targeting Moiety described in subclause (a), (ii) that is generated by Adicet using Licensed Mice outside the course of the Research Program in accordance with Adicet’s license to use Licensed Mice in accordance with Section 5.1(d), and (iii) which were so generated and identified as Binding to such Non-Collaboration Target prior to designation by Adicet of the applicable lead product candidate pursuant to Section 5.1(d)(ii)(B); or (c) that is a derivative, fragment or modification of a molecule described in the foregoing subclause (a) or (b) and Binds to the same Non-Collaboration Target as the molecule described in subclause (a) or (b).

1.93 “Mice Derived Adicet Targeting Moiety Inventions” shall mean the composition of, or method of using or making a Mice Derived Adicet Targeting Moiety.

1.94 “Net Sales” shall mean, with respect to a Product, the gross amount invoiced for bona fide arms’ length sales of Products in the Territory by or on behalf of a Party, or its Affiliates, licensees or sublicensees to Third Parties, less the following deductions determined in accordance with GAAP consistently applied:

(a) normal and customary trade, cash, quantity and free-goods allowances granted and taken directly with respect to sales of such Product;

(b) amounts repaid or credited with respect to such Product by reason of defects, rejections, recalls, returns, rebates and allowances;

(c) chargebacks and other amounts paid on sale or dispensing of such Product;

(d) Third Party cash rebates and chargebacks related to sales of such Product, to the extent allowed;

(e) retroactive price reductions for such Products that are actually allowed or granted;

(f) compulsory refunds, credits and rebates directly related to the sale of such Products, accrued, paid or deducted pursuant to government entities or payor agreements (including managed care agreements) or governmental regulations;

(g) branded co-pay or similar programs specifically for the Product;

(h) freight, postage, shipment and insurance costs (or wholesaler fees in lieu of those costs) and customs duties incurred in delivering such Products that are separately identified on the invoice or other documentation;

(i) sales taxes, excess duties, or other consumption taxes and compulsory payments to Governmental Authorities or other governmental charges imposed on the sale of such Products, which are separately identified on the invoice or other documentation; and

(j) if and to the extent expressly agreed in writing by the Parties, any other specifically identifiable costs or charges included in the gross invoiced sales price of such Product falling within categories substantially equivalent to those listed above and ultimately credited to customers or a Governmental Authority or agency thereof.

Net Sales in currency other than United States Dollars shall be translated into United States Dollars according to the provisions of Section 14.7(e) of this Agreement.

Sales between Adicet, Regeneron, and their licensees or sublicensees and the Affiliates of any of the foregoing, for resale, shall be disregarded for purposes of calculating Net Sales. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to and paid by Third Parties shall not be deducted from the invoice price in the calculation of Net Sales.

In the case of any sale of a Product for consideration other than cash, such as barter or countertrade, then (i) the gross amount invoices for such Product for purposes of calculating Net Sales of such Product shall equal the weighted average invoiced sales price of such Product sold in the same country during the same reporting period, or (ii) if no such invoiced sales occur in such country in such reporting period, then the Net Sales of such Product shall equal the fair market value of the consideration received as reasonably agreed by the Parties.

Solely for purposes of calculating Net Sales, if Adicet, Regeneron or any of their Affiliates, licensees or sublicensees sells any Product in the form of a Combination Product, then (A) if such Product is a Royalty Product or a Mice Derived Adicet ICP Product, then prior to the first commercial sale of such Royalty Product or Mice Derived Adicet ICP Product in the form of a Combination Product, then (1) if the ICP component and the other API component of such Product each are sold separately in the applicable country and the applicable period, then Net Sales of such Product will be calculated by multiplying the Net Sales (as described above) of the Combination Product by the fraction A/(A+B), where A is the weighted average Net Sales price of the ICP component thereof sold separately in such country during such period in the same formulation and dosage, and B is the weighted average Net Sales price of the other API component thereof sold separately in such country during such period in the same formulation and dosage, and (2) otherwise, including with respect to calculating Net Sales of a Regeneron Non-ICP Product sold as Combination Product, the Parties shall reasonably determine, by mutual agreement prior to the First Commercial Sale of such Combination Product, the relative value of each component of such Combination Product and the appropriate method for accounting for sales of such Combination Product, and (B) if such Product is a Co-Funded Product, then Net Sales of such Co-Funded Product in the form of a Combination Product shall be determined as set forth in Schedule 2.

1.95 “Non-Collaboration Targets” shall mean (a) during the Target Selection Term, (i) Targets that are designated Non-Collaboration Targets pursuant to Section 4.1(d), and (ii) Terminated Targets, and (b) as of the date of the final expiration or termination of the Target Selection Term, including any mutually agreed extensions, all targets that are not Collaboration Targets.

1.96 “Option-Eligible Collaboration ICPs” shall mean (a) all Collaboration ICPs that are subject to the Option as set forth in Section 6.1(b) and (b) all other Collaboration ICPs that Bind the same Collaboration Target as a Collaboration ICP described in subsection (a). Option-Eligible Collaboration ICPs shall exclude Optioned Collaboration ICPs, Declined Collaboration ICPs or Option-Ineligible ICPs.

1.97 “Option-Ineligible Collaboration ICPs” shall mean (a) all Collaboration ICPs that are excluded from the Option as set forth in Section 6.1(b) and (b) all other Collaboration ICPs that Bind to the same Collaboration Target as a Collaboration ICP described in subsection (a). Option-Ineligible Collaboration ICPs exclude all such Option-Ineligible ICPs to the extent that Regeneron exercises its ROFN pursuant to Section 6.3 and obtains a license or other right thereunder.

1.98 “Optioned Collaboration ICPs” shall mean (a) the Collaboration ICPs that exist at the time of Adicet’s delivery of the Option Data Package to Regeneron, with respect to which Regeneron has exercised an Option pursuant to Section 6.2 and (b) all other Collaboration ICPs that contain a Targeting Moiety that [***].

1.99 “Other Shared Expenses” shall mean those costs and expenses specifically referred to in Sections 12.3, 16.4(c), 16.8(c)(iii), 16.9 and 20.1(c) and other costs mutually agreed in writing by the Parties to be included therein.

1.100 “Out-of-Pocket Costs” shall mean costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with GAAP) by Regeneron (or its Affiliate) or Adicet (or its Affiliate) directly incurred in the performance of the Collaboration.

1.101 “Patent Application” shall mean any application for a Patent, including any provisional, non-provisional, continuation, continuation-in-part or divisional applications and any PCT international applications or national phase applications, whether in the U.S. or any foreign country.

1.102 “Patent Rights” shall mean Patents and Patent Applications and without limiting the foregoing, the right to claim priority of such Patents and Patent Applications.

1.103 “Patents” shall mean any patent (including any reissue, extension, substitution, confirmation, re-registrations, re-examination, revival, supplementary protection certificate or patents of addition), whether in the U.S. or any foreign country.

1.104 “Person” shall mean an individual, partnership, joint venture, limited liability company, corporation, firm, trust, unincorporated organization and government or other department or agency thereof.

1.105 “Phase I Trial” shall mean a human clinical trial that would satisfy the requirements of 21 C.F.R. 312.21(a) (as amended or any replacement thereof), including an equivalent clinical trial conducted in a country other than the United States.

1.106 “Phase II Trial” shall mean a human clinical trial that would satisfy the requirements of 21 C.F.R. 312.21(b) (as amended or any replacement thereof), including an equivalent clinical trial conducted in a country other than the United States.

1.107 “Phase III Trial” shall mean a human clinical trial that would satisfy the requirements of 21 C.F.R. 312.21(c) (as amended or any replacement thereof), including, to the extent satisfying the foregoing requirements (a) a human clinical trial that becomes a registration trial sufficient for filing an application for a Marketing Approval for such product in the United States or (b) an equivalent clinical trial in conducted in a country other than the United States.

1.108 “Pricing Approval” shall mean such approval, agreement, determination or decision establishing prices for a Product that can be charged to consumers or will be reimbursed by Governmental Authorities in a country where Governmental Authorities or Regulatory Authorities of such country approve or determine pricing for pharmaceutical products for reimbursement or otherwise.

1.109 “Product” shall mean an Adicet Royalty Product, Regeneron Royalty Product, Co-Funded Product, Mice Derived Adicet ICP Product or Regeneron Non-ICP Product, as context requires.

1.110 “Product Specifications” means those Manufacturing, performance, quality-control release specifications for a Collaboration ICP, which shall be set forth in the applicable Research Plan.

1.111 “Product Trademark” shall mean, with respect to each Co-Funded Product in the Territory, the Trademark(s) selected by Regeneron solely for use on such Co-Funded Product throughout the Territory and/or accompanying logos, slogans, trade names, trade dress and/or other indicia of origin, in each case as selected by Regeneron.

1.112 “Profit Payment Report” shall mean the consolidated Quarterly report prepared by Regeneron (based on information reported under Section 14.7(b)) setting forth in reasonable detail, for each Major Market Country in the Co-Funding Territory and to the extent Regeneron’s internal systems are segregating such information on a country-by-country basis, for each such country in the Co-Funding Territory, and in the aggregate for the Co-Funding Territory as a whole, (a) Co-Funded Product Net Sales, Cost of Goods Sold, and Shared Commercial Expenses invoiced or incurred by each Party for such Quarter, (b) Other Shared Expenses incurred by each Party for such Quarter, and (c) the Quarterly Profit True-Up, and the component items and calculations in determining such Quarterly Profit True-Up, calculated in accordance with Schedule 2. If an item is included in one Quarterly report, in no event shall the same item be included in a subsequent Quarterly report.

1.113 “Public Official or Entity” shall mean (i) any officer, employee, agent, representative, department, agency, de facto official, corporate entity, instrumentality or subdivision of any government, military or international organization, including any state-owned or affiliated company or hospital, or (ii) any candidate for political office, any political party or any official of a political party.

1.114 “Quarter” or “Quarterly” shall refer to a calendar quarter, except that the first (1st) Quarter shall commence on the Effective Date and extend to the end of the then-current calendar quarter and the last calendar quarter shall extend from the first day of such calendar quarter until the effective date of the termination or expiration of this Agreement.

1.115 “Regeneron Background IP” shall mean the Regeneron Background Patent Rights and the Regeneron Background Know-How.

1.116 “Regeneron Background Know-How” shall mean any and all Know-How that (i) is Controlled by Regeneron or its Affiliates as of the Effective Date or thereafter during the Research Program Term and (ii) is used by or behalf of Regeneron or its Affiliates or is provided by or on behalf of Regeneron or its Affiliates to Regeneron for use, in each case in the performance of this Agreement; provided, however, that Regeneron Background Know-How shall exclude Regeneron CTM Inventions and Collaboration Inventions.

1.117 “Regeneron Background Patent Rights” shall mean those Patent Rights that (i) are Controlled by Regeneron or its Affiliates as of the Effective Date or thereafter during the Research Program Term (or thereafter are prosecuted therefrom), and (ii) claim Know-How that is used by or behalf of Regeneron or its Affiliates or is provided by or on behalf of Regeneron or its Affiliates to Adicet for use, in each case in the performance of this Agreement; provided, however, that Regeneron Background Patent Rights shall exclude Patent Rights to the extent they claim Regeneron CTM Inventions and Collaboration Inventions.

1.118 “Regeneron CTM” shall mean (a)(i) a Targeting Moiety that was first generated solely by or on behalf of Regeneron under the Research Program or otherwise Controlled by Regeneron and introduced by Regeneron under the Research Program, in each case, that Binds a Collaboration Target or (ii) a derivative, modification, fragment or improvement of such Targeting Moiety that Binds to the same Collaboration Target as the molecule described in subclause (a)(i) or (b)(i) a Targeting Moiety, that was first generated by or on behalf of Adicet or jointly generated by or on behalf of the Parties using the Regeneron Transferred Technologies that Binds a Collaboration Target or (ii) a derivative, modification, fragment or improvement of such Targeting Moiety that Binds to the same Collaboration Target as the molecule described in subclause (b)(i).

1.119 “Regeneron CTM Invention” shall mean any composition of, or method of using or making a Regeneron CTM in each case that is discovered, invented, created or otherwise generated under this Agreement.

1.120 “Regeneron Designated Activities” shall mean Regeneron’s Research Plan Activities.

1.121 “Regeneron IP” shall mean the Regeneron Patent Rights and the Regeneron Know-How.

1.122 “Regeneron Know-How” shall mean Regeneron Background Know-How and any and all other Know-How Controlled by Regeneron or its Affiliates, in each case to the extent it either (a) constitutes Regeneron CTM Inventions, Regeneron Mice Inventions or Regeneron Transferred Technologies Inventions, or (b) with respect to Regeneron Background Know-How (i) is reasonably necessary to make, use, offer for sale, sell or import a Regeneron CTM or (ii) is useful to make, use, offer for sale, sell or import a Regeneron CTM or Research Program ICP and either is Regeneron Transferred Technology actually provided by Regeneron or its Affiliates to Adicet pursuant to Section 2.1(d)(ii) or was actually provided by Regeneron or its Affiliates to Adicet under the Research Program.

1.123 “Regeneron Mice” shall mean Regeneron’s proprietary, genetically engineered mice that are used in the performance of this Agreement, and any progeny (including cross-bred progeny resulting from producing a genetically engineered mouse by breeding or by using any portion of any of Regeneron’s proprietary genetically engineered mice) or other mice derived therefrom. For clarity, Regeneron Mice shall include the Licensed Mice.

1.124 “Regeneron Mice Inventions” shall mean the composition of or any method specific to using or making Regeneron Mice, including methods specific to selecting and screening Targeting Moieties derived from the Regeneron Mice, in each case that is discovered, invented, created or otherwise generated by or on behalf of one or both Parties, their Affiliates, employees, agents and consultants pursuant to this Agreement (including under the Research Program).

1.125 “Regeneron Mice IP” shall mean that certain Regeneron IP that constitutes, or to the extent it claims, Regeneron Mice, Regeneron Mice Inventions, Regeneron Transferred Technologies or Regeneron Transferred Technologies Inventions.

1.126 “Regeneron Non-ICP Product” shall mean any therapeutic, prophylactic, diagnostic or theranostic product, therapy, treatment or service that incorporates, includes or consists of a Mice Derived Adicet Targeting Moiety but does not incorporate, include or consist of an ICP.

1.127 “Regeneron Patent Rights” shall mean Regeneron Background Patent Rights and those other Patent Rights Controlled by Regeneron or its Affiliates, in each case to the extent they either (a) claim any Collaboration Inventions, Regeneron CTM Inventions, Regeneron Mice Inventions or Regeneron Transferred Technologies Inventions, or (b) with respect to Regeneron Background Patent Rights (i) is reasonably necessary to make, use, offer for sale, sell or import a Regeneron CTM or (ii) is useful to make, use, offer for sale, sell or import a Regeneron CTM or Research Program ICP and claims either Regeneron Transferred Technology actually provided by Regeneron or its Affiliates to Adicet pursuant to Section 2.1(d)(ii) or Intellectual Property that was actually provided by Regeneron or its Affiliates to Adicet under the Research Program.

1.128 “Regeneron Product IP” shall mean that certain Regeneron IP, in each case that is incorporated into, or otherwise constitutes, the composition of, or any method of making or any method of using, any Collaboration ICP or Royalty Product or Co-Funded Product (or any component thereof).

1.129 “Regeneron Royalty-Bearing Collaboration ICPs” shall mean Optioned Collaboration ICPs for which Adicet has not exercised its Co-Funding Option in accordance with Section 8.1.

1.130 “Regeneron Royalty Product” shall mean any therapeutic, prophylactic, diagnostic or theranostic product, therapy, treatment or service that incorporates, includes or consists of a Regeneron Royalty-Bearing Collaboration ICP.

1.131 “Regeneron Trademarks” shall mean the Trademarks Controlled by Regeneron during the Term and designated in writing by Regeneron for use with the Collaboration ICPs.

1.132 “Regeneron Transferred Technologies” shall mean (i) the Licensed Mice, (ii) any other Regeneron Mice that are used, or intended for use, for testing the efficacy or toxicity of any Collaboration ICP, (iii) any other Regeneron Mice approved by the JRC to be transferred from Regeneron to Adicet pursuant to Section 2.1, (iv) any antibodies or other targeting moieties, or any other technology Controlled by Regeneron that has been approved by the JRC to be transferred from Regeneron to Adicet pursuant to Section 2.1, and (v) any Know-How Controlled by Regeneron or its Affiliates regarding the instructions, protocols and other information provided by Regeneron pursuant to Section 2.1(d)(ii).

1.133 “Regeneron Transferred Technologies Inventions” shall mean the composition of or any method of using or making specific to the Regeneron Transferred Technologies (other than the Regeneron Mice Inventions), in each case that is discovered, invented, created or otherwise generated by or on behalf of one or both Parties, their Affiliates, employees, agents and consultants pursuant to this Agreement (including under the Research Program).

1.134 “Region” shall mean a group of countries as approved by the JSC.

1.135 “Registration Filing” shall mean the submission to the relevant Regulatory Authority of an appropriate application seeking Approval, and shall include, without limitation, any IND or Marketing Approval application.

1.136 “Regulatory Authority” shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity anywhere in the world with authority over the activities conducted under this Agreement.

1.137 “Regulatory Filings” means regulatory applications, submissions, dossiers, notifications, registrations, Registration Filings, Approvals, and/or other filings made to or with, or other approvals granted by, a Regulatory Authority that are necessary or reasonably desirable in order to develop, manufacture or commercialize a Product in a particular country or regulatory jurisdiction.

1.138 “Research Program” shall mean the research and development activities to be performed under this Agreement and as set forth in a Research Plan, which shall include (a)(i) discovery research activities directed at Target identification, validation, and selection,

(ii) CTM (or other Targeting Moieties) discovery, characterization, and optimization, (iii) creation, characterization and optimization of chimeric antigen receptors or T-cell receptors that include CTMs (or other Targeting Moieties), (iv) creation, testing and optimization of Collaboration ICPs (including features that enhance safety or efficacy such as armored chimeric antigen receptors or inhibitory chimeric antigen receptors), (v) development of Manufacturing processes to Manufacture Collaboration ICPs for use in the Research Program and for use in clinical studies, and (vi) preclinical Development as set forth in the applicable Research Plan, or (b) technology development activities mutually agreed by the Parties and set forth in the applicable Technology Research Plan that are separate and distinct from activities to be performed under a Collaboration Research Plan.

1.139 “Royalty Product” shall mean an Adicet Royalty Product or a Regeneron Royalty Product.

1.140 “Royalty Term” shall mean:

(a) With respect to each Adicet Royalty Product in each country, the period commencing on the First Commercial Sale of such Adicet Royalty Product in such country and continuing until the later of (i) the expiration of the last Valid Claim Covering [***] such Adicet Royalty Product included in the Patent Rights comprising Adicet Product IP or the Patent Right licensed by Regeneron to Adicet in accordance with Section 5.1, or (ii) [***] years from the First Commercial Sale of such Adicet Royalty Product in such country;

(b) With respect to each Regeneron Royalty Product in each country, the period commencing on the First Commercial Sale of such Regeneron Royalty Product in such country and continuing until the later of (i) the expiration of the last Valid Claim Covering [***] such Regeneron Royalty Product included in the Patent Rights comprising Regeneron Product IP or the Patent Right licensed by Adicet to Regeneron in accordance with Section 5.1, or (ii) [***] years from the First Commercial Sale of such Regeneron Royalty Product in such country;

(c) With respect to each Regeneron Non-ICP Product in each country, the period commencing on the First Commercial Sale of such Regeneron Non-ICP Product in such country and continuing until [***] years from the First Commercial Sale of such Regeneron Non-ICP Product in such country; and

(d) With respect to each Mice Derived Adicet ICP Product (other than one generated or derived from any Licensed Mice set forth under the heading “Class 3 Licensed Mice” on Schedule 4, and such generation and derivation did not involve the use of any Class 1 Licensed Mice or Class 2 Licensed Mice ) in each country, the period commencing on the First Commercial Sale of such Mice Derived Adicet ICP Product in such country and continuing until [***] years from the First Commercial Sale of such Mice Derived Adicet ICP Product in such country.

1.141 “Royalty Territory” shall mean, in the event that Adicet in its Co-Funding Notice delivered pursuant to Section 8.1, limits the Co-Funding Territory [***], all countries and territories of the Territory other the Co-Funding Territory. For clarity, in the event Adicet includes the entire Territory in its Co-Funding Notice there shall be no Royalty Territory.

1.142 “Securities Act” means the Securities Act of 1933, as amended.

1.143 “Shared Commercial Expenses” shall mean, for each Co-Funded Product, the costs incurred by Regeneron (or by Adicet pursuant to clause (c) below) directly for the Commercialization of such Co-Funded Product for the Co-Funding Territory, in each case in accordance with this Agreement including:

(a) [***] percent ([***]%) of Net Sales of such Co-Funded Product to cover the cost of distribution, freight, insurance and warehousing, for the sale of such Co-Funded Product in the Co-Funding Territory, less any amount deducted from Net Sales of such Co-Funded Product pursuant to clause (h) of the definition of Net Sales for such Co-Funded Product (and which for clarity shall be a proxy for costs actually incurred);

(b) bad debt attributable to such Product sold in the Co-Funding Territory;

(c) Field Force Costs, including Field Force Costs incurred by Adicet in its performance of its Co-Promotion activities as further set forth in the Co-Promotion Agreement;

(d) Out-of-Pocket Costs for (i) the marketing, advertising and/or promotion of Co-Funded Products in the Co-Funding Territory (including pricing activities, commercial pharmacovigilance, educational expenses, advocate development programs and symposia and promotional materials), (ii) market research for Co-Funded Products in the Co-Funding Territory or (iii) the preparation of training and communication materials for Co-Funded Products in the Co-Funding Territory;

(e) Out-of-Pocket Costs for surveys, registries and clinical trials not intended to gain additional labeled indications for such Co-Funded Product in the Co-Funding Territory, including the Out-of-Pocket Cost of clinical research organizations, investigator and expert fees, lab fees and scientific service fees, the Out-of-Pocket Cost of shipping clinical supplies to centers or disposal of clinical supplies, in each case, to the extent not already included in the Cost of Goods Sold for such Co-Funded Product;

(f) Out-of-Pocket Costs for Pricing Approvals and the maintenance of all Marketing Approvals directly related to the Commercialization of such Co-Funded Product in the Co-Funding Territory;

(g) Commercial Overhead Charge;

(h) Out-of-Pocket Costs for regulatory affairs activities, other than activities to secure Registration Filing of indications or line extension;

(i) Third Party License Payments under a Third Party License entered into in accordance with this Agreement for such Co-Funded Product pursuant to Section 16.7 to the extent attributable to the Commercialization for the Co-Funded Product; and

(j) any other internal costs or expenses or Out-of-Pocket Costs for the Commercialization of such Co-Funded Product and not included in clauses (a) through (i) above.

For clarity, Shared Commercial Expenses shall include Launch Preparation Expenses. In the event that any of the foregoing costs benefit both Co-Funded Product(s) and other products or activities (for example, if a Third Party License is not exclusively of benefit to Co-Funded Products) or benefits both Co-Funded Product(s) in the Co-Funding Territory and Regeneron Royalty Products in the Royalty Territory, then Regeneron shall apportion such costs in a manner that fairly reflects the benefit to the Co-Funded Products and the other products or activities or the benefit to the Co-Funded Product(s) in the Co-Funding Territory and the Regeneron Royalty Products in the Royalty Territory. Regeneron shall disclose both the total costs incurred and the apportionment in the information reported under Section 10.3. At the request of Adicet, Regeneron shall provide additional reasonable supporting documentation and make its personnel reasonably available to answer questions. In the event of a dispute regarding an apportionment, the Parties shall resolve the dispute in accordance with Article 23. In no event shall the same costs be included more than once in Shared Commercial Expenses under this Agreement, even if such costs are of benefit to multiple Co-Funded Products.

1.144 “Side Letter Agreement” means that certain letter agreement dated as of the Effective Date, by and between Regeneron and Adicet.

1.145 “Target” shall mean (a) any specifically identifiable, separate and distinct molecule or molecular complex (and all isoforms thereof, and genetic and post-translational variants thereof (provided, however, that if the unique portion of such isoform or variant allows generation of a polypeptide that only binds to that unique portion of such isoform or variant, the JRC may choose to nominate such unique portion as a separate Target), in each case that (i) is capable of being bound by polypeptide that includes a complementarity determining region (CDR), and (ii) is reasonably considered in the scientific community (or otherwise by the Parties) to have therapeutic relevance in oncology, and (b) all epitopes within the applicable molecule or molecular complex.

1.146 “Target List” shall mean the list of Collaboration Targets selected by the Parties pursuant to Section 2.5. For clarity, the Target List shall not include the Non-Collaboration Targets.

1.147 “Target Selection Term” shall mean the period beginning on the Effective Date and ending on the five (5)-year anniversary thereof unless the Research Program is terminated in accordance with Section 2.2(b), 2.2(c), 2.2(c) or 22.10(a), or this Agreement is earlier terminated in accordance with Article 22, in which event the Target Selection Term shall end on the effective date of such termination.

1.148 “Targeting Moiety” shall mean (a) any polypeptide that includes a complementarity determining region (CDR), including a single-chain variable fragment (scFv), Antibody or T-cell receptor and was designed and selected to bind, and binds, a specific Target, and (b) any DNA or RNA sequence encoding a polypeptide described in (a). For clarity, a Targeting Moiety does not include spacer, costimulatory or other non-CDR elements contained in a chimeric antigen receptor or chimeric T-cell receptor.

1.149 “Technology Collaboration Invention” shall mean a Collaboration Invention described in clause (b) of Section 1.38.

1.150 “Technology Research Plan” shall mean a Research Plan described in clause (ii) of Section 2.3(a).

1.151 “Technology Research Program” shall mean a Research Program described in clause (b) of Section 1.138.

1.152 “Terminated ICPs” shall mean, collectively, Terminated Collaboration ICPs and Terminated Mice Derived Adicet ICPs.

1.153 “Terminated Products” shall mean, collectively, Terminated ICP Products, Terminated Mice Derived Adicet ICP Products and Terminated Regeneron Non-ICP Products.

1.154 “Territory” shall mean all the countries and territories of the world.

1.155 “Third Party” shall mean any Person other than Adicet or Regeneron or any Affiliate of either Party.

1.156 “Third Party License” shall mean any agreement between a Party and a Third Party pursuant to which such Third Party grants a license to such Party with respect to Intellectual Property Rights of such Third Party that pertain to a Collaboration ICP or Product.

1.157 “Third Party License Payment” shall mean any payment due to any Third Party under any Third Party License, including royalties, milestone payments and any other payments.

1.158 “Trademarks” shall mean all registered and unregistered trademarks (including all common law rights thereto), service marks, trade names, brand names, logos, taglines, slogans, certification marks, Internet domain names, trade dress, corporate names, business names and other indicia of origin, together with the goodwill associated with any of the foregoing and all applications, registrations, extensions and renewals thereof throughout the world, and all rights therein provided by international treaties and conventions.

1.159 “United States” or “U.S.” means the United States of America and its territories and possessions.

1.160 “Updated Development Cost Forecast” means the non-binding forecast, which shall be updated annually in accordance with Section 9.2, for the total expected costs of (i) the Development for a Co-Funded Product in the Co-Funding Territory during the period that begins on the date of such annual update and ends upon the expected first Marketing Approval for such Co-Funded Product plus (ii) the actual Development Costs incurred by Regeneron in the Co-Funding Territory prior to the date of such annual update.

1.161 “U.S. Export Control Laws” shall mean all applicable U.S. laws and regulations relating to the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et. seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986.

1.162 “Valid Claim” shall mean either (a) a claim of an issued and unexpired Patent (including the term of any patent term extension, supplemental protection certificate, renewal or other extension) that has not been held unpatentable, invalid or unenforceable in a final decision of a court or other Governmental Authority of competent jurisdiction from which no appeal may be or has been taken, and that has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise, or (b) a pending claim of a Patent Application that was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling; provided however, that Valid Claim will exclude any such pending claim in any such Patent Application that has not been granted within [***] years after the filing date of any of (i) such Patent Application, (ii) a PCT application of which such Patent Application is the national or regional stage; or (iii) a PCT or regular national or regional patent application to which such Patent Application claims a prior filing date.

The remaining capitalized terms used in this Agreement shall have the meanings set forth in the following Sections of this Agreement:

Term	Section Reference
AAA	23.3
Acquired Party	4.3
Acquiring Party	4.3
Adicet Co-Funding Percentage	8.1
Adicet Funding Wind Down Period	22.7(d)
Acquisition Product	4.3
Adicet Commitment Level	11.2
Adicet Indemnitees	20.1(b)
Adicet Quarterly Expenses	Schedule 2
Agreement	introductory paragraph
Antibody Target	7.8(a)
Alliance Manager	3.2
Base Yearly New Collaboration Target Initiation Number	2.5(c)
CDA	19.1
Change of Control Notice	22.10
Co-Funding Option Deadline	8.1(a)
Collaboration Research Plans	2.3
Committees	9.1(a)
Competing Program	4.3
Confidential Information	19.1
CREATE Act	16.2(i)
Co-Administration Study Notice	7.8(a)
Co-Administration Target	7.8(a)
Co-Funding Materials	8.1
Co-Funding Option	8.1
Co-Funding Reduction Notice	8.1(c)
Co-Promotion Agreement	11.2(a)
Co-Funding Notice	8.1
CREATE Act	16.2(i)
Damages	20.1(a)
Default Interest Rate	14.9

Term	Section Reference
Direct Costs	Schedule 1
Disclosing Party	19.1
Effective Date	introductory paragraph
Evaluation Targets	2.5(d)
Exclusive Negotiation Period	6.3(d)
Expression of Interest	7.8(a)
Final Option Data Package	2.4(d)
First IND Candidate	6.1(a)
Force Majeure	Article 21
Existing Regeneron Target List	2.5(a)
Human Materials	2.4(g)
Indemnified Party	20.2(a)
Indemnifying Party	20.2(a)
Indirect Costs	Schedule 1
Infringement Claim	16.8(c)
Initial Collaboration Target List	2.5(a)
Initial Phase I Supply	13.2
JSC	9.1(a)
Key Adicet Personnel	2.2(d)
Lead Litigation Party	16.4(b)
Manufacturing Cost	Schedule 1
Maximum Adicet Effort	11.2
Modified Clause	24.8
Non-Acquiring Party	4.3
Non-Performing Party	2.4(h)
Option	6.2(a)
Option Cap	6.1(c)
Option Exercise Fee	6.2(b)
Option Exercise Notice	6.2(b)
Option-Ineligible ICP Agreement	6.3
Option Period	6.2(b)
Party or Parties	introductory paragraph
Performing Party	2.4(h)
Product Infringement	16.4(a)
Product Term	22.1
Profit Split	Schedule 2
Profits	Schedule 2
Providers	2.4(g)
Quarterly Development True-Up	Schedule 2
Quarterly Profit True-Up	Schedule 2
Receiving Party	19.1
Regeneron	introductory paragraph
Regeneron Antibody	7.8(b)
Regeneron Co-Funding Percentage	8.1

Term	Section Reference
Regeneron Funding Wind Down Period	22.8(c)
Regeneron Indemnitees	20.1(a)
Regeneron Quarterly Expenses	Schedule 2
Research Plans	2.3
Research Plan Activities	2.3(d)
Research Program Term	2.2(a)
Research Program Term Licenses	16.7(a)
ROFN	6.3
ROFN Exercise Notice	6.3(c)
ROFN Notice	6.3
Rules	23.3
Shared Facility	Schedule 1
Sole Inventions	16.1
Target Draft Meetings	2.5(c)
Term	22.1
Terminated Collaboration ICPs	22.2
Terminated Mice Derived Adicet ICP	22.2
Terminated Mice Derived Adicet ICP Products	22.2
Terminated ICP Products	22.2
Terminated Regeneron Non-ICP Products	22.2
Terminated Target	4.1(f)
Third Party Acquisition	4.3
Third Party Agreement	4.2(b)
Third Party Patent Licenses	14.3(b)
Total Development Costs	Schedule 2
Up-Front Payment	14.1
Working Group	9.1(a)

ARTICLE 2

RESEARCH PROGRAM

2.1 Research Program. The objective of the Parties under the Research Program is to collaborate to discover, research, and conduct preclinical development of Collaboration ICPs that are directed to Collaboration Targets selected by the Parties in accordance with Section 2.5. The Research Program shall be conducted in accordance with a Research Plan for each Collaboration Target as set forth in Section 2.3, and subject entirely thereto, the Parties generally anticipate they will conduct the following activities as part of the Research Program:

(a) The Parties will collaborate to identify and validate Targets that would be most suitable for designation as Collaboration Targets and designate Collaboration Targets as set forth in Section 2.5.

(b) The Parties will collaborate to research and develop new technologies and methods to generally improve the safety, efficacy, and production of ICPs.

(c) The Parties will collaborate to generate and evaluate Collaboration Targeting Moieties against each Collaboration Target, generate Collaboration ICPs for each Collaboration Targeting Moiety and conduct preclinical development of Collaboration ICPs, with each Party having primary responsibilities for the following:

(d) Regeneron will be primarily responsible for and will use Commercially Reasonable Efforts to:

(i) Subject to Section 2.5(b), Section 2.5(c) and Section 2.5(f), generate, validate and optimize and deliver Regeneron CTMs to Adicet for use in Collaboration ICPs under this Agreement and for no other purpose; and

(ii) provide Regeneron Transferred Technologies to Adicet, for Adicet to generate Regeneron CTMs for the creation of Collaboration ICPs and evaluate Regeneron CTMs, Adicet CTMs; and Collaboration ICPs under this Agreement in accordance with the Research Plan; provided that the quantities of any Regeneron Mice within the Regeneron Transferred Technologies and the timelines for providing any Regeneron Mice shall be subject to Regeneron’s available capacity for generating and supplying such Regeneron Mice. Additionally, Regeneron shall provide to Adicet all instructions, protocols and other information to the extent reasonably necessary to use the Regeneron Transferred Technologies, and shall make its scientists reasonably available to answer questions regarding the use of the Regeneron Transferred Technologies. If for any reason whatsoever, Regeneron is unable to timely provide the quantities of Regeneron Mice within the timelines set forth in the applicable Research Plan, Regeneron shall give Adicet’s requirements at least equal priority to those of Regeneron and it Affiliates’ other most favored Third Party transferees and shall allocate its resources accordingly.

(e) Adicet will be primarily responsible for and will use Commercially Reasonable Efforts to:

(i) determine whether to designate Evaluation Targets as Collaboration Targets;

(ii) use CTMs to generate, validate and optimize Collaboration ICPs under this Agreement for the Parties to evaluate as potential candidates for preclinical development;

(iii) as determined by the JRC, use the Regeneron Transferred Technologies to generate and evaluate Regeneron CTMs for the creation of Collaboration ICPs under this Agreement;

(iv) in the event that (A) pursuant to Section 2.1(d)(i), Regeneron is unable to generate a Regeneron CTM against a particular Collaboration Target and pursuant to Section 2.1(e)(iii) to the extent applicable, Adicet is unable to generate a Regeneron CTM against a particular Collaboration Targets using the Regeneron Transferred Technology, in each case in accordance with the requirements set forth in the Research Plan, or (B) as otherwise determined by the JRC, then subject to Section 16.7(a), Adicet may use other Targeting Moiety discovery technologies available to Adicet to generate Adicet CTMs directed to such Collaboration Target for use in creating Collaboration ICPs under this Agreement;

(v) develop processes for the manufacture and the scale-up of production of Collaboration ICPs for preclinical and clinical studies;

(vi) conduct all preclinical studies to evaluate the safety, efficacy of Collaboration ICPs, and PK/PD of Collaboration ICPs that are reasonably necessary to support an IND submission as set forth in the applicable Research Plan; and

(vii) prepare draft INDs for Collaboration ICPs in close cooperation with Regeneron and considering any reasonable comments made by Regeneron.

(f) Subject to JRC oversight, unless the Parties otherwise expressly agree in writing, Adicet shall conduct all communications with the applicable Regulatory Authorities for Collaboration ICPs prior to IND submission and shall copy Regeneron on all such communications. As between the Parties, Regeneron shall have the sole right to submit the IND for all Optioned Collaboration ICPs and shall bear the filing costs associated therewith, and Adicet shall have the sole right to submit the IND for all Declined Collaboration ICPs and Option-Ineligible Collaboration ICPs and shall bear the filing costs associated therewith.

(g) The Parties shall discuss and, as reasonably determined by the JRC , and subject to the terms of Regeneron’s agreements with Third Parties regarding an Antibody, evaluate in pre-clinical studies potential combinations of Collaboration ICPs with immuno-modulatory Antibodies Controlled by Regeneron, and provide mutually agreed reporting to the other Party of the data and other results from such studies.

(h) The Parties shall discuss and, as reasonably determined by the JRC, collaborate on research to advance the ICP technology platform, including [***].

2.2 Term of the Research Program.

(a) The Research Program shall commence as of the Effective Date and shall end, on a Collaboration Target-by-Collaboration Target basis, upon the earliest of the date of (i) Regeneron’s delivery of the Option Exercise Notice within the time period set forth Section 6.2(b) or Regeneron’s failure to deliver the Option Exercise Notice within the time period set forth in Section 6.2(b), in each case after receipt of the applicable Final Option Data Package pursuant to Section 2.4(d), (ii) the Parties’ agreement in writing that they are terminating all work (including research and preclinical development) hereunder on all Collaboration ICPs that Bind to such Collaboration Target (or, if later, the effective date of such termination), (iii) earlier termination of this Agreement in accordance with Article 22, in which event the Research Program shall end on the effective date of such termination; (iv) Regeneron’s termination of the Research Program pursuant to Sections 2.2(b), 2.2(c), 2.2(c), 2.5(g), 4.3(a)(i)(Z) or 22.10(a), (v) Adicet’s termination of the Research Program pursuant to Section 4.3(a)(ii)(Z), or (vi) either Party’s termination of the Research Program in accordance with Section 2.4(h) (“Research Program Term”). Each Technology Research Program shall commence as set forth in the applicable Technology Research Plan and (unless earlier terminated as set forth in this Agreement or such Technology Research Plan) shall terminate on the fifth (5th) anniversary of the Effective Date.

(b) Regeneron may, by written notice to Adicet given at any time after the [***] anniversary of the Effective Date, terminate the Research Program in its entirety and end all performance of the Research Plan Activities, in each case upon at least [***] advance written notice.

(c) Following a Change of Control of Adicet, Regeneron may, by written notice to Adicet, terminate the Research Program and end all performance of the Research Plan Activities, in each case as of the date or dates specified in such notice as set forth in Section 22.10(a).

(d) Regeneron considers the performance of the Adicet personnel set forth on Schedule 4 (the “Key Adicet Personnel”) as critical for the success of the Research Program. In the event that any of the Key Adicet Key Personnel leave or are removed (or are otherwise unwilling or unavailable to direct or oversee the Research Program in accordance with this Agreement) at any time prior to the [***] anniversary of the Effective Date, then Adicet shall, as soon as practicable but in any event within [***] Business Days of such event, provide written notice of such event to Regeneron and Regeneron may terminate the Research Program in its entirety and end all performance of the Research Plan Activities, in each case upon at least [***] advance written notice.

2.3 Research Plans; Research Plan Activities.

(a) The Research Program will be conducted pursuant to written research plans that set forth (i) the overall strategy, plan, goals, and each Party’s activities and responsibilities for each Collaboration Target reasonably necessary to support an IND submission to the FDA or such other jurisdiction as determined by the JRC (or in the case of an Option-Ineligible Collaboration ICP, as determined by Adicet) and shall set forth a timeline for each Party’s material activities (the “Collaboration Research Plans”), or (ii) technology development activities that are separate and distinct from those conducted under a Collaboration Research Plan (the “Technology Research Plans” and together with the Collaboration Research Plans, the “Research Plans”). Notwithstanding anything to the contrary in this Agreement, each Technology Research Plan shall require the mutual written agreement of both Parties and shall be identified in writing as a “Technology Research Plan” at the time of such mutual written agreement, and either Party shall have the right to not agree to any proposed Technology Research Plan.

(b) The Parties will work together to create a Research Plan for each of the initial Collaboration Targets selected pursuant to Section 2.5(b) as soon as possible but in no event later than thirty (30) days after the initial Collaboration Targets are added to the Target List. The Parties shall use Commercially Reasonable Efforts to prepare, finalize and approve a Research Plan for each additional Collaboration Target within [***] after such Collaboration Target is added to the Target List. The Parties acknowledge and agree that the Parties may not agree to the Product Specifications for a Collaboration ICP at the time a Research Plan is initially agreed to in accordance with this clause (b) and the Parties shall subsequently amend the Research Plan for a Collaboration ICP to include the Product Specifications as such Product Specifications are agreed to by the Parties, including the Product Specifications for the Initial Phase I Supply for an Optioned Collaboration ICP to be Manufactured by Adicet pursuant to Section 13.2.

(c) In each Research Plan, the Parties shall specify the desired properties for CTMs and which Party(ies) shall be responsible for generating such CTMs. Each Party shall provide the Adicet Background Know-How or Regeneron Background Know-How, as applicable, that is reasonably necessary for the other Party to conduct its activities under the Research Program, for use in the Research Program.

(d) Each Research Plan will set forth in detail the material activities of each Party with respect to such Collaboration Target, together with any relevant timelines for such activities (“Research Plan Activities”). In allocating the activities of each Party under the Research Plan, the JRC will endeavor to focus on each Party’s areas of competence in order to avoid duplication of effort and to efficiently and expeditiously achieve the objectives of the Research Plan.

2.4 Research Plan Performance.

(a) Each Party shall use Commercially Reasonable Efforts to perform its Research Plan Activities and to complete such Research Plan Activities within the timelines set forth in the Research Plan and to achieve the goals and deliverables set forth in the Research Plan.

(b) Subject to Section 14.2, each Party shall be responsible for any costs it incurs in the conduct of the Research Program.

(c) No more than [***] and no less than [***] months prior to the anticipated date of IND submission to the FDA, as such date is reasonably determined by Adicet in consultation with the JRC with respect to a Collaboration ICP that Binds such Collaboration Target, Adicet shall provide Regeneron with an Initial Option Data Package. Following the receipt of the Initial Option Data Package and continuing up to the point of Adicet’s delivery of the Final Option Data Package to Regeneron in accordance with Section 2.4(d) the Parties will communicate regularly as necessary to (i) discuss the design, conduct and results of ongoing pre-clinical studies or planned pre-clinical studies designed to support an IND, (ii) discuss design, conduct, and results of production of GMP materials for clinical trials, (iii) discuss IND drafting and data compilation for the IND, (iv) discuss protocols and study design for the Phase I Trial and (v) discuss any reasonable questions Regeneron may have related to the content of the Initial Option Data Package. Within [***] following the receipt by Regeneron of the Initial Option Data Package for a Collaboration ICP that Binds a Collaboration Target, Regeneron shall provide a written non-binding notice thereof to Adicet in good faith as to whether Regeneron has a bona fide intention to obtain a license under Section 5.1(a)(iv) with respect to such Collaboration ICP that Binds such Collaboration Target. If Regeneron provides Adicet with timely written notice that it has a bona fide intention to obtain a license under Section 5.1(a)(iv) with respect to such Collaboration ICP that Binds such Collaboration Target, then Regeneron shall exercise the applicable Option in accordance with Section 6.2(b) unless data, information or circumstances not contained or explicitly accounted for within the Initial Option Data Package, has, or is reasonably expected to have, a material adverse effect on the development or commercialization of such Collaboration ICP, as determined in Regeneron’s sole and reasonable discretion. If Regeneron fails to provide Adicet with timely written notice that it has a bona fide intention to obtain a license under Section 5.1(a)(iv) or notifies Adicet that it has no intention to obtain a license under Section 5.1(a)(iv) with respect to such Collaboration ICP that Binds such Collaboration Target, then such Collaboration ICP and all other Collaboration ICPs Binding to the same Collaboration Target shall become Declined Collaboration ICPs.

(d) No more than [***] and no less than [***] prior to the anticipated date of IND submission to the FDA as such date is reasonably determined by Adicet in consultation with the JRC, Adicet shall deliver to Regeneron a report of (a) all other data that it has generated with respect to a Collaboration ICP since Adicet’s delivery of the Initial Option Data Package, (b) any updates to such disclosures to Regeneron counsel required by Section 16.6 with respect to such Collaboration ICP and (c) and any additional Collaboration ICP-related information as reasonably requested by Regeneron; provided, however, that the foregoing shall not require Adicet to prepare, obtain or otherwise provide any information, data or materials other than those that are then in Control of Adicet (the “Final Option Data Package”). In the event that Regeneron reasonably determines that the data included in the Final Option Data Package furnished by Adicet under this Section 2.4(d) is inaccurate or incomplete, Regeneron shall provide written notice thereof to Adicet, provided that such request is made within [***] after Adicet has delivered the Final Option Data Package, and Adicet shall use its Commercially Reasonable Efforts to furnish to Regeneron corrected and/or complete copies of such additional information requested by Regeneron (and the Option Period shall be tolled until such additional information is provided); provided, however, that the foregoing shall not require Adicet to prepare, obtain or otherwise provide any information, data or materials other than those that are then in Control of Adicet.

(e) Each Party shall prepare and maintain, or shall cause to be prepared and maintained, complete and accurate written records, accounts, notes, reports and data with respect to its activities conducted pursuant to the Research Plans in conformity with Applicable Law and standard pharmaceutical industry practices; provided that in no case shall written documentation be maintained for less than [***] years following the Contract Year to which such records pertain. Upon reasonable advance notice, each Party agrees to make the information referred to in the previous sentence available for inspection by the other Party during the Term and the period of [***] following the Term for purposes of ascertaining compliance with this Agreement. Upon reasonable advance notice, at the request of the JRC, each Party agrees to make its employees and consultants reasonably available at their respective places of employment to consult with the other Party on issues arising under the Research Plans. In accordance with the reporting format and schedule approved by the JRC, each Party shall promptly disclose to the other Party in writing all data, including preclinical data, formulation data and Manufacturing data, generated by or on behalf of such Party with respect to a Collaboration ICP. The Parties acknowledge the importance of ensuring that the Research Plans are undertaken in accordance with the following good data management practices: (i) data shall be generated using sound scientific techniques and processes; (ii) data shall be accurately and reasonably contemporaneously recorded in accordance with good scientific practices by Persons conducting research hereunder; (iii) data shall be analyzed appropriately without bias in accordance with good scientific practices; and (iv) all data and results shall be stored securely and shall be easily retrievable. The Parties agree that they shall carry out the Research Plans so as to collect and record any data generated therefrom in a manner consistent with the foregoing requirements.

(f) If animals are used in research hereunder, each Party will comply with the Animal Welfare Act and any other Applicable Laws relating to the care and use of laboratory animals. Regeneron encourages Adicet to use the highest standards, such as those set forth in the Guide for the Care and Use of Laboratory Animals (NRC, 1996), for the humane handling, care and treatment of such research animals. Any animals which are used in the course of the Research Plan, or products derived from such animals, such as eggs or milk, will not be used for food purposes, nor will such animals be used for commercial breeding purposes.

(g) If any human cell lines, tissue, human clinical isolates or similar human-derived materials (“Human Materials”) have been or are to be collected and/or used in the Research Plan, each Party represents and warrants (i) that it has complied, or shall comply, with all Applicable Laws relating to the collection and/or use of the Human Materials and (ii) that it has obtained, or shall obtain, all necessary approvals and appropriate informed consents, in writing, for the collection and/or use of such Human Materials. Each Party further represents and warrants that such Human Materials may be used as contemplated in this Agreement without any obligations to the individuals or entities (“Providers”) who contributed the Human Materials, including any obligations of compensation to such Providers or any other Third Party for the intellectual property associated with, or commercial use of, the Human Materials for any purpose.

(h) If a Party fails to use Commercially Reasonable Efforts to perform its Research Plan Activities (the “Non-Performing Party”), the other Party (the “Performing Party”) may, at its election, issue a notice of a termination of the Research Program with respect to such Collaboration Target. Such notice of termination shall set forth in reasonable detail the facts underlying or constituting the alleged breach, and the termination which is the subject of such notice shall be effective [***] after the date such notice is given unless the breaching Party shall have cured such breach within such [***] period. If termination becomes effective, the Research Program shall terminate with respect to such Collaboration Target and solely with respect to the Performing Party, the Collaboration Target shall be removed from the Target List, and such Target shall by a Terminated Target solely with respect to the Performing Party.

2.5 Target List.

(a) Existing Regeneron Targets. A list of cancer cell Targets that Regeneron is currently researching as of the Effective Date is set forth on Schedule 5 (the “Existing Regeneron Target List”).

(b) Initial Targets. The Parties shall meet within [***] of the Effective Date and the Parties shall discuss and agree to designate [***] Targets as the initial Collaboration Targets on the Target List, which may include Targets on the Existing Regeneron Target List. Notwithstanding the foregoing, if the Parties mutually desire additional time to designate [***] Targets as the initial Collaboration Targets or to designate a Target as an Evaluation Target, such meeting shall be postponed for such period and/or such meeting shall be held on more than one date, in each case as the Parties mutually agree in writing for purposes of designating [***] Targets as the initial Collaboration Targets or designating one or more Targets as Evaluation Targets. Additionally, if the Parties mutually desire to conduct validation work and evaluation of a nominated Target before determining whether to add such Target as a Collaboration Target or Evaluation Target at such initial meeting, the Parties shall mutually agree in writing on a plan therefor. In such a case, each Party shall conduct its obligations under such plan and share with the other Party the results thereof, and such meeting shall be postponed and/or such meeting shall be held on more than one date, in each case to allow the Parties to determine whether to add any such Target as one of the initial Collaboration Targets or as an Evaluation Target.

(c) Target Draft Meetings. The Parties shall meet in the [***] of such date, or more often if agreed between the Parties (together with the initial meeting described in Section 2.5(b), the “Target Draft Meetings”), and the Parties shall discuss additional Targets for inclusion in the Research Program. The Parties shall add [***] mutually agreed Targets per Contract Year (“Base Yearly New Collaboration Target Initiation Number”), subject to Section 2.5(f) (in which case the Parties will add [***] mutually agreed to Targets to the Target List in such Contract Year) and in each case, in accordance with the selection process set forth in Section 2.5(e) below.

(d) Evaluation Targets. In addition to the Base Yearly New Collaboration Target Initiation Number for each Contract Year during the Target Selection Term, at each Target Draft Meeting other than the Target Draft Meeting held [***] of the Target Selection Term, the Parties may discuss and mutually agree to include up to an [***] Targets for further evaluation as potential Collaboration Targets (“Evaluation Targets”); provided, however, that the maximum number of Evaluation Targets existing at any one time shall not exceed [***]. At each Target Draft Meeting, other than the first Target Draft Meeting, the Parties shall discuss whether to include any Evaluation Targets selected in the prior Target Draft Meeting as Collaboration Targets; provided, however, in the event of a dispute, Adicet shall have the right to determine whether an Evaluation Target becomes a Collaboration Target. The Parties shall have the right to replace any previously added Evaluation Target at any time by mutual written agreement of the Parties. Any Evaluation Target not selected as Collaboration Targets prior to or at the first Target Draft Meeting that is [***] after the Target Draft Meeting at which such Evaluation Target was first selected (or the end of the Target Selection Term, if earlier) shall cease to be an Evaluation Target. Evaluation Targets shall be considered Collaboration Targets for purposes of Section 4.1(b), Section 4.2 and Section 4.3(a).

(e) Target Selection Process.

(i) Mutual Agreement. Except as otherwise set forth in Section 2.5(d), all Collaboration Targets and Evaluation Targets shall be mutually agreed to by the Parties.

(ii) Rejected Targets. If a Party does not agree to include a Target nominated by the other Party as a Collaboration Target or Evaluation Target, then such rejected Target shall be subject to the exclusivity restrictions set forth in Section 4.1(d) or Section 4.1(e) (as applicable).

(f) Target Addition and Replacement. If both Parties wish to add a Collaboration Target(s) without a Target Draft Meeting, the Parties may add such Collaboration Target(s) by a writing signed by both Parties. Furthermore, if the Research Program Term is terminated for a Target pursuant to clause (ii) of Section 2.2(a), then (i) such Target shall be removed from the Target List and shall be a Terminated Target, and (ii) notwithstanding the [***] New Collaboration Target Initiation Number, the Parties shall mutually agree to add [***] additional Collaboration Target to the Target List, provided, however, that no new Collaboration Targets will be added after the end of the Target Selection Term and that the Parties shall only be obligated to initiate such activities for a maximum of [***] additional Collaboration Target in a given Contract Year.

(g) Target Removal. Collaboration Targets may be removed from the Target List or replaced by new Collaboration Targets (or previously Non-Collaboration Targets) at any time by the mutual written consent of the Parties, whether at a Target Draft Meeting or otherwise or as explicitly set forth in this Agreement. Additionally, if the Parties successfully generate a CTM in accordance with the Research Plan, and Adicet is using Commercially Reasonable Efforts to perform its Research Plan Activities for a period of least [***] after successful generation of a CTM, but Adicet nevertheless fails to meet the timelines set forth in the Research Plan, then such failure shall not be a considered a breach of this Agreement, but Regeneron may terminate the Research Program with respect to such Collaboration Target upon written notice to Adicet , and in such case (i) the restrictions in Section 4.1(b) shall not apply to either Party with respect to such Collaboration Target and (ii) all Collaboration ICPs that Bind to such Terminated Target shall be Declined Collaboration ICPs.

2.6 Exchange of Information and Materials.

(a) Research Program. Each Party will share information with the JRC in a timely manner concerning the progress of the Research Program. Without limiting the foregoing, at least [***] prior to each regular Quarterly meeting of the JRC, each Party will provide to the JRC a written report (in electronic form) summarizing the material activities undertaken by such Party under the Research Program and the results of such activities since such Party’s most recent report. Additionally, in the event either Party generates a Regeneron CTM, the generating Party shall disclose to the other Party, to the extent not previously disclosed, the structure and sequence of such Regeneron CTM and any additional known material characteristics of such Regeneron CTM promptly after such information becomes available. The other Party shall have the right to reasonably request and to receive in a timely manner clarifications and answers to questions with respect to such reports and any other data and any other information it reasonably requests with respect to the conduct of the Research Program. Additionally, upon Regeneron’s exercise of the Option for an Option-Eligible Collaboration ICP, to the extent not provided in the Initial Option Data Package or Final Option Data Package, Adicet shall disclose and provide to Regeneron (in writing and in an electronic format, or in other tangible form, as applicable), within [***] after such exercise, all Adicet Know-How (including any updates or additions thereto) and related materials for such Optioned Collaboration ICP.

(b) Use of Regeneron CTMs Outside of ICPs. During the Research Program Term with respect to a Collaboration Target, if Regeneron conducts any preclinical or clinical study with Regeneron CTMs as part of an Antibody for products other than ICPs, subject to the terms of Regeneron’s agreements with Third Parties regarding an Antibody, Regeneron shall provide to Adicet summaries of all material results generated from such studies and shall make its scientists reasonable available to discuss results from such studies.

2.7 Restrictions on Use of Regeneron Mice. Notwithstanding anything in this Agreement to the contrary, Adicet agrees that it will (and will ensure that its Affiliates and subcontractors will, if permitted access to the Regeneron Mice under this Agreement): (a) use Regeneron Mice solely for purpose of performing those Adicet Research Plan Activities, and will do so only as expressly set forth in this Agreement and with respect to the Licensed Mice solely for Adicet’s exercise of its rights under Section 5.1(d) and only as expressly set forth in this Agreement; (b) not use any Regeneron Mice for any research that is subject to consulting or licensing obligations, options, or rights to or of a Third Party, without the prior written consent of Regeneron, which may be withheld in Regeneron’s sole discretion; (c) ensure that all Regeneron Mice (and any materials obtainable from Regeneron Mice from which such Regeneron Mice can be reproduced) supplied to Adicet remain in Adicet’s sole possession, and will not transfer to any Third Party any Regeneron Mice (and any materials obtainable from Regeneron Mice from which such Regeneron Mice can be reproduced), without the prior written consent of Regeneron, which may be withheld in Regeneron’s sole discretion; (d) not breed the Regeneron Mice; (e) use diligent efforts to ensure that the Regeneron Mice do not come into contact with any mice other than Regeneron Mice; (f) not transfer nucleic acids (e.g., DNA, RNA) or cells or nuclei from Regeneron Mice to any other mice or into cells of any other mice other than for preclinical development (that does not include germline manipulation); (g) not make any heritable genetic modifications to the Regeneron Mice; (h) not derive embryonic cells, pluripotent cells, or other cells from Regeneron Mice that could be used to make Regeneron Mice or other mice; (i) not create Regeneron Mice, or use Regeneron Mice to create any mice, or any transgenic animals or create any transgenic cell lines, or maintain any cell lines derived from Regeneron Mice and (j) abide by all Applicable Laws for the use, handling and disposal of genetically modified animals, including the Regeneron Mice. For clarity, Adicet’s license to the Regeneron Mice in Section 5.1(a)(i) and Adicet’s license to the Licensed Mice in Section 5.1(d)(i) shall be subject to this Section 2.7.

ARTICLE 3

RESEARCH PROGRAM GOVERNANCE

3.1 The Joint Research Committee.

(a) Formation, Composition and Membership. Promptly after the Effective Date, the Parties will establish the JRC, which shall consist of at least three (3) senior representatives appointed by each of Regeneron and Adicet. Each Party may replace its JRC members upon written notice to the other Party (which may be via email); provided that such replacement is a senior representative of such Party, or is otherwise reasonably acceptable to the other Party. The JRC will have two (2) co-chairpersons, one designated by each of Regeneron and Adicet.

(b) Decision Making. The JRC shall operate by consensus. The representatives of each Party shall have collectively one (1) vote on behalf of such Party; provided that no such vote taken at a meeting shall be valid unless a representative of each Party is present and participating in the vote. Notwithstanding the foregoing, each Party, in its sole discretion, by written notice to the other Party (which may be via email), may choose not to have representatives on the JRC and leave decisions of the JRC to representatives of the other Party. Disputes at the JRC level shall be resolved in accordance with Article 23.

(c) Meetings of the JRC. The JRC shall meet at least once every Quarter through the duration of the Research Program Term, unless the JRC co-chairpersons otherwise agree. All JRC meetings may be conducted by telephone, video-conference or in person as determined by the JRC co-chairpersons; provided, however, that the JRC shall meet in person at least once each calendar year. Unless otherwise agreed by the Parties, all in-person meetings of the JRC shall be held on an alternating basis between Regeneron’s facilities and Adicet’s facilities. Further, each co-chairperson shall be entitled to call meetings in addition to the regularly scheduled quarterly meetings. The co-chairpersons, with the assistance of the Alliance Managers, shall coordinate activities to prepare and circulate an agenda in advance of each meeting and prepare and issue draft minutes of each meeting within [***] thereafter and final minutes within [***] thereafter. With the consent of other Party (not to be unreasonably withheld or delayed), a reasonable number of other representatives of a Party may attend any JRC meeting as non-voting observers (provided that such additional representatives are under obligations of confidentiality and non-use applicable to the Confidential Information of the other Party that are at least as stringent as those set forth in Article 19 below). Each Party shall be responsible for all of its own personnel and travel costs and expenses relating to participation in JRC meetings.

(d) Duties. The JRC shall:

(i) maintain the lists of Collaboration Targets and Non-Collaboration Targets as provided in this Agreement and conduct the Target Draft Meetings;

(ii) discuss the prioritization of Collaboration Targets and Collaboration ICPs;

(iii) discuss the inclusion of Evaluation Targets as Collaboration Targets;

(iv) approve the Research Plan for each Collaboration Target including setting forth each Party’s Research Plan Activities;

(v) exchange and review scientific information and data from activities being conducted under, and the then-current progress of, each Research Plan, and establish processes for the exchange of information relating to the progress of the activities under each Research Plan;

(vi) provide guidance and recommendations on the direction of each Research Plan;

(vii) consider and act upon such other matters as specified in this Agreement or as otherwise agreed to by the Parties;

(viii) make any such decisions as are expressly allocated to the JRC under this Agreement; and

(ix) at the request of either Party’s representatives to the JRC, conduct ad hoc meetings in addition to the quarterly meetings of the JRC as reasonably necessary to coordinate and expedite all decisions made by the JRC.

3.2 Alliance Management. Upon initiation of the Research Program, each of Adicet and Regeneron shall appoint a senior representative who possesses a general understanding of research, clinical, regulatory, manufacturing and marketing issues to act as its alliance manager, and each Party may replace such person upon notice (which may be via email) to the other Party (“Alliance Manager” or “Alliance Managers”). Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment between the Parties. Each Alliance

Manager will also be responsible for acting as a single-point of communication for seeking consensus both internally within the respective Party’s organization and with the other Party’s organization, including facilitating review of external corporate communications. The Alliance Managers shall continue to serve in their role until the Parties are no longer developing or commercializing any Collaboration ICP, Royalty Product or Co-Funded Product under this Agreement.

ARTICLE 4

EXCLUSIVITY

4.1 Exclusivity. The Parties agree to the following exclusivity provisions:

(a) Adicet Target Selection Term Exclusivity. Subject to Section 4.2 during the Target Selection Term, neither Adicet nor any of its Affiliates shall, either directly, or with or through any Third Party, research, develop, manufacture or commercialize any ICP or grant any license to any Know-How or Patent Rights for the purposes of researching, developing, manufacturing or commercializing any ICP, in each case other than Collaboration ICPs under and in compliance with Section 4.2 and other provisions within this Agreement.

(b) Mutual Research Program Exclusivity. Without limiting Adicet’s obligations in Section 4.1(a) with respect to Adicet, for so long as the Parties or their Affiliates are researching or developing any Collaboration ICP that Binds a given Collaboration Target under the Research Program in accordance with this Agreement, neither Party nor any of their respective Affiliates shall, either directly, or with or through any Third Party, research, develop, manufacture or commercialize any Competing Product or grant any license to any Know-How or Patent Rights for the purposes of researching, developing, manufacturing or commercializing any Competing Product in each case that Binds such Collaboration Target.

(c) Royalty Products and Co-Funded Products. For so long as a Party or its Affiliates, licensees or sublicensees are researching, developing or commercializing any Royalty Product or Co-Funded Product that Binds a given Collaboration Target in accordance with this Agreement, neither Party nor any of its Affiliates shall, either directly, or with or through any Third Party, research, develop, manufacture or commercialize any Competing Product that Binds such Collaboration Target or grant any license to any Know-How or Patent Rights for the purposes of researching, developing, manufacturing or commercializing any such Competing Product.

(d) Restrictions on Regeneron with Respect to Rejected Nominated Targets.

(i) During the Target Selection Term, if (A) Regeneron does not agree to include any Target nominated by Adicet as a Collaboration Target or Evaluation Target and (B) Regeneron is not actively pursuing the research, development or commercialization either alone, or with or through (including by means of license) a Third Party, of a Targeting Moiety, or an ICP that contains a Targeting Moiety, that Binds to such Target at the time of Adicet’s nomination of such Target, then (1) such rejected Target shall be a Non-Collaboration Target, and (2) for a period of [***] from the date of Regeneron’s rejection of such Target, unless Regeneron subsequently nominates such Target during the Target Selection Term as a Collaboration Target and Adicet does not agree to include such Target as a Collaboration Target, neither Regeneron nor any of its Affiliates shall, either directly, or with or through any Third Party, research, develop, manufacture or commercialize any ICP that contains a Targeting Moiety that Binds to such Non-Collaboration Target or grant any license to any Know-How or Patent Rights for the purposes of researching, developing, manufacturing or commercializing any ICP that contains a Targeting Moiety that Binds to a such Non-Collaboration Target.

(ii) During the Target Selection Term, if (A) Regeneron does not agree to include any Target nominated by Adicet as a Collaboration Target or Evaluation Target and (B) Regeneron is actively pursuing the research, development or commercialization either alone, or with or through (including by means of license) a Third Party, of a Targeting Moiety that Binds to such Target (but is not actively pursuing the research, development or commercialization either alone, or with or through (including by means of license) a Third Party, of an ICP that contains a Targeting Moiety that Binds to such Target) at the time of Adicet’s nomination of such Target, then such rejected Target shall be a Non-Collaboration Target.

(e) Restrictions on Adicet with Respect to Rejected Nominated Targets. During the Target Selection Term, if Adicet does not agree to include any Target nominated by Regeneron as a Collaboration Target or Evaluation Target and (i) Adicet has not otherwise licensed Patent Rights or Know-How or agreed to license Patent Rights or Know-How in connection with a Third Party Agreement with respect to an ICP that contains a Targeting Moiety that Binds to such Target at the time of Regeneron’s nomination of such Target, or (ii) except as otherwise set forth in the following sentence, then for a period of [***] from the date of Adicet’s rejection of such Target, unless Adicet subsequently nominates such Target during the Target Selection Term as a Collaboration Target and Regeneron does not agree to include such Target as a Collaboration Target, neither Adicet nor any of its Affiliates shall enter into a Third Party Agreement with respect to such rejected nominated Target or perform the activities contemplated thereunder. Notwithstanding anything to the contrary in Article 4, prior to the [***] anniversary of the Effective Date, Adicet shall have the right not to agree to include up to [***] Targets for which Adicet or its Affiliate has active programs prior to the Effective Date, and to enter into a Third Party Agreement, and shall not be subject to the restriction set forth in the previous sentence, with respect thereto. As of the Effective Date, Adicet shall deposit with its outside counsel a list of up to [***] Targets for which Adicet or its Affiliate has active programs prior to the Effective Date which list shall be signed by an officer of Adicet and notarized. In the event Adicet does not agree to include any Target nominated by Regeneron as a Collaboration Target or Evaluation Target on account of one of these Targets being on the list set forth on the previous sentence, Regeneron shall have the right to appoint a neutral Third Party lawyer that is reasonably acceptable to Adicet to confirm that such Target is in fact on such list; provided that the neutral Third Party lawyer may only confirm or deny whether the Target in question is on the list.

(f) No Exclusivity with Respect to Terminated Targets. On a Collaboration Target-by-Collaboration Target basis, a Target shall no longer be a considered a Collaboration Target, and shall be a “Terminated Target”, and neither Party nor its Affiliates shall have any further exclusivity obligations pursuant to Article 4 with respect to such Target if (i) the Research Program is terminated (other than pursuant to Section 2.4(h)) with respect to such Collaboration Target prior to Adicet’s delivery of Option Data Package of a Collaboration ICP that Binds to such Collaboration Target; (ii) the Product Term has expired with respect to Royalty Products or Co-Funded Products that Bind to such Collaboration Target, (iii) this Agreement has been terminated in its entirety or with respect to Royalty Products or Co-Funded Products that Bind to such Collaboration Target, or (iv) the Research Program is terminated pursuant to Section 2.4(h), provided that in such case such Target shall be a Terminated Target solely with respect to the Performing Party.

4.2 Exceptions to Adicet’s Exclusivity Obligations. Notwithstanding the foregoing:

(a) Exceptions for Non-Collaboration Targets and Declined Collaboration ICPs. At any time during the Target Selection Term, Adicet has the right to independently research, develop, manufacture and commercialize, or to grant licenses to any Know-How or Patent Rights for the purposes of researching, developing, manufacturing or commercializing, (a) ICPs that Bind up to [***] Non-Collaboration Targets (but which do not also Bind to any Target that is a Collaboration Target), and (b) Declined Collaboration ICPs and all other Collaboration ICPs Binding to the same Collaboration Target as a Declined Collaboration ICP.

(b) Exceptions with Respect to Adicet’s use of Patent Rights and Know-How. At any time during the Term, Adicet reserves the right to license its or its Affiliates’ Patent Rights and Know-How or provide services to Third Parties researching, developing, manufacturing or commercializing ICPs (other than ICPs that Bind to Collaboration Targets), where the engineered immune cell (other than the Targeting Moiety) was not and will not be generated, developed or otherwise manufactured using Intellectual Property Controlled by Adicet or its Affiliates and without the active participation by Adicet or its Affiliates in the development or commercialization of such ICPs, provided that such ICPs do not also Bind to any Target that is a Collaboration Target (a “Third Party Agreement”).

4.3 Change of Control and Acquired Competing Programs and Products. If, during the Term, (i) there is a Change of Control of a Party (such Party, the “Acquired Party”) and as of the effective date of such Change of Control, a Third Party described in the definition of “Change of Control” is engaged, directly or indirectly, in any activities that, if carried out by the Acquired Party, would be a breach of the exclusivity obligations set forth in Section 4.1(a) in the case of Adicet (solely with respect to a Change of Control during the Target Selection Term), Section 4.1(b) or Section 4.1(c) (such activities, a “Competing Program”), or (ii) as the result of an acquisition of a Third Party or the assets of a Third Party by a Party or one or more of its Affiliates (the “Acquiring Party”), the Acquiring Party directly or indirectly acquires rights during the Target Selection Term to an ICP in the case of Adicet, or during the Term to a Competing Product with respect to either Party (each such ICP or Competing Product, an “Acquisition Product” and each transaction described in subsection (i) or (ii), a “Third Party Acquisition”); then, the Acquired Party or Acquiring Party, as applicable, at its sole discretion, shall do one of the following:

(a) Research Program Term. If the Third Party Acquisition occurs during the Research Program Term and the Competing Program or the Acquisition Product contains a Targeting Moiety that Binds a Collaboration Target being researched or developed under the Research Program:

(i) If Adicet is the Acquired Party or Adicet is the Acquiring Party; Adicet shall give Regeneron express written notice thereof within [***] after the closing of such

Third Party Acquisition and furthermore Adicet shall in its sole discretion do one of the following within [***] after the closing of such Third Party Acquisition: (W) present a proposal to the JRC to include the Competing Program or Acquired Competing Product in the Research Program or other arrangement under this Agreement between the Parties in each case in accordance with Section 4.3(e), (X) as soon as reasonably practicable terminate all research, development, manufacture and commercialization with respect to such Competing Program or Acquisition Product and deliver to Regeneron a notice of such termination, which notice shall include a covenant that no further research, development, manufacture or commercialization shall be performed by any Person on such Competing Program or Acquisition Product; (Y) divest its rights in the Competing Program or Acquisition Product to a Third Party pursuant to Section 4.3(f); or (Z) solely if Adicet is the Acquired Party, retain its rights to continue the Competing Program as a separately segregated program and personnel working on the Competing Program shall not have access to any Confidential Information of the relevant Research Program and Adicet shall implement procedures to prevent the foregoing, which shall not constitute a breach of this Agreement; provided, however, solely in the case of this clause (Z), Regeneron shall have the right, by giving Adicet written notice within [***] after the receipt of such notice from Adicet, to terminate the Research Program with respect to the Collaboration Target that is the subject of such Competing Program in which case all Collaboration ICPs that Bind to such Collaboration Target shall be Declined Collaboration ICPs.

(ii) If Regeneron is the Acquired Party or the Acquiring Party; Regeneron shall give Adicet express written notice thereof within [***] after the closing of such Third Party Acquisition and furthermore Regeneron shall in its sole discretion do one of the following within [***] after the closing of such Third Party Acquisition: (W) present a proposal to the JRC to include the Competing Program or Acquisition Product in the Research Program or other arrangement under this Agreement between the Parties in each case in accordance with Section 4.3(e), (X) as soon as reasonably practicable terminate all research, development, manufacture and commercialization with respect to such Competing Program or Acquisition Product and deliver to Adicet a notice of such termination, which notice shall include a covenant that no further research, development, manufacture or commercialization shall be performed by any Person on such Competing Program or Acquisition Product; or (Y) divest its rights in the Competing Program or Acquisition Product to a Third Party pursuant to Section 4.3(f); or (Z) solely if Regeneron is the Acquired Party, retain its rights to continue the Competing Program as a separately segregated program and in each such case personnel working on the Competing Program shall not have access to any Confidential Information of the relevant Research Program and Regeneron shall implement procedures to prevent the foregoing, which shall not constitute a breach of this Agreement; provided, however, solely in the case of this clause (Z), Adicet shall have the right, by giving Regeneron written notice within [***] after the receipt of such notice from Regeneron, to terminate the Research Program with respect to the Collaboration Target that is the subject of such Competing Program in which case all Collaboration ICPs that Bind to such Collaboration Target shall be Declined Collaboration ICPs.

(b) Co-Funded Products. If either Party is the Acquired Party or the Acquiring Party of a Competing Program or Acquisition Product and there is a Targeting Moiety in such Competing Program or Acquisition Product that Binds the same Collaboration Target as a Collaboration Targeting Moiety in a Co-Funded Product, such Party shall give the other Party express written notice thereof within [***] after the closing of such Third Party Acquisition and furthermore the Party that is a party to the Third Party Acquisition shall in its sole discretion do one of the following within [***] after the closing of such Third Party Acquisition: (W) present a proposal to the JSC to include the Competing Program or Acquisition Product in the Co-Funding Arrangement in accordance with Section 4.3(e); (X) as soon as reasonably practicable terminate all research, development, manufacture and commercialization with respect to such Competing Program or Acquisition Product and deliver to the other Party a notice of such termination, which notice shall include a covenant that no further research, development, manufacture or commercialization shall be performed by any Person on such Acquisition Product or (Y) divest its rights in the Competing Program or Acquisition Product to a Third Party pursuant to Section 4.3(f); or (Z) solely if Adicet is the Acquired Party, retain its rights to continue the Competing Program as a separately segregated program and in such case personnel working on the Competing Program shall not have access to any Confidential Information of the relevant Co-Funded Product and Adicet shall implement procedures to prevent the foregoing, which shall not constitute a breach of this Agreement; provided, however, solely in the case of this clause (Z), Regeneron shall have the right, by giving Adicet written notice within [***] after the receipt of such notice from Adicet, to terminate the Co-Funding Term for the applicable Co-Funded Product with the same effect as if such Co-Funding Term were terminated by Adicet pursuant to Section 22.4.

(c) Regeneron Royalty Products. If Regeneron is the Acquired Party or the Acquiring Party of a Competing Program or Acquisition Product and there is a Targeting Moiety in such Competing Program or Acquisition Product that Binds the same Collaboration Target as a Collaboration Targeting Moiety in a Regeneron Royalty Product, Regeneron shall at its sole discretion, do one of the following: (X) present a proposal to Adicet to include the Competing Program or Acquisition Product as a Regeneron Royalty Product in accordance with Section 4.3(e); (Y) terminate all research, development, manufacture and commercialization with respect to such Competing Program or Acquisition Product and deliver to Adicet a notice of such termination, which notice shall include a covenant that no further research, development, manufacture or commercialization shall be performed by any Person on such Acquisition Product or (Z) divest its rights in the Competing Program or Acquisition Product to a Third Party pursuant to Section 4.3(f). If Adicet is the Acquired Party, Adicet and its Affiliates shall have the right to retain its rights to continue the Competing Program, which shall not constitute a breach of this Agreement; provided, that within [***] after the closing of such Third Party Acquisition, Adicet gives Regeneron express written notice thereof.

(d) Adicet Royalty Products. If Adicet is the Acquired Party or the Acquiring Party of a Competing Program or Acquisition Product and there is a Targeting Moiety in such Competing Program or Acquisition Product that Binds the same Collaboration Target as a Collaboration Targeting Moiety in an Adicet Royalty Product, Adicet shall at its sole discretion do one of the following: (X) present a proposal to Regeneron to include the Competing Program or Acquisition Product as an Adicet Royalty Produce in accordance with Section 4.3(e); (Y) terminate all research, development, manufacture and commercialization with respect to such Competing Program or Acquisition Product and deliver to Adicet a notice of such termination, which notice shall include a covenant that no further research, development, manufacture or commercialization shall be performed by any Person on such Acquisition Product or (Z) divest its rights in the Competing Program or Acquisition Product to a Third Party pursuant to Section 4.3(f). If Regeneron is the Acquired Party, Regeneron and its Affiliates shall have the right to retain its rights to continue the Competing Program, which shall not constitute a breach of this Agreement; provided that within [***] after the closing of such Third Party Acquisition, Regeneron gives Adicet express written notice thereof.

(e) Proposal for Inclusion. If the Acquired Party or Acquiring Party, as applicable, chooses this alternative, within [***] after the closing of such Third Party Acquisition, the Acquired Party or Acquiring Party, as applicable, shall present a proposal to the other Party (the “Non-Acquiring Party”) to include the Competing Program or Acquisition Product in the Research Program based on the terms of this Agreement, a Co-Funding Arrangement based on the terms of this Agreement or an alternative arrangement, each as contemplated in Section 4.3(a)-(d). As part of such presentation, the Acquired Party or Acquiring Party, as applicable, shall provide the Non-Acquiring Party with all information with respect to such Competing Program or Acquisition Product reasonably available to the Acquired Party or Acquiring Party, as applicable, and material to a decision by the Non-Acquiring Party’s representatives on the JSC as to whether to approve the inclusion of the Competing Program or Acquisition Product in the Research Program, Co-Funding Arrangement or other alternative arrangement as applicable. The Non-Acquiring Party shall, on or before the date which is [***] after the closing of such Third Party Acquisition, decide whether to approve the inclusion of the Competing Program or Acquisition Product in the Research Program or Co-Funding Arrangement, under the terms of this Agreement or other alternative arrangement as applicable. If the Non-Acquiring Party timely approves the inclusion of the Competing Program or Acquisition Product in the Research Program or Co-Funding Arrangement, upon the closing of such Third Party Acquisition the Competing Program or the Acquisition Product shall automatically be included in the Research Program or the relevant Co-Funding Arrangement as a Co-Funded Product. If the Non-Acquiring Party does not approve the inclusion of the Competing Program or Acquisition Product in the Research Program or Co-Funding Arrangement under the terms of this Agreement or other alternative arrangement as applicable, the Acquired Party or Acquiring Party, as applicable, shall pursue one of the other options available to it pursuant to Section 4.3(a)-(d), including a divestiture pursuant to Section 4.3(f).

(f) Transfer of Rights. If the Acquired Party or Acquiring Party, as applicable, chooses this alternative, the Acquired Party or Acquiring Party, as applicable, shall commit in writing to the Non-Acquiring Party, within [***] after the closing of such Third Party Acquisition, to divest such Competing Program or Acquisition Product, as applicable, to a Third Party (without any consideration or payment to the Non-Acquiring Party) within six (6) months after the closing of the Third Party Acquisition, and shall do so within such six (6) month period. Any divestiture of rights under this Section 4.3(f) shall not permit the Acquired Party or Acquiring Party, as applicable, or its Affiliates to retain any rights in (other than the right to receive payments) or involvement with the Competing Program or Acquisition Product, including without limitation rights to direct or influence the course of research, development or commercialization thereof, or to contribute or receive nonpublic know-how or information of any sort with respect thereto (other than reports showing the basis for calculating payments made to the Acquired Party or Acquiring Party and the right to audit the accuracy of such reports).

ARTICLE 5

LICENSES

5.1 License Grants.

(a) Designated Activities Licenses and Royalty Products Licenses.

(i) Regeneron shall grant and hereby grants to Adicet a non-exclusive, non-transferable (except as permitted by Section 24.9), non-sublicensable (except as permitted under Section 5.5(d)), worldwide license under the Regeneron IP solely to perform the applicable Adicet Designated Activities during the Research Program Term.

(ii) Regeneron shall grant and hereby grants to Adicet (a) an exclusive (even as to Regeneron and its Affiliates), non-transferable (except as permitted by Section 24.9), sublicensable in multiple tiers (in accordance with Section 5.5), worldwide license under the Regeneron Product IP (other than the Regeneron Mice IP) (A) to develop, make, have made, use and import Adicet Royalty Products, (B) to offer for sale and sell Adicet Royalty Products in Finished Product Form, and (C) to sell or transfer Adicet Royalty Products (other than in Finished Product Form) solely to its Affiliates or sublicensees for such Affiliates’ or sublicensees’ developing, making, having made, using and importing Adicet Royalty Products, and offering for sale or selling Adicet Royalty Products in Finished Product Form, in each case during the Term in accordance with the terms of this Agreement and (b) a non-exclusive non-transferable (except as permitted by Section 24.9), sublicensable in multiple tiers (in accordance with Section 5.5), worldwide license under the Regeneron Mice IP (X) to develop, make, have made, use and import Adicet Royalty Products, (Y) to offer for sale and sell Adicet Royalty Products in Finished Product Form, and (Z) to sell or transfer Adicet Royalty Products (other than in Finished Product Form) solely to its Affiliates or sublicensees for such Affiliates’ or sublicensees’ developing, making, having made, using and importing Adicet Royalty Products, and offering for sale or selling Adicet Royalty Products in Finished Product Form, in each case during the Term in accordance with the terms of this Agreement. In the event Adicet exercises its Co-Promotion option in accordance with Section 11.3(a) with respect to a Co-Funded Product in the United States, then Regeneron shall grant to Adicet the licenses to be set forth in the in Co-Promotion Agreement to enable Adicet to perform Co-Promotion of such Co-Funded Product under the Co-Promotion Agreement.

(iii) Adicet shall grant and hereby grants to Regeneron a non-exclusive, non-transferable (except as permitted by Section 24.9), non-sublicensable (except as permitted under Section 5.5(d)), worldwide license under the Adicet IP solely to perform the Regeneron Designated Activities during the applicable Research Program Term.

(iv) Adicet shall grant and hereby grants to Regeneron an exclusive (even as to Adicet and its Affiliates but subject to Adicet’s Co-Promotion option in Section 11.3(a)), non-transferable (except as permitted by Section 24.9), sublicensable in multiple tiers (in accordance with Section 5.5), license under the Adicet Product IP (A) to develop, make, have made, use and import Regeneron Royalty Products and Co-Funded Products, (B) to offer for sale and sell Regeneron Royalty Products and Co-Funded Products, in each case in Finished Product Form, and (C) to sell or transfer Regeneron Royalty Products and Co-Funded Products (in each case other than in Finished Product Form) solely to its Affiliates or sublicensees for such

Affiliates’ or sublicensees’ developing, making, having made, using and importing Regeneron Royalty Products and Co-Funded Products, and offering for sale or selling Regeneron Royalty Products and Co-Funded Products in each case in Finished Product Form, in each case during the Term in the Territory (with respect to Regeneron Royalty Products), or in the Co-Funding Territory (with respect to Co-Funded Products), during the Term in accordance with the terms of this Agreement. For clarity, the exclusivity of the license in this Section 5.1(a)(iv) shall be subject to Adicet’s right to Co-Promote a Co-Funded Product in the United States pursuant to Section 11.3.

(v) Notwithstanding anything to the contrary in this Agreement, except as otherwise expressly mutually agreed by the Parties pursuant to Section 10.4 or as otherwise set forth in Sections 6.4 and 13.4, (A) Adicet shall have no obligation, directly or indirectly, to transfer to Regeneron any Adicet Background IP (other than to the extent constituting Adicet Product IP), and (B) the license grants by Adicet to Regeneron under this Agreement shall exclude any license under Adicet Background IP to generate, derive, modify or otherwise develop (1) an ICP to a Collaboration Target of a different cell type than the Research Program ICP to such Collaboration Target, or (2) an ICP other than an ICP that is an improvement, modification or derivative of a Research Program ICP.

(vi) Notwithstanding anything to the contrary in this Agreement, except for Regeneron Transferred Technologies provided by Regeneron pursuant to Section 2.1, (A) Regeneron shall have no obligation, directly or indirectly, to transfer to Adicet any Regeneron Background IP (other than to the extent constituting Regeneron Product IP), and (B) the license grants by Regeneron to Adicet under this Agreement shall exclude any license under Regeneron Background IP to generate, derive, modify or otherwise develop (1) an ICP to a Collaboration Target of a different cell type than the Research Program ICP to such Collaboration Target, or (2) an ICP other than an ICP that is an improvement, modification or derivative of a Research Program ICP.

(b) Collaboration Inventions License.

(i) Adicet shall grant and hereby grants to Regeneron and its Affiliates a non-exclusive, non-transferable (except as permitted by Section 24.9), sublicensable in multiple tiers (in accordance with Section 5.5), perpetual, worldwide, irrevocable, fully paid-up royalty-free license under any Patent claiming Collaboration Inventions other than Technology Collaboration Inventions with respect to which a Regeneron employee is (or in the case of a foreign Patent properly would be) a named inventor (either solely or jointly with an Adicet employee) under United States patent law (other than Patents solely claiming Collaboration Inventions that recite the composition, generation, selection, optimization, formulation, development, isolation, activation, expansion, making or using of allogeneic immune cells, and other than Technology Collaboration Inventions), in each case to research, develop, make, have made, use offer for sale, sell and import products, other than (i) products using or comprising allogeneic immune cells that are not Products and/or (ii) Competing Products.

(ii) Adicet shall grant and hereby grants to Regeneron and its Affiliates a non-exclusive, non-transferable (except as permitted by Section 24.9), sublicensable in multiple tiers (in accordance with Section 5.5), perpetual, worldwide, irrevocable, fully paid-up royalty-free license under any Patent claiming a Technology Collaboration Invention with respect to which a Regeneron employee is (or in the case of a foreign Patent properly would be) a named inventor (either solely or jointly with an Adicet employee) under United States patent law, in each case to research, develop, make, have made, use offer for sale, sell and import products other than Competing Products.

(c) Trademark Licenses.

(i) To the extent applicable, Regeneron shall grant and hereby grants to Adicet a non-exclusive license (A) to use the Regeneron Trademarks in connection with the performance of the Adicet Designated Activities during the Term, and Adicet’s Co-Promotion of a Co-Funded Product in accordance with the Co-Promotion Agreement, and (B) to use the Product Trademarks in connection with Adicet’s Co-Promotion of a Co-Funded Product in accordance with the Co-Promotion Agreement. Any and all goodwill derived from the use of the Regeneron Trademarks or the Product Trademarks shall inure solely to the benefit of Regeneron.

(ii) To the extent applicable, Adicet shall grant and hereby grants to Regeneron a non-exclusive license to use the Adicet Trademarks in connection with the Regeneron Designated Activities during the Research Program Term and Regeneron’s Co-Promotion of the Co-Funded Product in accordance with the Co-Promotion Agreement. Any and all goodwill derived from the use of the Adicet Trademarks shall inure solely to the benefit of Adicet.

(iii) Each Party agrees that the use of the other Party’s Trademarks shall be subject to the approval of by the other Party and shall comply with all Applicable Law and such other Party’s Trademark policies. Each party will refrain from any use of the other’s Trademarks in a manner that threatens to damage the goodwill associated with the respective Trademarks or which threatens to tarnish the reputation or otherwise reflect unfavorably upon the owner of the Trademarks. Neither Party shall, during the Term, anywhere in the world, take any action that in the other Party’s sole and absolute discretion impairs or contests or is likely to impair or contest the validity of the other Party’s right, title and interest in and to its Trademarks, including, using, or filing an application to register, any word, mark, symbol or device, or any combination thereof, that is confusingly similar to or dilutes the distinctiveness of any of the other Party’s Trademarks.

(d) Mice Derived Adicet ICPs.

(i) Adicet License to Licensed Mice to Generate Mice Derived Adicet Targeting Moieties. During the Target Selection Term and thereafter until the [***] anniversary of the Effective Date, Regeneron hereby grants to Adicet: (A) a worldwide non-exclusive license, without the right sub-license, to use the Class 1 Licensed Mice or Class 2 Licensed Mice set forth on Schedule 3 to generate and the Class 3 Licensed Mice to test (but not generate) (i) during the Target Selection Term, Mice Derived Adicet Targeting Moieties against up to [***] Non-Collaboration Targets, except that without limiting Adicet’s exclusivity obligations in Article 4, the foregoing limitation shall not apply to Class 3 Licensed Mice and (ii) thereafter until the [***] anniversary of the Effective Date, Mice Derived Adicet Targeting Moieties against Non-Collaboration Targets; and (B) a worldwide non-exclusive license with the right to sublicense to make, use and import the Mice Derived Adicet Targeting Moieties generated or tested pursuant to clause (i) of this Section 5.1(d)(i)(A) (i) to develop, make, have made, use and import Mice Derived Adicet ICP Products, (ii) to offer for sale and sell Mice Derived Adicet ICP Products in

Finished Product Form, and (iii) to sell or transfer Mice Derived Adicet ICP Products (other than in Finished Product Form) solely to its Affiliates or sublicensees for such Affiliates’ or sublicensees’ developing, making, having made, using and importing Mice Derived Adicet ICP Products, and offering for sale or selling Mice Derived Adicet ICP Products in Finished Product Form, in each case during the Term, in accordance with the terms of this Agreement, anywhere in the world and for no other purpose. Following a Change of Control of Adicet, Regeneron may, by written notice to Adicet, terminate the license granted pursuant to Section 5.1(d)(i)(A) for programs that were not initiated prior to the date Adicet receives such notice. For clarity, Adicet or its sublicensees shall not use or incorporate the Mice Derived Adicet Targeting Moieties in any products other than ICPs. To the extent not previously provided, Regeneron shall use Commercially Reasonable Efforts to provide Adicet with Licensed Mice in the quantities and on the timelines reasonably requested by Adicet and subject to Regeneron’s available capacity to supply such Licensed Mice to exercise such license rights under Section 5.1(d)(i)(A); provided that Adicet shall only use such Licensed Mice for the purpose set forth in Section 5.1(d)(i)(A) and no other purpose. If for any reason whatsoever, Regeneron is unable to timely provide the quantities of Licensed Mice within the timelines reasonably requested by Adicet hereunder, Regeneron shall give Adicet’s requirements at least equal priority to those of Regeneron and its Affiliates other most favored Third Party transferees and shall allocate its resources accordingly.

(ii) Adicet Notice of Mice Derived Adicet Targeting Moieties.

A. On a Non-Collaboration Target-by-Non-Collaboration Target basis, in the event Adicet initiates immunization activities to generate a Mice Derived Adicet Targeting Moiety against a Non-Collaboration Target that was previously nominated as a Collaboration Target by Regeneron but Adicet did not agree include such Target as a Collaboration Target (and for clarity, therefore Adicet is only permitted to initiate such activities after final expiration or termination of the Target Selection Term), Adicet shall provide written notice to Regeneron identifying such Non-Collaboration Target within [***] after initiating such immunization activities.

B. In addition to Adicet’s obligations set forth in clause A immediately above, on a Non-Collaboration Target-by-Non-Collaboration Target basis, within [***] after Adicet identifies and designates a specific Mice Derived Adicet ICP Product containing a Mice Derived Adicet Targeting Moiety for a given Non-Collaboration Target as a lead pre-clinical product candidate (i.e. completion of non-GLP in-vivo preclinical efficacy and toxicity studies) under the license granted pursuant to Section 5.1(d)(i)(B), Adicet shall provide written notice to Regeneron identifying such Non-Collaboration Target, and (without the obligation to conduct any additional work at such time) any then-known properties, structures and sequences of such Mice Derived Adicet Targeting Moiety that Bind such Non-Collaboration Target.

C. In addition, if Adicet initiates immunization activities to generate a Mice Derived Adicet Targeting Moiety against a Non-Collaboration Target but does not designate any such Mice Derived Adicet Targeting Moiety as a pre-clinical lead product candidate, then Adicet shall so inform Regeneron in writing (without any obligation to disclose the target therefor or any confidential information), together with such other information regarding such decision as Adicet determines in its sole discretion.

(iii) Regeneron License to Mice Derived Adicet Targeting Moieties. Adicet hereby grants to Regeneron a worldwide, exclusive (even as to Adicet and its Affiliates), non-transferable (except as permitted by Section 24.9), sublicensable in multiple tiers (in accordance with Section 5.5), license under the Adicet Mice Derived Adicet Targeting Moiety IP solely to develop, make, have made, use, sell, have sold, and import Regeneron Non-ICP Products in accordance with the terms of this Agreement.

5.2 Freedom to Operate.

(a) In the event and to the extent that the making, having made, use, offer for sale, sale, import and/or other exploitation by Regeneron or its Affiliates or sublicensees of a Regeneron Royalty Product or Co-Funded Product in each case containing an ICP generated during the Research Program Term as such ICP exists at the end of the Research Program Term (“Research Program ICP”), or any biomarker or assay to be used in connection with such Regeneron Royalty Product or Co-Funded Product (including in connection with any diagnostics for an indication for which such Regeneron Royalty Product or Co-Funded Product may be used), would infringe a claim of a Patent Right which Adicet (or any of its Affiliates) Controls (other than Patent Rights licensed from Third Parties which require payment to such Third Parties for the use of such license) and which are not covered by the grant in Section 5.1(a)(iv) or Section 5.1(b), Adicet (and its Affiliates) hereby grants to Regeneron, a non-exclusive, sublicensable, royalty-free license in the Territory under such Patent Right for Regeneron, its Affiliates and sublicensees to develop, make, have made, use and import, and to offer for sale and sell, Regeneron Royalty Products containing such Research Program ICP (or any improvements, modifications or derivatives to or of such Research Program ICP) in the Territory and Co-Funded Products containing such Research Program ICP (or any improvements, modifications or derivatives to or of such Research Program ICP) in the Co-Funding Territory, or biomarker(s) or assay(s) to be used in connection with such Regeneron Royalty Products in the Territory or Co-Funded Products in the Co-Funding Territory, in each case in accordance with the terms of this Agreement. In addition to, and without limiting the foregoing, in the case of Patent Rights in-licensed by Adicet or its Affiliates, but not Controlled by Adicet or its Affiliates, then to the extent Adicet or its Affiliate has the right to enforce such in-licensed Patent Right, then Adicet and its Affiliates shall not enforce, either directly or through an agent, such Patent Rights against Regeneron or its Affiliates or sublicensees for the licensed activities set forth in this Section 5.2(a). Notwithstanding anything to the contrary herein, the foregoing license and covenant shall exclude any Patent Right to the extent it would not be infringed by the making, having made, use, offer for sale, sale, import and/or other exploitation by Regeneron or its Affiliates or sublicensees of such Research Program ICP, biomarker or assay.

(b) In the event and to the extent that the making, having made, use, offer for sale, sale, import and/or other exploitation by Adicet or its Affiliates or sublicensees of an Adicet Royalty Product containing a Research Program ICP, or any biomarker or assay to be used in connection with such Adicet Royalty Product (including in connection with any diagnostics for an indication for which an Adicet Royalty Product may be used), would infringe a claim of a Patent Right which Regeneron (or any of its Affiliates) Controls (other than Patent Rights licensed from Third Parties which require payment to such Third Parties for the use of such license) and which are not covered by the grant in Section 5.1(a)(ii), Regeneron (and its Affiliates) hereby grants to Adicet a non-exclusive, sublicensable, royalty-free license in the Territory under such Patent Right for Adicet, its Affiliates and sublicensees to develop, make, have made, use and import, and to offer for sale and sell, Adicet Royalty Products containing such Research Program ICP (or any improvements, modifications or derivatives to or of such Research Program ICP) in the Territory, or biomarker(s) or assay(s) to be used in connection with such Adicet Royalty Products in the Territory, in each case in accordance with the terms of this Agreement. In addition to, and without limiting the foregoing, in the case of Patent Rights in-licensed by Regeneron or its Affiliates, but not Controlled by Regeneron or its Affiliates, then to the extent Regeneron or its Affiliate has the right to enforce such in-licensed Patent Right, then Regeneron and its Affiliates shall not enforce, either directly or through an agent, such Patent Rights against Adicet or its Affiliates or sublicensees for the licensed activities set forth in this Section 5.2(b). Notwithstanding anything to the contrary herein, the foregoing license and covenant shall exclude any Patent Right to the extent it would not be infringed by the making, having made, use, offer for sale, sale, import and/or other exploitation by Adicet or its Affiliates or sublicensees of such Research Program ICP, biomarker or assay.

(c) Notwithstanding the foregoing, the rights granted by this Section 5.2 specifically exclude any licenses related to Targeting Moieties other than CTMs.

5.3 Licenses Generally; No Implied License. Except as expressly provided for herein, nothing in this Agreement grants either Party any right, title or interest in and to the intellectual property rights, materials or Confidential Information of the other Party (either expressly or by implication or estoppel). Except as expressly provided for in this Article 5 or elsewhere in this Agreement, neither Party will be deemed by this Agreement to have been granted any license or other rights to the other Party’s Patent Rights or Know-How, either expressly or by implication, estoppel or otherwise. Subject to Section 5.1(d)(i), no license or right granted in Section 5.1 or elsewhere in this Agreement includes any right for Adicet to use any Regeneron Mice for the research, development, manufacture or commercialization of any ICP that is not a Collaboration ICP. No license or right granted in Section 5.1 or elsewhere in this Agreement includes any right for Regeneron to use any Mice Derived Adicet Targeting Moiety Inventions for the research, development, manufacture or commercialization of any ICP. No license or right granted in Section 5.1 or elsewhere in this Agreement includes any right for either Party to use, and neither Party shall use or grant any Third Party the right to use, any CTM for the research, development, manufacture or commercialization of any ICP, other than a Collaboration ICP in accordance with this Agreement.

5.4 Retained Rights. Notwithstanding anything to the contrary in Article 4 or Article 5, and for the avoidance of doubt, each Party expressly reserves for itself and its Affiliates and Third Party licensees under the Regeneron IP and Adicet IP, as applicable, (i) the right to research, develop and commercialize Targeting Moieties outside the Research Program, (a) with respect to Adicet not for use in ICPs during the Target Selection Term (except as expressly permitted pursuant to Section 4.2) and (b) with respect to either Party, not for use in ICPs that bind to Collaboration Targets during the Term, except in accordance with this Agreement, or (ii) otherwise undertake activities in compliance with, or not prohibited by, Article 4. Additionally, with respect to the licenses granted under this Article 5, and for the avoidance of doubt, Adicet expressly reserves for itself and its Affiliates and Third Party licensees under the Mice Derived Adicet Targeting Moiety Inventions, the right to research, develop and commercialize any ICP containing a Mice Derived Adicet Targeting Moiety; provided that such ICP doesn’t contain any CTM contained in a Regeneron Royalty Product or Co-Funded Product. Without limiting the exclusivity restrictions set forth in Section 4.1, each Party reserves the right to grant licenses to Third Parties to use Intellectual Property Controlled by it or its Affiliates (other than with respect to Intellectual Property Controlled by a Party as a licensee of the other Party pursuant to this Agreement) for general antibody discovery purposes (i.e., that is not specific to any particular Collaboration Target for use in ICPs), which may involve the research and testing of Targeting Moieties, and such grant and any associated disclosure or provision of such Intellectual Property in connection therewith shall not constitute a breach of this Agreement (including Section 4.1), provided that, such Party and its Affiliates will not otherwise actively assist any such Third Party in generating, validating, researching or developing any Targeting Moiety if doing so would not comply with Section 4.1. Notwithstanding anything to the contrary in Article 4 or Article 5, and for the avoidance of doubt, each Party further reserves the right to grant licenses to academic Third Parties to use the Intellectual Property Controlled by such Party or its Affiliates (other than with respect to Intellectual Property Controlled by a Party as a licensee of the other Party pursuant to this Agreement) for academic research purposes, which may involve the research and testing of Targeting Moieties or the research (in each case, but not human clinical testing) of ICPs, with respect to Adicet that is not specific to any particular ICPs that Bind the same Collaboration Target as a Co-Funded Product or a Regeneron Royalty Product, and with respect to Regeneron that is not specific to any particular ICPs that Bind the same Collaboration Target as an Adicet Royalty Product, and such grant and any associated disclosure or provision of Intellectual Property in connection therewith shall not constitute a breach of this Agreement (including Section 4.1), provided that, such Party and its Affiliates will not otherwise actively assist any such Third Party in such research and testing if such active assistance would not comply with Section 4.1.

5.5 Sublicensing.

(a) Regeneron has the right to sublicense any of its rights under the license granted in Sections 5.1(a)(iv) and the rights granted in Section 5.2 (subject to Adicet’s Co-Funding Option and Co-Promotion option herein) to any licensee of the Co-Funded Products or the Regeneron Royalty Products without the prior written consent of Adicet. Regeneron has the right to sublicense any of its rights under the license granted in Section 5.1(d)(iii) to any licensee of the Regeneron Non-ICP Products without the prior written consent of Adicet. Additionally, Regeneron has the right to sublicense any of its rights under the license granted in Section 5.1(b) without the prior written consent of Adicet.

(b) Adicet has the right to sublicense any of its rights under the exclusive license granted in Section 5.1(a)(ii)and the rights granted in Section 5.2 to any licensee of any Adicet Royalty Products without prior written consent of Regeneron, but only in the event that Adicet has fully satisfied all of its obligations pursuant to Sections 6.1, 6.2 and 6.3 with respect to the applicable Adicet Royalty Product. Adicet has the right to sublicense any of its rights under the non-exclusive license granted in Section 5.1(d)(i)(B) to any licensee of any Mice Derived Adicet ICP Products without the prior written consent of Regeneron.

(c) A Party has the right to sublicense any of its other rights under the licenses granted in Section 5.1 or the rights granted in Section 5.2, except for those license rights described in Section 5.5(a) and 5.5(b), only with the prior written consent of the other Party.

(d) Notwithstanding the foregoing provisions of this Section 5.5, either Party may sublicense any of its rights hereunder without such other Party’s consent, (i) to an Affiliate or (ii) to any permitted subcontractor performing Regeneron Designated Activities or Adicet Designated Activities, as applicable, provided in the case of clause (ii) that the subcontracting Party granting such sublicense has fully satisfied all of its obligations pursuant to Sections 5.6 and 24.11, including any applicable subcontract consent requirements.

5.6 Invention Assignment. All of the employees, officers and consultants of each Party that are engaged in the performance of its obligations or exercise of its rights under this Agreement shall have executed agreements assigning to such Party of all inventions and intellectual property made during the course of and as the result of their association with such Party, obligating the individual upon request to sign any documents to confirm or perfect such assignment and to cooperate in the preparation and prosecution of any Patent Applications disclosing or claiming such inventions and obligating the individual to obligations of confidentiality and non-use regarding Confidential Information, that are at least as stringent as those undertaken by the Parties pursuant to Article 19 hereof.

ARTICLE 6

REGENERON COMMERCIAL LICENSE OPTIONS; AND REGENERON RIGHT OF FIRST NEGOTIATION

6.1 Option-Eligible Collaboration-ICPs and Option-Ineligible Collaboration ICPs. Regeneron has the right to exercise its Option with respect to Option-Eligible Collaboration ICPs pursuant to Section 6.2. Whether a Collaboration ICP is an Option-Eligible Collaboration ICP or an Option-Ineligible Collaboration ICP shall be determined in accordance with this Section 6.1.

(a) Adicet shall have the right to develop and commercialize the first Collaboration ICP (and all other Collaboration ICPs that Bind the same Collaboration Target) for which Adicet delivers a Final Option Data Package (“First IND Candidate”), and such First IND Candidate (and all other Collaboration ICPs that Bind the same Collaboration Target) shall be an Option-Ineligible Collaboration ICP.

(b) Subject to Section 6.1(a) with respect to the First IND Candidate and the Option Cap in Section 6.1(c), a Collaboration ICP for which Adicet delivers a Final Option Data Package (and all other Collaboration ICPs that Bind the same Collaboration Target) shall be an Option-Eligible Collaboration ICP unless Regeneron exercised its Option with respect to the preceding Collaboration ICP (that binds a different Collaboration Target) for which Adicet delivered a Final Option Data Package. For clarity, in the event Regeneron did exercise its Option for the preceding Collaboration ICP, then the Collaboration ICP (that binds a different Collaboration Target) for which Adicet delivers the next Final Option Data Package (and all other Collaboration ICPs that Bind the same Collaboration Target) shall become an Option-Ineligible Collaboration ICP at the time of such Final Option Data Package delivery. For further clarity, after a particular Collaboration ICP (and all other Collaboration ICPs that Bind the same Collaboration Target) becomes an Option-Ineligible Collaboration ICP, each future Collaboration ICP that Binds a different Collaboration Target shall be considered an Option-Eligible Collaboration ICP when Adicet delivers to Regeneron a Final Option Data Package for such Collaboration ICP until such time as Regeneron exercises its Option for an Option-Eligible

Collaboration ICP, in which case the next Collaboration ICP for which Regeneron delivers a Final Option Data Package (and all other Collaboration ICPs that Bind the same Collaboration Target) shall be an Option-Ineligible ICP.

(c) The maximum number times that Regeneron may exercise its Option for Option-Eligible Collaboration ICPs is [***] (the “Option Cap”); provided, however, that if Regeneron does not exercise its Option for [***] consecutive Option-Eligible Collaboration ICPs for which it receives the Final Option Data Package, then the Option Cap shall be reduced by [***]. Once the Option Cap has been reached, all Collaboration ICPs shall be Option-Ineligible ICPs.

6.2 Option.

(a) Option Grant. Adicet hereby grants to Regeneron an exclusive option, on each Option-Eligible Collaboration ICP (and all other Collaboration ICPs containing a Collaboration Targeting Moiety that Binds the same Collaboration Target) on an Option-Eligible Collaboration ICP by Option-Eligible Collaboration ICP basis, to obtain an exclusive license under Section 5.1(a)(iv) (each such option, an “Option”).

(b) Option Exercise. If Regeneron wishes to exercise the Option for a particular Option-Eligible Collaboration ICP, then within thirty (30) days following the receipt by Regeneron of the Final Option Data Package for such Option-Eligible Collaboration ICP (the “Option Period”), it shall provide written notice thereof (the “Option Exercise Notice”) to Adicet and shall pay [***] to Adicet (“Option Exercise Fee”) on an Optioned Collaboration ICP-by-Optioned Collaboration ICP basis. Upon Regeneron’s timely exercise of its Option and payment of the Option Exercise Fee with respect to a particular Collaboration ICP, such Option-Eligible Collaboration ICP and all other Collaboration ICPs Binding to the same Collaboration Target shall become Optioned Collaboration ICPs. If Regeneron fails to timely exercise the Option with respect to a particular Option-Eligible Collaboration ICP, such Collaboration ICP and all other Collaboration ICPs Binding to the same Collaboration Target shall become Declined Collaboration ICPs.

(c) Overlapping Option Periods. In the event that the Option Period has not expired with respect to an Option-Eligible Collaboration ICP and Adicet delivers to Regeneron a Final Option Data Package for a Collaboration ICP that Binds a Collaboration Target distinct from the Option-Eligible Collaboration ICP, then both Collaboration ICPs shall be deemed to be Option-Eligible Collaboration ICPs, but Regeneron shall only have the right to exercise its Option with respect one Collaboration ICP, and upon such Option exercise, the other Collaboration ICP shall be deemed to be an Option-Ineligible Collaboration ICP.

(d) Exclusivity for Collaboration ICPs. Prior to Adicet’s delivery of a Final Option Data Package with respect to Option-Ineligible Collaboration ICPs and prior to the expiration of the Option Period with respect to Option Eligible Collaboration ICPs, Adicet shall not enter into any license, sale or other similar agreement with a Third Party in which such Third Party would receive any rights, or an option to obtain any rights, to develop or commercialize such Collaboration ICP, except in connection with a subcontract as permitted pursuant to Section 24.11(b), provided, however, that (x) any sale of capital stock in Adicet (whether a controlling interest or otherwise) or (y) any merger, consolidation or other business combination transaction involving Adicet shall not be restricted by this Section 6.2(d).

6.3 Regeneron Right of First Negotiation for Rights to Option-Ineligible Collaboration ICPs.

(a) Except in compliance with this Section 6.3, Adicet shall not enter into any Option-Ineligible ICP Negotiations or execute an Option-Ineligible ICP Agreement other than in connection with a subcontract as permitted pursuant to Section 24.11(b).

(b) Adicet hereby grants to Regeneron a right of first negotiation (each, a “ROFN”) on an Option-Ineligible Collaboration ICP-by-Option-Ineligible Collaboration ICP basis, as set forth in this Section 6.3. In the event Adicet wishes to enter an agreement to license, sell or option to any Third Party rights to further develop and/or commercialize any Option-Ineligible Collaboration ICP (“Option-Ineligible ICP Agreement”), then Adicet must deliver a notice to Regeneron thereof (the “ROFN Notice”) prior to Adicet engaging in any negotiations with, accepting any offer from, or entering into any agreement, with any Third Party to license, sell or option rights to further develop and/or commercialize such Option-Ineligible ICP (collectively, “Option-Ineligible ICP Negotiations”).

(c) If the event Regeneron wishes to enter into exclusive negotiations with Adicet to obtain the rights that Adicet wishes to grant with respect to such Option-Ineligible Collaboration ICP, Regeneron shall provide Adicet with notice thereof (“ROFN Exercise Notice”) within [***] after receipt of the ROFN Notice. If Regeneron fails to deliver the ROFN Exercise Notice within such [***] period, Adicet shall thereafter be free to engage in Option-Ineligible ICP Negotiations with Third Parties for, and enter into Option-Ineligible ICP Agreements with Third Parties with respect to, such Option-Ineligible ICP without further obligations under this Section 6.3.

(d) In the event Regeneron timely delivers the ROFN Exercise Notice, the Parties will engage in good faith negotiations, and Adicet will permit Regeneron to conduct, and will permit Regeneron’s conduct of, technical and legal due diligence, for a period of [***] after delivery of the ROFN Notice (“Exclusive Negotiation Period”) in an attempt to agree upon the terms and conditions pursuant to which Regeneron would receive a license or other rights to further develop and/or commercialize such Option-Ineligible ICP. If the parties are able to reach mutual agreement on such terms and conditions during the Exclusive Negotiation Period, the Parties shall promptly thereafter enter into a definitive agreement reflecting such terms. If the Parties fail to reach mutual agreement during the Exclusive Negotiation Period on terms and conditions of a license or other rights to further develop and/or commercialize such Option-Ineligible ICP, Adicet shall thereafter be free to engage in Option-Ineligible ICP Negotiations with Third Parties for, and enter into Option-Ineligible ICP Agreements with Third Parties with respect to, such Option-Ineligible ICP without further obligations under this Section 6.3.

(e) Regeneron’s ROFN shall expire in the event that (i) Regeneron terminates the Research Program pursuant to Section 2.2(b) or in accordance with Section 2.2(c), 2.2(c) or 22.10(a), or (ii) if Regeneron exercises its ROFN pursuant to this Section 6.3 and obtains licenses or other rights to Option-Ineligible ICPs that Bind to two (2) Collaboration Targets.

(f) To the extent that Regeneron exercises its ROFN pursuant to this Section 6.3 and obtains a license or other right under a given Collaboration ICP, such ICP shall no longer be considered a Collaboration ICP or an Option-Ineligible Collaboration ICP to such extent only, and the rights and obligations of the Parties with respect to such ICP shall instead be as set forth in the definitive agreement pursuant to which Regeneron gained a license or other right. For clarity, if Regeneron obtains less than a complete assignment or exclusive license under an Option-Ineligible Collaboration ICP pursuant to its ROFN (for example, Regeneron obtains assignment of U.S.-only rights or a field-limited license under an Option-Ineligible Collaboration ICP) then such Option-Ineligible Collaboration ICP shall remain an Option-Ineligible Collaboration ICP under this Agreement solely to the extent of the rights and licenses that are not transferred or licensed to Regeneron pursuant to the ROFN.

6.4 Transfer of Responsibilities with Respect to Optioned Collaboration ICPs after Regeneron’s Exercise of the Option. In the event of the timely exercise of its Option and payment of the Option Exercise Fee with respect to an Optioned Collaboration ICP, on an Optioned Collaboration ICP-by-Optioned Collaboration ICP basis:

(a) Subject to and except as otherwise set forth in Section 13.4 regarding Manufacturing process technology transfer, promptly (but in any event within [***] after Regeneron’s exercise of an Option, on an Optioned Collaboration ICP-by-Optioned Collaboration ICP basis, Adicet shall transfer all tangible embodiments of the Optioned Collaboration ICP, included related documentation and materials to Regeneron.

(b) After timely exercise of its Option and payment of the Option Exercise Fee with respect to an Optioned Collaboration ICP, until the later of [***] after timely exercise of its Option and payment of the Option Exercise Fee, [***] after the first response from the applicable Regulatory Authority following IND submission (or such longer period of time as mutually agreed by the Parties, not to be unreasonably withheld or delayed), for such Optioned Collaboration ICP, Adicet will, at the request of Regeneron, make suitably experienced and qualified members of its staff available to Regeneron by telephone or in person (provided that Regeneron personnel travel to Adicet) to reasonably explain such documentation and materials, not to exceed [***] in the aggregate (or such longer period of time as mutually agreed by the Parties, not to be unreasonably withheld or delayed) for any one Collaboration Target. To the extent such request results in more than) [***] of time in the aggregate for any one Collaboration Target, Adicet shall have the right to invoice Regeneron for the fully-burdened cost therefor, and Regeneron shall pay such invoiced amounts within [***] after the date of such invoice.

(c) On an Optioned Collaboration ICP-by-Optioned Collaboration ICP basis, Adicet shall promptly, and shall use Commercially Reasonable Efforts to do so within [***] after Regeneron’s exercise of the applicable Option, (i) deliver to Regeneron electronic copies (unless otherwise required by Applicable Law) of all Regulatory Filings Controlled by Adicet relating to the Optioned Collaboration ICPs, and (ii) to the extent permitted by Applicable Law, take all steps reasonably necessary to assign all Regulatory Filings to Regeneron, including submitting to any applicable Regulatory Authority a letter or other necessary documentation (with copy to Regeneron) notifying the Regulatory Authority of such assignment.

(d) For a period of [***] after timely exercise of its Option and payment of the Option Exercise Fee with respect to an Optioned Collaboration ICP, Adicet will, at the request of Regeneron, conduct continuations or extensions of the preclinical studies set forth in the applicable Research Plan as are reasonably necessary to support an IND Acceptance in the United States, and provide Regeneron the data resulting therefrom. Adicet shall have the right to invoice Regeneron for the fully-burdened cost therefor, and Regeneron shall pay such invoiced amounts within [***] after the date of such invoice.

ARTICLE 7

ROYALTY PRODUCTS, MICE DERIVED ADICET ICP PRODUCTS AND REGENERON NON-ICP PRODUCTS

7.1 Overview. Adicet shall be solely responsible, at its sole cost, for all development, manufacturing and commercialization of Adicet Royalty Products and Mice Derived Adicet ICP Products. Regeneron shall be solely responsible, at its sole cost, for all development, manufacturing and commercialization of Regeneron Royalty Products and Regeneron Non-ICP Products.

7.2 Diligence Obligations. Adicet shall use Commercially Reasonable Efforts to develop and commercialize [***] Adicet Royalty Product for each Collaboration Target. Regeneron shall use Commercially Reasonable Efforts to develop and commercialize [***] Regeneron Royalty Product for each Collaboration Target.

7.3 Development of Royalty Products.

(a) Adicet shall conduct all development and commercialization activities with respect to Adicet Royalty Products and Mice Derived Adicet ICP Products in compliance with Applicable Laws, including Good Practices.

(b) Regeneron shall conduct all development and commercialization activities with respect to Regeneron Royalty Products and Regeneron Non-ICP Products in compliance with Applicable Laws, including Good Practices.

7.4 Development Records.

(a) Adicet shall maintain complete, current and accurate records of all development activities conducted by or on its behalf with respect to Adicet Royalty Products and Mice Derived Adicet ICP Products, and all data and other information resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of the development activities in good scientific manner appropriate for regulatory and patent purposes. Adicet shall document all non-clinical studies and clinical trials in formal written study reports according to Applicable Laws and national and international guidelines (e.g., ICH, GCP, GLP, and GMP).

(b) Regeneron shall maintain complete, current and accurate records of all development activities conducted by or on its behalf with respect to Regeneron Royalty Products and Regeneron Non-ICP Products, and all data and other information resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of the development activities in good scientific manner appropriate for regulatory and patent purposes. Regeneron shall document all non-clinical studies and clinical trials in formal written study reports according to Applicable Laws and national and international guidelines (e.g., ICH, GCP, GLP, and GMP).

7.5 Development Reports.

(a) Adicet shall provide Regeneron with bi-annual written reports detailing the status of all development, regulatory and material manufacturing activities for Adicet Royalty Products and Mice Derived Adicet ICP Products.

(b) Regeneron shall provide Adicet with bi-annual written reports detailing the status of all development, regulatory and material manufacturing activities for Regeneron Royalty Products and Regeneron Non-ICP Products.

7.6 Regulatory.

(a) Adicet shall be responsible, at its expense, for all regulatory activities necessary to obtain and maintain marketing approval of the Adicet Royalty Products and Mice Derived Adicet ICP Products, including the preparation and submission of any and all regulatory materials for Adicet Royalty Products and Mice Derived Adicet ICP Products throughout the world. Adicet shall own all such regulatory materials, including all INDs and Approvals with respect to Adicet Royalty Products and Mice Derived Adicet ICP Products. Decisions with respect to any recall, market withdrawal or other corrective action related to any Adicet Royalty Product and Mice Derived Adicet ICP Product in the Territory shall be made by Adicet, and expenses associated with such recalls will be borne by Adicet.

(b) Regeneron shall be responsible, at its expense, for all regulatory activities necessary to obtain and maintain marketing approval of the Regeneron Royalty Products and Regeneron Non-ICP Products, including the preparation and submission of any and all regulatory materials for Regeneron Royalty Products throughout the world or the Royalty Territory as applicable and for Regeneron Non-ICP Products throughout the world; provided, however, (i) Regeneron shall consult with Adicet regarding the regulatory strategy and approach for Regeneron Royalty Products and shall consider in good faith reasonable comments of Adicet to the extent relating to consistency in strategy and approach as compared to the regulatory strategy and approach for Adicet Royalty Products, provided, however, that Regeneron shall have final discretion with respect thereto, and (ii) Regeneron shall permit a representative of Adicet to attend as an observer in all material meetings and other communications with the applicable Regulatory Authorities regarding Regeneron Royalty Products. Regeneron shall own all such regulatory materials, including all INDs and Approvals with respect to Regeneron Royalty Products and Regeneron Non-ICP Products. Decisions with respect to any recall, market withdrawal or other corrective action related to any Regeneron Royalty Product in the Territory or the Royalty Territory as applicable and for Regeneron Non-ICP Products throughout the world shall be made by Regeneron, and expenses associated with such recalls will be borne by Regeneron.

7.7 Licensing.

(a) Adicet may grant, to one or more Third Parties, a license to develop, manufacture or sell Adicet Royalty Products or Mice Derived Adicet ICP Products; provided, that (i) Adicet has fully complied with Section 6.3 with respect to Adicet Royalty Products, and (ii) Adicet pays royalties to Regeneron in accordance with Section 14.3 on the sales of Adicet Royalty Products and in accordance with Section 14.6 on the sales of Mice Derived Adicet ICP Products by or on behalf of such licensees or their further sublicensees as if such sales had been made by or on behalf of Adicet.

(b) Regeneron may grant, to one or more Third Parties, a license to develop, manufacture or sell Regeneron Royalty Products and Regeneron Non-ICP Products; provided, that Regeneron pays royalties to Adicet in accordance with Section 14.4 on the sales of Regeneron Royalty Products and in accordance with Section 14.5 on the sales on Regeneron Non-ICP Products by or on behalf of such licensees or their further sublicensees as if such sales had been made by or on behalf of Adicet.

7.8 Regeneron Right of First Negotiation for Adicet to use Regeneron Antibodies in Co-Administration Studies with Adicet Royalty-Bearing Collaboration ICPs.

(a) In the event that Adicet or any of its Affiliates wishes to, either directly, or with or through any Third Party, to conduct one or more Co-Administration Studies, Adicet shall inform Regeneron in writing of such proposed Co-Administration Study(ies), which notice shall include the Target that the product in clause (ii) of the definition of Co-Administration Study is directed toward (the “Co-Administration Target”) and a summary of the study plan for such proposed Co-Administration Stud(ies) (the “Co-Administration Study Notice”).

(b) If Regeneron wishes to enter into negotiations with Adicet for the Co-Administration Study for Adicet to use an Antibody Controlled by Regeneron that is either in clinical development or commercially available that is directed towards the Co-Administration Target (“Regeneron Antibody”) in lieu of the product in clause (ii) of Section 1.28, Regeneron shall provide Adicet with notice thereof, and such notice shall also include the identity of the Regeneron Antibody (“Expression of Interest”) within [***] after receipt of the Co-Administration Study Notice. If Regeneron does not deliver the Expression of Interest within such [***] period, Adicet shall thereafter be free to use in the Co-Administration Study, Antibodies Controlled by Third Parties that are directed against the Co-Administration Target without further obligations under this Section 7.8.

(c) In the event Regeneron timely delivers the Expression of Interest, the Parties will engage in good faith negotiations for a for a period of [***] after receipt of the Co-Administration Study Notice, in an attempt to agree upon the terms and conditions pursuant to which a Co-Administration Study involving an Adicet Royalty-Bearing Collaboration ICP and a Regeneron Antibody would be conducted. If the Parties are unable to reach agreement during such [***] period on such terms and conditions for such Co-Administration Study, Adicet shall thereafter be free to use in the Co-Administration Study, products controlled by Third Parties without further obligations under this Section 7.8.

ARTICLE 8

ADICET CO-FUNDING OPTION AND CO-FUNDED PRODUCTS (GENERALLY)

8.1 Co-Funding Option.

(a) Adicet shall have the exclusive option, at its discretion, on or prior to the Co-Funding Option Deadline, to elect to co-fund an Optioned Collaboration ICP at the Adicet Co-Funding Percentage in the Co-Funding Territory (the “Co-Funding Option”). The Adicet Co-Funding Percentage and the Co-Funding Territory shall be specified in the Co-Funding Notice delivered by Adicet as described in this Section 8.1. Upon Adicet’s written request delivered not later than [***] after Regeneron’s exercise of the Option for an Optioned Collaboration ICP (but no earlier than the date of Regeneron’s exercise of the Option for such Optioned Collaboration ICP), Regeneron shall share with Adicet, Regeneron’s plan for the material activities, clinical Development timelines, the Initial Development Cost Forecast, and Manufacture and Commercialization in more general terms, of the Optioned Collaboration ICP (the “Co-Funding Materials”), provided, however, that the foregoing shall not require Regeneron to prepare, obtain or otherwise provide any Co-Funding Materials other than those that have been prepared by Regeneron for its internal purposes. Regeneron shall deliver the Co-Funding Materials to Adicet within [***] days of Adicet’s written request. After delivery of the Co-Funding Materials, but prior to the Co-Funding Option Deadline, upon Adicet’s request, Regeneron shall make itself reasonably available to Adicet to discuss the Co-Funding Materials. Adicet may exercise such Co-Funding Option for the Adicet Co-Funding Percentage as specified by Adicet in the Co-Funding Territory as specified by Adicet by delivering written notice thereof to Regeneron (the “Co-Funding Notice”) no later than [***] days after receipt of the Co-Funding Materials from Regeneron (the “Co-Funding Option Deadline”), with such exercise being deemed effective upon Regeneron’s receipt of such Co-Funding Notice. In no event shall the Co-Funding Percentage borne by Adicet (the “Adicet Co-Funding Percentage”) be less than [***] or more than [***] of the total financial investment, profit and loss related to the Co-Funded Product in the Co-Funding Territory. The Co-Funding Percentage borne by Regeneron for the Co-Funded Product in the Co-Funding Territory shall be [***] of the financial investment, profit and loss minus the Co-Funding Percentage borne by Adicet (the “Regeneron Co-Funding Percentage”). Upon Adicet’s exercise of the Co-Funding Option, such Optioned Collaboration ICP shall be considered a Co-Funded Product in the Co-Funding Territory.

(b) If Adicet fails to request the Co-Funding Materials in accordance with the time period set forth in this Section 8.1 or Adicet fails to deliver a Co-Funding Notice after receiving the Co-Funding Materials by the Co-Funding Option Deadline, Adicet’s Co-Funding Option with respect to such Optioned Collaboration ICP shall immediately and permanently expire.

(c) If, after Adicet exercises its Co-Funding Option in accordance with Section 8.1(a), the JSC approves an Updated Development Cost Forecast that is [***], Adicet shall have the right to exercise by delivering written notice to Regeneron to reduce the Adicet Co-Funding Percentage to [***] (the “Co-Funding Reduction Notice”), provided that Adicet may not deliver a Co-Funding Reduction Notice more than once for a given Co-Funded Product. If Adicet delivers a Co-Funding Reduction Notice pursuant to this Section 8.1(c), the Adicet Co-Funding Percentage shall be reduced by [***] and the Regeneron Co-Funding Percentage shall be adjusted accordingly for such Co-Funded Product as of [***] of Adicet’s delivery of the Co-Funding Reduction Notice; provided, however, that Regeneron shall pay to Adicet an additional royalty equal to [***] of Net Sales of such Co-Funded Product (on the same terms and conditions as if it were a Regeneron Royalty Bearing Product hereunder, but without offsets or deductions) until [***]. If Adicet fails to deliver a Co-Funding Reduction Notice pursuant to this Section 8.1(c) with respect to a Co-Funded Product, Adicet’s rights to reduce it Co-Funding Percentage pursuant to this Section 8.1(c) shall permanently expire with respect to such Co-Funded Product.

8.2 Development and Commercialization of Co-Funded Products. Upon and subject to the terms and conditions of this Agreement, including Adicet’s option to Co-Promote a Co-Funded Product pursuant to Section 11.2, Regeneron shall be solely responsible for and will use Commercially Reasonable Efforts to Develop and Commercialize Co-Funded Products in the Co-Funding Territory and not to materially exceed the Initial Development Cost Forecast (or the most recent Updated Development Cost Forecast) therefor. Notwithstanding anything to the contrary in this Agreement, the Development or Commercialization of a Co-Funded Product in the Co-Funding Territory shall not materially deviate from the applicable Co-Funding Materials without Regeneron first discussing such material deviation at the JSC, but the Parties acknowledge and agree that Regeneron shall be solely responsible and shall have final discretion and decision making authority over the Development and Commercialization of Co-Funded Products. The Parties shall establish the JSC to oversee and/or coordinate the Development, Manufacture and Commercialization of Co-Funded Products in the Co-Funding Territory as set forth in Article 9. Each Party shall, subject to the terms and conditions set forth in Article 19, provide (or cause its Affiliates to provide) to any relevant Committee any necessary Confidential Information and such other information and materials as may be reasonably required for the Parties to operate effectively and efficiently with respect to Co-Funded Products under and in accordance with the terms and conditions of this Agreement, in each case to the extent Controlled by such Party.

ARTICLE 9

GOVERNANCE OF CO-FUNDED PRODUCTS

9.1 Committees/Management.

(a) Committees. In addition to the JRC, in the event Regeneron exercises an Option and Adicet exercises a Co-Funding Option for a Co-Funded Product, the Parties agree to establish, for the purposes specified herein, a Joint Steering Committee (the “JSC”). It is understood that the Parties may wish to establish multiple Committees reporting to the JSC with responsibility for different functions or different Co-Funded Products. The JSC shall be established within [***] after Adicet first exercises a Co-Funding Option. The roles and responsibilities of the JSC are set forth in this Agreement. The JSC, and any other committees the JSC establishes pursuant to this Article 9, are the “Committees.” From time to time, each Committee may establish working groups (each, a “Working Group”) to oversee particular projects or activities, and each such Working Group shall be constituted and shall operate as the Committee which establishes the Working Group determines.

(b) Decision-making. The Committees shall operate by consensus. The representatives of each Party shall have collectively one (1) vote on behalf of such Party; provided that no such vote taken at a meeting shall be valid unless a representative of each Party is present and participating in the vote. Notwithstanding the foregoing, each Party, in its sole discretion, by written notice to the other Party, may choose not to have representatives on a Committee and leave decisions of such Committee(s) to representatives of the other Party.

(c) Membership. Each of the Committees shall be composed of an equal number of representatives appointed by each of Regeneron and Adicet. Each Party may replace its Committee members upon written notice (which may be via email) to the other Party. Each Committee will have two (2) co-chairpersons, one designated by each of Regeneron and Adicet. Each co-chairperson shall be entitled to call meetings. The co-chairpersons shall coordinate activities to prepare and circulate an agenda in advance of the meeting and prepare and issue final minutes within [***] thereafter.

(d) Meetings. Each Committee shall hold meetings at such times as the Parties shall determine, but in no event less frequently than once every Quarter during the Term as long as there is at least one Co-Funding Term then in effect, commencing from and after the time such Committee is established as provided herein. If possible, the meetings shall be held in person (to the extent practicable, alternating the site for such meetings between the Parties or their Affiliates) or when agreed by the Parties, by video or telephone conference. Other representatives of each Party or of Third Parties involved in the Development, Manufacture or Commercialization of any Co-Funded Product (under obligations of confidentiality) may be invited by the Committee co-chairs to attend meetings of the Committees as nonvoting participants. Each Party shall be responsible for all of its own expenses of participating in the Committees. Either Party’s representatives on a Committee may call a special meeting of the applicable Committee upon at [***] Business Days’ prior written notice (which may be via email), except that emergency meetings may be called with at [***] Business Days’ prior written notice (which may be via email).

(e) Limited Powers. None of the Committees or the Executive Officers shall have the power to amend any of the terms or conditions of this Agreement or to waive compliance with this Agreement, other than by mutual agreement of the Parties as set forth in Section 24.5.

9.2 Joint Steering Committee.

(a) Composition and Purpose. The JSC shall have overall responsibility for the oversight of the Development and Commercialization of Co-Funded Products. The JSC shall be composed of at least three (3) senior management employees of each Party; provided that the total number of representatives may be changed upon mutual agreement of the Parties (so long as each Party has an equal number of representatives). In addition to its overall responsibility for overseeing the Development and Commercialization of Co-Funded Products, the JSC shall in particular:

(i) review the overall Development strategy and Commercialization strategy in the Co-Funding Territory for each Co-Funded Product as formulated by Regeneron;

(ii) annually review and approve an Updated Development Cost Forecast;

(iii) annually review, discuss and approve the Development Plan(s) and Commercial Plan(s), including overseeing compliance with the Development Plan and Commercial Plan, which plans shall be initially prepared by Regeneron and presented to the JSC;

(iv) coordinate the promotional efforts of the Parties for each Co-Funded Product that is subject to a Co-Promotion Agreement pursuant to such Co-Promotion Agreement;

(v) discuss the regulatory strategy for the Co-Funded Products;

(vi) oversee Manufacturing activities for Co-Funded Products, including process and technology selection and process improvements;

(vii) review any proposal to license Development, Commercialization or Manufacturing rights for any Co-Funded Product to any Third Party;

(viii) facilitate an exchange between the Parties of data, information, material and results relating to the Development and Commercialization of Co-Funded Products;

(ix) provide a single-point of communication and attempt in good faith to resolve any disputes referred to it by any of the other Committees;

(x) be responsible for accounting, financial and funds flow matters related to the Collaboration Arrangement, including such specific responsibilities set forth in Sections 10.3, 14.7, and 14.11;

(xi) establish sub-committees of the JSC, as the JSC deems appropriate; and

(xii) oversee the other Committees and resolve matters referred by the other Committees to the JSC for decision-making and approval as set forth in this Agreement or otherwise, and to resolve matters on which such Committees are unable to reach consensus pursuant to the provisions of Section 9.3 and Article 23 below, as applicable; and

(xiii) consider and act upon such other matters as are specifically assigned to the JSC under this Agreement or otherwise agreed by the Parties.

9.3 Resolution of Committee Disputes. In the event there is a dispute at the level of a Committee other than the JSC which the relevant Committee has decision making authority over, the Parties, through such Committee, will seek to resolve the dispute as promptly as possible, but no later than [***] after a Party has delivered to the other Party a written request to resolve the matter, and in the event that no resolution is reached by such Committee, such matter shall be promptly referred to the JSC. In the event there is a dispute at the JSC (including in cases where such dispute is referred to the JSC pursuant to this Section 9.3), the Parties, through the JSC, will seek to resolve the dispute as promptly as possible, but no later than [***] after a Party has delivered to the other Party a written request to resolve the matter (or in cases where such dispute is referred to the JSC pursuant to this Section 9.3, within [***] after such dispute is referred to the JSC), and in the event that no resolution is reached at the JSC, such matter and resolved in accordance with Article 23.

ARTICLE 10

DEVELOPMENT OF CO-FUNDED PRODUCTS

10.1 Development of Co-Funded Products. Subject to the terms of this Agreement, Regeneron shall undertake Development activities with respect to Co-Funded Products pursuant to the Development Plans under the oversight of the JSC. Regeneron shall use Commercially Reasonable Efforts to Develop Co-Funded Products and carry out the Development activities set forth in the Development Plans in a timely manner, and shall conduct all such activities in compliance with Applicable Laws, including Good Practices. To the extent Adicet or its Affiliates performs any Development activities with respect to Co-Funded Products at the request of Regeneron, Section 10.3(a) shall apply, except that all references to Adicet shall be deemed to refer to Regeneron and all references to Regeneron shall be deemed to refer to Adicet. Adicet’s activities (if any) regarding process development for the Manufacture of a Co-Funded Product after the Research Program Term shall be set forth in and governed by a development services addendum or agreement entered into in connection with the applicable Supply Agreement. Regeneron (and the extent applicable, Adicet) shall maintain complete, current and accurate records of all development activities conducted by or on its behalf with respect to Co-Funded Products, and all data and other information resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of the development activities in good scientific manner appropriate for regulatory and patent purposes. Regeneron (and to the extent applicable, Adicet) shall document all non-clinical studies and clinical trials in formal written study reports according to Applicable Laws and national and international guidelines (e.g., ICH, GCP, GLP, and GMP).

10.2 Preparation, Updates and Approval of Development Plans. With respect to each Co-Funded Product, Regeneron shall prepare and present a Development Plan for review by the JSC within [***] after exercise by Adicet of its Co-Funding Option, and the JSC shall review and approve an initial Development Plan (which shall be consistent in all material respects with the applicable Co-Funding Materials) for such Co-Funded Product within [***] after Regeneron presents such Development Plan to the JSC. Regeneron shall consider in good faith comments by Adicet regarding the Development Plan for each Co-Funded Product, specifically regarding clinical Development, process development for Manufacturing, and regulatory activities, provided that Regeneron shall have final discretion and decision making authority over the Development Plan. An updated Development Plan for such Co-Funded Product will be presented by Regeneron for review to the JSC and approved by the JSC, [***] prior to the end of each calendar year.

10.3 Development Cost and Payment Reports.

(a) Within [***] after the end of each Quarter, commencing with the Quarter in which the Co-Funding Notice for the first Co-Funded Product is received by Regeneron, Regeneron shall provide to Adicet a written report (in electronic form) summarizing the material activities undertaken by Regeneron during such Quarter in connection with each Development Plan (or, if the Development Plan is not yet in effect, pursuant to Regeneron’s development activities it conducts subsequent to Adicet’s exercise of its Co-Funding Option), together with a statement of Development Costs incurred by Regeneron during such Quarter, which statement shall detail those amounts to be included in the Development Payment Report for such Quarter and shall be in such form, format and of such level of detail as approved by the JSC.

(b) Within [***] after the end of each Quarter, Regeneron shall deliver electronically to Adicet a Development Payment Report in respect of such Quarter, combining the information reported by Regeneron pursuant to this Section 10.3 (and to the extent applicable pursuant to Section 10.1, Adicet) and showing its calculations in accordance with Schedule 2 of the amount of any payments to be made by the Parties hereunder for such Quarter as contemplated by this Section 10.3 (including, as applicable, showing the sharing of Development Costs) and, if applicable, providing for the netting of such payments. All reports referred to in this Section 10.3 shall be in such form, format and level of detail approved by the JSC. Unless otherwise agreed by the JSC, the financial data in the reports will include calculations in local currency and United States Dollars.

10.4 Development Utilizing Adicet Background Technology. If the Parties mutually agree in writing to utilize any Adicet Background IP in the Development of a Co-Funded Product (other than to the extent constituting applicable Adicet Product IP), then Adicet either (A) shall perform such specific Development activities utilizing such Adicet Background IP for such Co-Funded Product, or (B) shall grant to Regeneron a limited license under (and transfer to Regeneron) such Adicet Background IP solely to perform such specific Development activities utilizing such Adicet Background IP for such Co-Funded Product and for no other purpose.

ARTICLE 11

COMMERCIALIZATION OF CO-FUNDED PRODUCTS

11.1 Commercialization of Co-Funded Products. Subject to the terms of this Agreement and Adicet’s rights to Co-Promote a Co-Funded Product in the United States after Adicet’s exercise of its option under Section 11.2(a), Regeneron will perform all Commercialization activities for Co-Funded Products under the oversight of the JSC. Regeneron shall use Commercially Reasonable Efforts to Commercialize Co-Funded Products, and shall conduct all such activities in compliance with Applicable Laws. Regeneron shall be responsible for handling collection and receivables and recording and booking sales in each country in the Co-Funding Territory. If Adicet exercises its rights to Co-Promote a Co-Funded Product in the United States pursuant to Section 11.3(a), Adicet shall use Commercially Reasonable Efforts to Co-Promote the relevant Co-Funded Product and carry out the Co-Promotion activities set forth in the Co-Promotion Agreement in a timely manner, and shall conduct all such activities in compliance with Applicable Laws.

11.2 Preparation, Updates and Approval of Commercial Plans. With respect to each Co-Funded Product, Regeneron shall prepare and present a Commercial Plan for review by the JSC within [***] after exercise by Adicet of its Co-Funding Option, and the JSC shall review and approve a Commercial Plan for such Co-Funded Product within [***] after Regeneron presents such Commercial Plan to the JSC. Regeneron and the JSC shall consider in good faith comments by Adicet regarding the Commercial Plan for each Co-Funded Product, provided that Regeneron shall have final discretion and decision making authority over the approval of the Commercial Plan (and provided that nothing herein shall prevent Regeneron from operating under the Co-Funding Materials prior to JSC approval of the Commercial Plans). An updated Commercial Plan for such Co-Funded Product will be presented by Regeneron for review to the JSC and approved by the JSC, [***] prior to the end of each calendar year. The Parties acknowledge and agree that the initial Commercial Plans may contain less detail than the Commercial Plans that are prepared as the Co-Funded Product advances towards Marketing Approval or Commercial Plans prepared after Marketing Approval, provided, however, that the foregoing shall not require Regeneron to prepare, obtain or otherwise provide detail in a Commercialization Plan other than those that have been prepared by Regeneron for its internal purposes.

11.3 Adicet Co-Promotion Option in the United States.

(a) Exercise of Co-Promote Option. In the event that Adicet desires to Co-Promote a Co-Funded Product in the United States, it shall notify Regeneron of its decision regarding whether to Co-Promote such Co-Funded Product in the United States [***] after the Anticipated First Commercial Sale of such Co-Funded Product in the United States is determined by the JSC. If Adicet does not timely notify Regeneron by the deadline set forth above, as applicable, Adicet’s right to Co-Promote such Co-Funded Product in the United States shall immediately and permanently expire.

(b) Co-Promotion FTE Efforts. Simultaneously with Adicet’s exercise of its option pursuant to Section 11.2(a) to Co-Promote a Co-Funded Product in the United States, Adicet will provide to Regeneron a binding notice of the FTE effort which shall be a percentage of the anticipated total FTE effort that Adicet will commit to Co-Promote such Co-Funded Product in the United States for each Contract Year (the “Adicet Commitment Level”). In no event shall the Adicet Commitment Level in Co-Promoting such Co-Funded Product in the United States exceed [***] of the anticipated total FTE effort by both Parties in Co-Promoting such Co-Funded Product in the United States or such other maximum percentage agreed by the Parties (the “Maximum Adicet Effort”). If Adicet elects to Co-Promote a Co-Funded Product in the United States, the Adicet Commitment Level shall be the same as Adicet’s Co-Funding Percentage for such Co-Funded Product, unless otherwise expressly agreed in writing by the Parties. Such FTE effort shall be based upon the forecasted number and position of Details required to meet the market and sales forecasts in the United States, and their conversion (with such conversion approved by the JSC) into the equivalent number of Detailing FTEs in the United States. Adicet shall use Commercially Reasonable Efforts to perform the anticipated total FTE effort above for the Adicet Commitment Level, and Regeneron shall use Commercially Reasonable Efforts to perform the anticipated total FTE effort above the Adicet Commitment Level.

(c) Co-Promotion Agreement. Promptly, and in no event later than [***] days following Adicet’s exercise of any option under Section 11.2(a), the Parties shall negotiate in good faith the terms of and enter into a co-promotion agreement (“Co-Promotion Agreement”), or amendment of any co-promotion agreement previously entered into pursuant to this Section 11.3(c), consistent with this Article 11 and containing other commercially reasonable terms as the Parties may agree; provided that, in the case of any conflict between any such Co-Promotion Agreement and this Agreement, this Agreement shall control.

11.4 Other Responsibilities. Regeneron shall, and with respect to the United States, in the event the Parties are Co-Promoting the Co-Funded Product, each Party shall, maintain records relating to its sales force, account management, medical science liaison and medical affairs functions FTEs for the Co-Funded Products in each country in a manner sufficient to permit the determination of Field Force Cost.

ARTICLE 12

CLINICAL AND REGULATORY AFFAIRS FOR CO-FUNDED PRODUCTS

12.1 Regulatory Responsibilities.

(a) Subject to the terms of this Agreement, Regeneron shall determine and execute the appropriate regulatory strategy with respect to Co-Funded Products under the oversight of the JSC. The regulatory strategy shall be consistent with the overall objective of facilitating Marketing Approval in the Co-Funding Territory in connection with the Development Plan.

(b) Regeneron shall prepare all Regulatory Filings for Co-Funded Products. Regeneron shall be responsible for submitting and maintaining all such Regulatory Filings and shall act as the primary point of contact for regulatory communications with each applicable Regulatory Authority with respect to each Co-Funded Product. Without limiting the foregoing, Regeneron will be responsible for, and will use Commercially Reasonable Efforts in applying for, obtaining and maintaining the applicable Approval or other Registration Filing for each Co-Funded Product.

(c) Unless otherwise agreed to by the Parties, Regeneron shall own (i) all Approvals with respect to each Co-Funded Product and (ii) all Regulatory Filings for Co-Funded Products.

(d) To the extent Adicet is performing Manufacturing for the Co-Funded Product as set forth in Article 13, Adicet shall provide any assistance requested by Regeneron for Regeneron to prepare any CMC (or equivalent) Section of any Regulatory Filings related to the Manufacture of the Co-Funded Product.

(e) To the extent Adicet is Co-Promoting the Co-Funded Product in the United States, the Parties shall establish procedures, through the JSC, to ensure that the Parties exchange on a timely basis all necessary information to enable each Party and its licensees, as applicable, to comply with its regulatory obligations in connection with the Commercialization of Co-Funded Products, including filing updates or supplements with Regulatory Authorities or pharmacovigilance filings, and to comply with Applicable Laws in the Territory.

(f) Notwithstanding anything to the contrary in this Agreement, (i) Regeneron shall consult with Adicet regarding the regulatory strategy and approach for Co-Funded Products and shall consider in good faith reasonable comments of Adicet to the extent relating to consistency in strategy and approach as compared to the regulatory strategy and approach for Adicet Royalty Products, provided, however, that Regeneron shall have final discretion with respect thereto, and (ii) Regeneron shall permit a representative of Adicet to attend as an observer (and participate as reasonably necessary) in all material meetings and other communications with the applicable Regulatory Authorities regarding Co-Funded Products.

12.2 Regulatory Events. Each Party shall keep the other Party informed, as soon as possible but no later than [***] after notification (or other time period specified below), of any action by, or notification or other information which it receives (directly or indirectly) from, any Regulatory Authority, Third Party or other Governmental Authority, which:

(a) raises any material concerns regarding the safety or efficacy of any Co-Funded Product;

(b) indicates or suggests a potential investigation or formal inquiry by any Regulatory Authority in connection with the Development, Manufacture or Commercialization of a Co-Funded Product; provided, however, that each Party shall inform the other Party of the foregoing as soon as possible but in no event later than [***] after receipt of a notification referred to in this clause (b); or

(c) is reasonably likely to lead to a recall or market withdrawal of any Co-Funded Product anywhere in the Territory.

12.3 Recalls and Other Corrective Actions. Decisions with respect to any recall, market withdrawal or other corrective action related to any Co-Funded Product in the Co-Funding Territory shall be made by Regeneron, provided that to the extent practicable, Regeneron shall discuss such decision with Adicet in advance. Regeneron shall, as soon as reasonably possible, but in no event later than twenty-four (24) hours of such final determination, notify Adicet. The Parties shall cooperate with respect to any actions taken or public statements made in connection with any such recall or market withdrawal; provided that Regeneron shall have final decision making with respect thereto. Expenses associated with such recalls will be treated as Other Shared Expenses.

ARTICLE 13

MANUFACTURING AND SUPPLY

13.1 Supply for Research Program. Adicet shall use Commercially Reasonable Efforts to Manufacture (or have Manufactured) required quantities of Collaboration ICPs to perform the activities under the Research Program (including any required quantities of GLP-compliant Collaboration ICP) in accordance with Applicable Laws and the Product Specifications. All Manufacturing (included process development) related costs and expenses incurred by Adicet in connection with the Manufacture of Product for use under the Research Plan shall be borne by Adicet. The Parties acknowledge that Adicet may use a Third Party contract manufacturer to Manufacture Collaboration ICPs pursuant to this Section 13.1, and that the selection of such Third Party contract manufacturer shall be subject to Regeneron’s prior written consent, which shall not be unreasonably withheld or delayed. Regeneron shall have the right to review and comment on the draft agreement with each such Third Party contract manufacturer, and Adicet shall consider in good faith the reasonable comments of Regeneron thereon.

13.2 Supply for Initial Phase I Trial for Optioned Collaboration ICPs.

(a) For each Optioned Collaboration ICP, Adicet shall use Commercially Reasonable Efforts (i) to scale up the Manufacturing process developed pursuant to Section 13.1 to a level sufficient to Manufacture, such quantities as set forth in the applicable Research Plan of such Optioned Collaboration ICP in accordance with Applicable Laws (and GMP), the applicable Product Specifications and the applicable Research Plan for the conduct by Regeneron of an initial Phase I Trial for such Optioned Collaboration ICP (collectively, the “Initial Phase I Supply”), and (ii) to Manufacture (or have Manufactured) such Initial Phase I Supply of such Optioned

Collaboration ICP. The Parties acknowledge that Adicet may use a Third Party contract manufacturer to scale up such process and Manufacture the Initial Phase I Supply, and that the selection of such Third Party contract manufacturer shall be subject to Regeneron’s prior written consent, which shall not be unreasonably withheld or delayed. Regeneron shall have the right to review and comment on the draft agreement with each such Third Party contract manufacturer, and Adicet shall consider in good faith the reasonable comments of Regeneron thereon.

(b) Within [***] after Regeneron’s timely exercise of its Option and payment of the Option Exercise Fee with respect to an Optioned Collaboration ICP, Adicet shall sell and supply to Regeneron the Initial Phase I Supply of such Optioned Collaboration ICP, and Regeneron shall pay Adicet a price equal to [***] of Adicet’s Manufacturing Cost for such Optioned Collaboration ICP that is a Regeneron Royalty Product within [***] after receipt of such Initial Phase I Supply and the applicable invoice therefor, or for a Co-Funded Product, [***] of Adicet’s Manufacturing Cost for such Co-Funded Product multiplied by the Regeneron Co-Funding Percentage and reimbursed in accordance with Section 14.7. If such Initial Phase I Supply of such Optioned Collaboration ICP is manufactured by a Third Party contract manufacturer, Adicet shall pass through to Regeneron such representations and warranties as Adicet receives from such Third Party contract manufacturer with respect thereto. Adicet shall use good faith efforts to include in the agreement with the Third Party manufacturer a provision that Regeneron is a third party beneficiary of Adicet’s rights under such agreement with such Third Party manufacturer. If such Initial Phase I Supply of such Optioned Collaboration ICP is manufactured by Adicet or its Affiliate, Adicet shall represent and warrant to Regeneron and hereby represents and warrants to Regeneron that such Initial Phase I Supply shall be manufactured in accordance with Applicable Laws (and GMP), shall meet the applicable Product Specifications, (and GMP), shall be free from contaminants, shall not be adulterated or misbranded, and shall be supplied free and clear of Third Party liens and encumbrances.

13.3 Subsequent Supply of Co-Funded Products and Regeneron Royalty Products.

(a) Within [***] after Regeneron’s timely exercise of its Option, payment of the Option Exercise Fee and delivery of its good faith forecasted requirements for Phase II clinical trial materials with respect to an Optioned Collaboration ICP, Adicet may give written notice to Regeneron if Adicet desires to Manufacture (or have Manufactured) and supply subsequent quantities of such Optioned Collaboration ICP and Regeneron Royalty Products or Co-Funded Products (as applicable) that incorporate, include or consist of such Optioned Collaboration ICP. [***] after Regeneron’s timely exercise of its Option, payment of the Option Exercise Fee and delivery of its good faith forecasted requirements for Phase II clinical trial materials with respect to an Optioned Collaboration ICP, Regeneron may give written notice to Adicet if Regeneron desires Adicet to Manufacture (or have Manufactured) and supply subsequent quantities of such Optioned Collaboration ICP and Regeneron Royalty Products or Co-Funded Products (as applicable) that incorporate, include or consist of such Optioned Collaboration ICP.

(b) If either Party gives the other Party timely written notice with respect to an Optioned Collaboration ICP pursuant to Section 13.3(a) and the Party receiving such notice does not object, the Parties promptly shall meet, negotiate in good faith and attempt to reach mutual written agreement on commercially reasonable and customary terms and conditions of a supply agreement and quality agreement for such Manufacture by or on behalf of Adicet and supply of such Optioned Collaboration ICP and Regeneron Royalty Products or Co-Funded Products (as applicable) that incorporate, include or consist of such Optioned Collaboration ICP. Any such supply agreement shall include commercially reasonable and customary provisions for a second source of supply by a Third Party.

(c) If the Parties reach mutual written agreement on commercially reasonable and customary terms and conditions of a supply agreement and a quality agreement for the Manufacture and supply by or on behalf of Adicet of such Optioned Collaboration ICP, Regeneron Royalty Products or Co-Funded Products (as applicable), then Adicet shall Manufacture (or have Manufactured) and supply subsequent quantities of such Optioned Collaboration ICP and Regeneron Royalty Products or Co-Funded Products (as applicable) that incorporate, include or consist of such Optioned Collaboration ICP solely on the terms and conditions of such supply agreement and quality agreement.

(d) If either Party fails to timely give the other Party such written notice pursuant to Section 13.2(a), the Party receiving such notice reasonably objects, or the Parties fail to reach mutual written agreement on commercially reasonable and customary terms and conditions of a supply agreement and quality agreement for such Manufacture by or on behalf of Adicet and supply of such Optioned Collaboration ICP and Regeneron Royalty Products or Co-Funded Products (as applicable) that incorporate, include or consist of such Optioned Collaboration ICP within ninety (90) days after notice was delivered pursuant to Section 13.2(a), then Regeneron shall be solely responsible for the subsequent Manufacture thereof.

13.4 Manufacturing Process Technology Transfer. Following Regeneron’s timely exercise of its Option and payment of the Option Exercise Fee with respect to an Optioned Collaboration ICP, upon written request by Regeneron:

(a) Adicet (i) shall transfer to Regeneron (or its single designee, which may be increased to two (2) designees in the event a second designee is necessary to continue supply of such Optioned Collaboration ICP due to a failure to supply by the first designee for reasons outside the reasonable control of Regeneron) a copy of such Adicet Know-How regarding the Manufacturing process developed by or on behalf of Adicet therefor as of such date that is reasonably necessary for the Manufacture of such Optioned Collaboration ICP, Regeneron Royalty Products or Co-Funded Products (as applicable), (ii) shall provide reasonable technical assistance (including answering reasonable questions) regarding the transferred Manufacturing process, and (iii) shall allow a mutually agreed number of representatives of Regeneron to observe manufacturing processes in otherwise scheduled manufacturing runs (but without any obligation to conduct a manufacturing run for purposes of such observation, and subject to customary restrictions and obligations applicable to visitors), all in accordance with a mutually agreed and commercially reasonable technology transfer plan and schedule.

(b) Adicet shall use Commercially Reasonable Efforts to facilitate the transfer from Adicet’s Third Party contract manufacturer (if applicable) to Regeneron (or its single designee, which may be increased to two (2) designees in the event a second designee is necessary to continue supply of such Optioned Collaboration ICP due to a failure to supply by the first designee for reasons outside the reasonable control of Regeneron) a copy of such Know-How regarding the Manufacturing process developed by or on behalf of Adicet therefor as of such date that is Controlled by such Third Party that Adicet is entitled to receive and is reasonably necessary for the Manufacture of such Optioned Collaboration ICP, Regeneron Royalty Products or Co-Funded Products (as applicable). Additionally, Adicet shall pass through to Regeneron any of Adicet’s rights to receive Manufacturing transfer assistance (including, to the extent contemplated, pursuant to a technology transfer plan and schedule) from Adicet’s Third Party contract manufacturer to the extent provided under (and in accordance with) Adicet’s agreement with its Third Party manufacturer.

(c) Upon Regeneron’s written request, Adicet shall use Commercially Reasonable Efforts to facilitate an introduction to Adicet’s Third Party contract manufacturer (if applicable) regarding supply of such Optioned Collaboration ICP from such Third Party contract manufacturer.

(d) Regeneron shall reimburse Adicet within [***] after receipt of the applicable invoice, for the fully-burdened cost to Adicet for such Manufacturing process technology transfer incurred pursuant this Section 13.4 for a Regeneron Royalty Product. For a Co-Funded Product, the fully-burdened cost of both Parties for such Manufacturing process technology transfer incurred pursuant this Section 13.4 shall be calculated and reimbursed in accordance with Section 14.7.

ARTICLE 14

PAYMENTS

14.1 Upfront Payment. Within [***] after the Effective Date, Regeneron shall pay Adicet a non-refundable, non-creditable amount of Twenty Five Million Dollars (US$25,000,000) (the “Up-Front Payment”). Adicet shall use the Up-Front Payment to fund activities related to the Research Program.

14.2 Research Program Funding. Unless the Research Program is terminated pursuant to Section 2.2, (i) Regeneron shall pay Adicet an annual research funding fee of five million Dollars ($5,000,000) on each of the first and second anniversaries of the Effective Date and (ii) Regeneron shall pay Adicet an annual research funding fee of [***] on each of the [***]. Adicet shall submit to Regeneron an invoice for each payment and Regeneron shall remit payment by the later of the date specified in the preceding sentence or [***] after receipt of such invoice. Adicet shall use the research funding fees it receives from Regeneron pursuant to this Section 14.2 to fund activities related to the Research Program.

14.3 Royalty Payments for Adicet Royalty Products.

(a) For each Quarter during the applicable Royalty Term, Adicet shall pay non-refundable, non-creditable royalties to Regeneron on Net Sales of Adicet Royalty Products during such Quarter, on a Collaboration Target-by-Collaboration Target basis, equal to the following percentage of Net Sales:

Aggregate Worldwide Annual Net Sales of all Adicet Royalty Products Directed to a Given Collaboration Target in the Territory in a Calendar Year	Royalty Rate on all Net Sales in such Calendar Year

If Net Sales of all Adicet Royalty Products directed to a given Collaboration Target are up to, but are not in excess of, [***] in a calendar year	[***]

If Net Sales of all Adicet Royalty Products directed to a given Collaboration Target are in excess of [***] and up to, but not in excess of, [***] in a calendar year	[***]

If Net Sales of all Adicet Royalty Products directed to a given Collaboration Target are in excess of [***] and up to, but not in excess of, [***] in a calendar year	[***]

If Net Sales of all Adicet Royalty Products directed to a given Collaboration Target are in excess of [***] in a calendar year	[***]

For clarity, in the event worldwide Net Sales of all Adicet Royalty Products directed to a given Collaboration Target in the second, third or fourth Quarter in a given calendar year achieves a higher royalty rate than the royalty rate payable in the previous Quarter(s) of such calendar year, the higher royalty rate shall apply to all Net Sales of Adicet Royalty Products in the previous Quarter(s) in such calendar year and Adicet shall make any true-up payments to Regeneron for previous Quarters together with royalty payment due for the Quarter in which the higher royalty rate was achieved.

(b) Royalty Stacking. On an Adicet Royalty Product-by-Adicet Royalty Product basis:

(i) in accordance with Section 16.7(a), in the event (and to the extent) that a Research Program Term License is required to make, use, offer for sale, sell or import in a specific country, a specific Adicet Royalty Product as a result of an allegation or potential allegation of infringement of such Third Parties’ patents as a result thereof;

(ii) in accordance with Section 16.7(a), the entry into a potential Research Program Term License was mutually agreed to but such Research Program Term License was not finalized prior to the expiration of the Research Program Term and in the event (and to the extent) that such Research Program Term License is required to make, use, offer for sale, sell or import in a specific country, a specific Adicet Royalty Product as a result of an allegation or potential allegation of infringement of such Third Parties’ patents as a result thereof;

(iii) in accordance with Section 16.7(a), the entry into potential Research Program Term License regarding Intellectual Property rights of any Third Party was discussed by the Parties and was not consented to by Regeneron, and subsequently, after the Research Program Term, both Parties independently or both Parties jointly enter into a Third Party License regarding such Intellectual Property rights of such Third Party(s), and in the event (and to the extent) that such Third Party License is required to make, use, offer for sale, sell or import in a specific country, a specific Adicet Royalty Product as a result of an allegation or potential allegation of infringement of such Third Parties’ patents as a result thereof; or

(iv) in the event (and to the extent) that Adicet obtains a license after the end of the Research Program Term from one or more Third Parties where such license is required to make, use, offer for sale, sell or import in a specific country, a specific Adicet Royalty Product as a result of an allegation or potential allegation of infringement of such Third Parties’ patents (1) where such infringement is a result of Adicet’s practice of any Regeneron CTM or any Regeneron Product IP in compliance with the terms of this Agreement or (2) where such Third Party’s Patents were filed prior to November 29, 2000 and were first published after the end of the Research Program Term and in the event (and to the extent) that a license is required to make, use, offer for sale, sell or import in a specific country, a specific Adicet Royalty Product as a result of an allegation or potential allegation of infringement of such Third Parties’ patents as a result thereof (clauses (i), (ii), (iii) and (iv), collectively, hereinafter “Third Party Patent Licenses”), then in each such case, Adicet shall have the right to credit [***] of the royalties and milestones actually paid by Adicet or its Affiliates under such Third Party Patent Licenses, in each case with respect to sales of such Adicet Royalty Product in such country during a particular Quarter against the royalty payments due to Regeneron with respect to the sale of such Adicet Royalty Product in such country during such Quarter; provided, however, that in no event shall the royalties paid by Adicet to Regeneron with respect to the sale of such Adicet Royalty Product in such country during such Quarter be reduced to less than [***] of the amounts that would be owed pursuant to Section 14.3(a) in the absence of such credit. In addition to the provisions of Section 14.3(b)(iv), if the Patent Rights covering the subject intellectual property in the Third Party License were filed with the relevant authority prior to the expiration of the Research Program Term but were published after the expiration of the Research Program Term, to the extent the Parties mutually agree to enter into such Third Party License, Section 14.3(b)(i) shall apply, and to the extent the Parties do not mutually agree to enter into such Third Party License, Section 14.3(b)(iii) shall apply.

(c) Notwithstanding Section 14.3(a), in the event that the Royalty Term continues solely due to clause (a)(ii) in the definition of Royalty Term (i.e. in a specific country the Product is not Covered by a Valid Claim of a Patent Right Controlled by Adicet or a Patent Right licensed by Regeneron to Adicet in accordance with Section 5.1), then the royalty rates in such country for such Product for such Quarter will be reduced to [***] of the applicable rate in Section 14.3(a), provided, however, in no event shall the aggregate deductions under this Section 14.3(c) combined with deductions taken under Section 14.3(b) reduce any royalty payment made by Adicet in respect of Net Sales of such Licensed Product pursuant to Section 14.3(a) by more than [***]; provided, further, that Adicet may credit unused royalty reductions in excess of such cap in future Quarters.

(d) The royalties payable under this Section 14.3 shall each be paid during the applicable Royalty Term, as determined on an Adicet Royalty Product-by-Adicet Royalty Product and country-by-country basis

(e) During the applicable Royalty Term, within [***] after the end of each Quarter, Adicet shall deliver to Regeneron a report detailing in reasonable detail the information necessary to calculate the royalty payments due under this Agreement for such Quarter, including the following information, specified on a Adicet Royalty Product-by-Adicet Royalty Product and country-by-country basis: (i) total gross invoiced amount from sales of each Adicet Royalty Product; (ii) all relevant deductions from gross invoiced amounts to calculate Net Sales of each Adicet Royalty Product; (iii) Net Sales of each Adicet Royalty Product in local currency and in United States Dollars; (iv) calculation of all reductions pursuant to Section 14.3(b) or 14.3(c), and (v) royalties payable. Adicet shall pay to Regeneron the royalty amount due for Net Sales during a given Quarter [***] after the end of such Quarter.

14.4 Royalty Payments for Regeneron Royalty Products. For each Quarter during the applicable Royalty Term, Regeneron shall pay non-refundable, non-creditable royalties to Adicet equal [***] of Net Sales of Regeneron Royalty Products during such Quarter. Sections 14.3(b), 14.3(c), 14.3(d) and 14.3(e) shall apply to Regeneron with respect to Net Sales of Regeneron Royalty Products mutatis mutandis, and all references to Adicet shall be deemed to refer to Regeneron and all references to Regeneron shall be deemed to refer to Adicet.

14.5 Royalty Payments for Regeneron Non-ICP Products. For each Quarter during the applicable Royalty Term, Regeneron shall pay non-refundable, non-creditable royalties to Adicet equal to [***] of Net Sales of Regeneron Non-ICP Products during such Quarter. Sections 14.3(d) and 14.3(e) shall apply to Regeneron with respect to Net Sales of Regeneron Non-ICP Products mutatis mutandis, and all references to Adicet shall be deemed to refer to Regeneron and all references to Regeneron shall be deemed to refer to Adicet. Sections 14.3(b) and 14.3(c) shall not apply with respect to Net Sales of Regeneron Non-ICP.

14.6 Royalty Payments for Mice Derived Adicet ICP Products. With respect to each Mice Derived Adicet ICP Product incorporating a Mice Derived Adicet Targeting Moiety ([***]), for each Quarter during the applicable Royalty Term, Adicet shall pay non-refundable, non-creditable royalties to Regeneron on Net Sales of Mice Derived Adicet ICP Products during such Quarter equal to the following percentage of Net Sales of such Mice Derived Adicet ICP Product:

Product	Royalty Rate
If the Mice Derived Adicet Targeting Moiety incorporated into such Mice Derived Adicet ICP Product was generated using the Licensed Mice set forth under the heading [***]and not [***]	[***]
If the Mice Derived Adicet Targeting Moiety incorporated into such Mice Derived Adicet ICP Product was generated using the Licensed Mice set forth under the heading [***]	[***]

Sections 14.3(d) and 14.3(e) shall apply to Adicet with respect to Net Sales of Mice Derived Adicet ICP Products mutatis mutandis, and all references to Adicet Royalty Products shall be deemed to refer to Mice Derived Adicet ICP Products. Sections 14.3(b) and 14.3(c) shall not apply with respect to Net Sales of Mice Derived Adicet ICP Products. Adicet shall have a fully paid up and royalty-free license to use the Licensed Mice set forth under the heading “Class 3 Licensed Mice” on Schedule 3 for testing purposes in accordance with Section 5.1(d)(i).

14.7 Sharing of Profits and Development Costs from Co-Funded Products.

(a) Sharing. In the event Adicet exercises it Co-Funding Option and delivers a Co-Funding Notice pursuant to Section 8.1, commencing on the date Regeneron exercises its Option and continuing during the Product Term for such Co-Funded Product, the Parties shall share Profits and Development Costs and other costs in accordance with their Co-Funding Percentages as described in Schedule 2.

(b) Periodic Reports. Adicet and Regeneron shall each prepare and deliver to the other Party the periodic reports specified below:

(i) Regeneron shall deliver electronically the Development Cost and Payment reports required to be delivered by it pursuant to Section 10.3;

(ii) Within [***] following the end of each month, Regeneron shall deliver electronically to Adicet a monthly detailed Regeneron Collaboration Net Sales report, in each case with monthly and year-to-date sales in local currency and in United States Dollars of each Co-Funded Product in each country in the Co-Funding Territory in which such Co-Funded Product is sold, such reporting obligation to commence with the month in which the First Commercial Sale of any Co-Funded Product occurs in any country;

(iii) Within [***] following the end of each Quarter, commencing with the Quarter in which the First Commercial Sale of any Co-Funded Product occurs in any country in the Co-Funding Territory, Regeneron shall deliver electronically to Adicet a written report setting forth, on a country-by-country basis for such Quarter, for each country in the Co-Funding Territory, (A) the Regeneron Collaboration Net Sales of each Co-Funded Product in local currency and in United States Dollars, (B) Co-Funded Product quantities sold and (C) gross Co-Funded Product sales and an accounting of the deductions from gross sales permitted by the definition of Regeneron Collaboration Net Sales.

(iv) Within [***] following the end of each Quarter, each Party that has incurred any Other Shared Expenses, Shared Commercial Expenses or Cost of Goods Sold in that Quarter shall deliver electronically to the other Party a written report setting forth in reasonable detail the Other Shared Expenses, Shared Commercial Expenses and/or Cost of Goods Sold incurred by such Party in such Quarter on a Major Market Country-by-Major Market Country basis in the Co-Funding Territory and to the extent Regeneron’s internal systems are segregating such information on a country-by-country basis, for each such country in the Co-Funding Territory, and on a Co-Funded Product-by-Co-Funded Product basis, in local currency and in United States Dollars, including whether any such expenses are also included in the reports delivered pursuant to clause (v) below;

(v) Within [***] following the end of each Quarter, Regeneron shall deliver electronically to Adicet a Profit Payment Report in respect of such Quarter, combining the information reported by each Party pursuant to this Section 14.7(b)(i)-(iv) and showing its calculations in accordance with Schedule 2 of the amount of any payments to be made by the Parties hereunder for such Quarter as contemplated by this Section 14.7(b) (including, as applicable, showing the calculation of the Profit Split or sharing of costs) and, if applicable, providing for the netting of such payments.

All reports referred to in this Section 14.7(b) shall be in such form, format and level of detail approved by the JSC. Unless otherwise agreed by the JSC, the financial data in the reports will include calculations in local currency and United States Dollars.

(c) Adjustments to FTE Rates. Notwithstanding anything herein to the contrary, upon the request of either Party, the Parties shall meet to review the accuracy of an applicable FTE rate in any country (e.g., Field Force FTE Rate, Development FTE Rate, etc.). The Parties agree to share reasonable supporting documents and materials in connection with an assessment of the applicable FTE rate and to determine in good faith whether to adjust the rate(s) in any country.

(d) Funds Flow. The Parties shall make Quarterly Development True-Up and Quarterly Profit True-Up payments as set forth in Schedule 2. If Regeneron is the Party owing Quarterly Development True-Up or Quarterly Profit True-Up payment(s) based on the calculations in the applicable Development Payment Report or Profit Payment Report, it shall, subject to Section 14.11, make such payment to Adicet [***] after its delivery to Adicet of such Development Payment Report or Profit Payment Report, as applicable. If Adicet is the Party owing the Quarterly Development True-Up or Quarterly Profit True-Up payment(s) based on the calculations in the applicable Development Payment Report or Profit Payment Report, it shall, subject to Section 14.11, make such payment to Regeneron within [***] after its receipt of such Development Payment Report or Profit Payment Report, as applicable, from Regeneron. If agreed between the Parties, the Parties may also net the collective payment(s) due under the Development Payment Report and Profit Payment Report. In the event that the Third Party Licenses entered in compliance with this Agreement reasonably require the payment of royalties or other amounts payable thereunder (to the extent attributable to the Manufacture, Development and/or

Commercialization of Co-Funded Products for the Territory) on a Schedule other than the Schedule set forth in this Agreement for Quarterly Development True-Up or Quarterly Profit True-Up payment(s), the Parties shall discuss in good faith an appropriate Schedule upon which the Party that is not party to such Third Party License shall make such payment to the other Party or its designee, and the Parties shall adjust the amounts payable for the next Quarterly Development True-Up or Quarterly Profit True-Up payment(s) accordingly to credit such paying Party for its pre-payment of any amounts under the Third Party Licenses.

(e) Invoices and Documentation. The JSC shall approve the form of any necessary documentation relating to any Development Cost or Profit Split payments hereunder so as to afford the Parties appropriate accounting treatment in relation to any of the transactions or payments contemplated hereunder.

14.8 Payment Method and Currency. All payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by the Party to which such payments are due. All sums due under this Agreement shall be payable in United States Dollars. In those cases where the amount due in United States Dollars is calculated based upon one or more currencies other than United States Dollars, such amounts shall be converted to United States Dollars at the average rate of exchange for the Quarter to which such payment relates using the arithmetic mean of the daily rate of exchange (“Mid Price Close”), as reported in Thomson Reuters Eikon or any other source as agreed to by the Parties.

14.9 Late Payments. All late payments made under this Agreement (including payments made pursuant to Section 14.3, Section 14.4, Section 14.5, Section 14.6 and Section 14.7 above), shall earn interest, to the extent permitted by Applicable Law, from the date due until paid at a rate equal to the one month London Inter-Bank Offering Rate (LIBOR) U.S. Dollars, as quoted on Thomson Reuters Eikon (or any other source agreed to by the Parties) effective for the date on which the payment was due, plus [***] (such sum being referred to as the “Default Interest Rate”) unless such payments are disputed in good faith pursuant to Section 14.11.

14.10 Taxes. Any withholding or other taxes that a Party is required by Applicable Law to withhold or pay on behalf of the other Party, with respect to any payments to such other Party hereunder, shall be deducted from such payments and paid to the appropriate tax authority contemporaneously with the remittance to such other Party; provided, however, that the remitting Party shall furnish the other Party with proper evidence, including any self-reporting documentation, of the taxes so paid. Each Party shall cooperate with the other to minimize the effect of any such withholding taxes, and shall furnish the other Party with appropriate documents to secure application of the most favorable rate of withholding tax under Applicable Law (or exemption from such withholding tax payments, as applicable).

14.11 Resolution of Payment Disputes. In the event there is a dispute relating to any of the Profit Split payment obligations or reports under this Article 14, the Party with the dispute shall have its representative on the JSC provide the other Party’s representative on the JSC with written notice setting forth in reasonable detail the nature and factual basis for such good faith dispute and the Parties, through the JSC, will seek to resolve the dispute as promptly as possible, but no later than [***] after such written notice is received. In the event that no resolution is reached by the JSC, and resolved in accordance with Article 23. The Parties agree that if there is a dispute regarding any payment amount, only the disputed amount shall be withheld from the payment; the undisputed amount shall be paid within the timeframes set forth in this Article 14.

ARTICLE 15

RIGHTS IN FUTURE EQUITY FINANCINGS

15.1 Side Letter Agreement. As a condition precedent to the effectiveness of this Agreement, the Parties concurrently shall duly authorize, execute and deliver the Side Letter Agreement and perform their respective obligations that are required to be performed on or before the Effective Date.

ARTICLE 16

INTELLECTUAL PROPERTY

16.1 Ownership of Newly Created Intellectual Property.

(a) Regeneron shall solely own all Regeneron CTM Inventions, Regeneron Mice Inventions and Regeneron Transferred Technologies Inventions together with all Intellectual Property thereto.

(b) Adicet shall solely own all Adicet CTM Inventions, Collaboration Inventions and Mice Derived Adicet Targeting Moiety Inventions, together with all Intellectual Property thereto.

(c) Except as otherwise set forth in this Section 16.1, any invention, discovery or other result generated solely by employees, agents, or independent contractors of a Party or its Affiliates in the course of performing activities under this Agreement, together with all Intellectual Property therein (“Sole Inventions”), shall be owned by such Party. Except as otherwise set forth in this Section 16.1, any invention, discovery or other result generated jointly by at least one (1) employee, agent or contractor of each Party or such Party’s Affiliate, together with all Intellectual Property therein, shall be owned jointly by the Parties. Subject to the provisions of this Agreement, each Party shall have the right to freely sell, assign, license, encumber and otherwise exploit its rights in jointly-owned inventions, discoveries and other results, together with all Intellectual Property therein.

(d) To the extent that any right, title or interest in or to any Intellectual Property discovered, invented, created or otherwise generated under this Agreement vests in a Party or its Affiliate, by operation of law or otherwise, in a manner contrary to the agreed upon ownership as set forth in this Agreement, such Party (or its Affiliate) shall, and hereby does, irrevocably assign to the other Party any and all such right, title and interest in and to such intellectual property to the other Party without the need for any further action by any Party.

(e) The Parties agree that nothing in this Agreement, and no use by a Party of the other Party’s Intellectual Property pursuant to this Agreement, shall vest in a Party any right, title or interest in or to the other Party’s Intellectual Property, other than the license rights expressly granted hereunder and the assignments expressly made hereunder.

(f) Each Party shall promptly disclose to the other Party all Intellectual Property that (i) is discovered, invented, created or otherwise generated by such Party, its employees, agents and consultants pursuant to this Agreement (including under the Research Program) and (ii) that is (1) a Collaboration Invention, (2) a Regeneron CTM Invention, (3) an Adicet CTM Invention, (4) a Regeneron Mice Invention or (5) a Regeneron Transferred Technologies Invention discovered or made on the part of Adicet.

16.2 Prosecution and Maintenance of Patent Rights.

(a) Subject to Section 16.2(b), Regeneron shall use Commercially Reasonable Efforts to prepare, file, prosecute and maintain Patents and Patent Applications claiming the Regeneron CTM Inventions in at least the countries mutually agreed upon by the Parties. Regeneron shall confer with and keep Adicet reasonably informed regarding the status of such activities with respect to all Regeneron CTM Inventions. Regeneron shall have the following obligations with respect to the filing, prosecution and maintenance thereof: (i) Regeneron shall provide to Adicet for review and comment a copy of a substantially completed draft of any priority Patent Application in the Territory [***] days prior to the filing of any such priority Patent Application by Regeneron, and Regeneron shall reasonably consider any comments from Adicet; (ii) Regeneron shall provide Adicet promptly with copies of all material communications received from or filed in patent offices with respect to such filings; (iii) Regeneron shall consult with Adicet promptly following the filing of the priority Patent Applications in the Territory to mutually determine in which countries in the Territory it shall file convention Patent Applications and (iv) Regeneron shall consult with Adicet a reasonable time prior to taking or failing to take any substantive action with respect to such Patent Applications or Patents, including any action that would materially affect the scope or validity of rights under any Patent Applications or Patents (such as substantially narrowing or canceling any claim or allowing claims to issue in a patent without reserving the right to file a continuing or divisional Patent Application, abandoning any Patent or not filing or perfecting the filing of any Patent Application in any country) and Regeneron shall reasonably consider all comments thereto from Adicet, including not taking or not failing to take such action, except as permitted by Section 16.2(b).

(b) In the event that Regeneron desires not to file or to abandon any Patent or Patent Application included in the Regeneron Product IP in the Territory, wherein such decision not to file or abandonment results in substantive loss of Patent Rights, Regeneron shall provide reasonable prior written notice to Adicet of such intention to abandon (which notice shall, in any event, be given [***] prior to the next deadline for any action that may be taken with respect to a Patent or Patent Application within such Regeneron Product IP with the applicable patent office) and Adicet shall have the right, but not the obligation, to assume responsibility for the prosecution and maintenance thereof, in Regeneron’s name, unless, with respect to any such Patent Applications included in the Regeneron Product IP that are unpublished, Regeneron notifies Adicet that Regeneron would prefer to maintain the subject matter of such Patent Application as a trade secret.

(c) Subject to Section 16.2(e), Adicet shall use Commercially Reasonable Efforts to prepare, file, prosecute and maintain Patents and Patent Applications claiming the Mice Derived Adicet Targeting Moiety Inventions.

(d) Subject to Section 16.2(e), Adicet, by counsel it selects to whom Regeneron has no reasonable objection, shall use Commercially Reasonable Efforts to prepare, file, prosecute and maintain Patents and Patent Applications claiming the Adicet CTM Inventions and Collaboration Inventions in the countries mutually agreed upon by the Parties. Adicet shall confer with and keep Regeneron reasonably informed regarding the status of such activities with respect to all Adicet CTM Inventions and Collaboration Inventions. Adicet shall have the following obligations with respect to the filing, prosecution and maintenance thereof: (i) Adicet shall provide to Regeneron for review and comment a copy of a substantially completed draft of any priority Patent Application in the Territory at [***] prior to the filing of any such priority Patent Application by Adicet, and Adicet shall reasonably consider any comments from Regeneron; (ii) Adicet shall provide Regeneron promptly with copies of all material communications received from or filed in patent offices with respect to such filings; (iii) Adicet shall consult with Regeneron promptly following the filing of the priority Patent Applications in the Territory to mutually determine in which countries in the Territory it shall file convention Patent Applications; and (iv) Adicet shall consult with Regeneron a reasonable time prior to taking or failing to take any substantive action with respect to such Patent Applications or Patents, including any action that would materially affect the scope or validity of rights under any Patent Applications or Patents (such as substantially narrowing or canceling any claim or allowing claims to issue in a patent without reserving the right to file a continuing or divisional Patent Application, abandoning any Patent or not filing or perfecting the filing of any Patent Application in any country) and Adicet shall reasonably consider all comments thereto from Regeneron, including not taking or not failing to take such action, except as permitted by Section 16.2(e).

(e) In the event that Adicet desires not to file or to abandon any Patent or Patent Application included in the Adicet Product IP or any Patent or Patent Application claiming Collaboration Inventions, in each case in any country in the Territory wherein such decision not to file or abandonment results in substantive loss of Patent Rights, Adicet shall provide reasonable prior written notice to Regeneron of such intention to not to file or to abandon (which notice shall, in any event, be given no later [***] prior to the next deadline for any action that may be taken with respect to such Patent or Patent Application with the applicable patent office) and Regeneron shall have the right, but not the obligation, to assume responsibility for the filing, prosecution and maintenance thereof in Adicet’s name, unless, with respect to any such Patent Applications that are unpublished, Adicet notifies Regeneron that Adicet would prefer to maintain the subject matter of such Patent Application as a trade secret.

(f) If either Party desires to file either (i) a Patent Application that discloses (but does not claim) the sequence of a Targeting Moiety that was first Generated by or on behalf of the other Party and used in the performance of this Agreement or (ii) a Patent Application that discloses a derivative, modification, fragment or improvement of such Targeting Moiety, then such Party shall provide such other Party, at least [***] prior to the anticipated filing date, a copy of such Patent Application and, upon the request of the other Party, shall provide sufficient time to file a Patent Application Covering such Targeting Moiety, if such a Patent Application has not yet been filed.

(g) Each Party agrees to cooperate with the other with respect to the preparation, filing, prosecution and maintenance of Patents and Patent Applications pursuant to this Section 16.2, including the execution of all such documents and instruments and the performance of such acts (and causing its relevant employees and consultants to execute such documents and instruments and to perform such acts) as may be reasonably necessary for any such preparation, filing, prosecution or maintenance; provided, however, that where a Party has the right as set forth in this Agreement to take an action or make a determination without agreement from the other Party, the foregoing clause shall not limit such right. With respect to any Co-Funded Product, Regeneron, with the review by the JSC will determine, and with respect to a Regeneron Royalty Product, Regeneron will determine, which of the Patents or Patent Applications within the Adicet Product IP and Regeneron Product IP for which to seek an extension of term and the applicable Party will file for said patent term extension.

(h) Costs. All Out-of-Pocket Costs incurred in the filing, prosecution and maintenance of any Patents and Patent Applications pursuant to this Section 16.2 shall be borne [***].

(i) Neither Party shall have the right, without the prior written consent of the other Party, to invoke the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. 103(c)(2)-(c)(3) (the “CREATE Act”) with respect to any invention that is developed pursuant to this Agreement.

16.3 Administrative Patent Proceedings.

(a) Each Party will notify the other within [***] of receipt by such Party of information concerning the request for, or filing or declaration of, any reissue, post-grant review, inter partes review, derivation proceeding, supplemental examination, interference, opposition, reexamination or other administrative proceeding relating to Patents or Patent Applications within the Regeneron Product IP or Adicet Product IP or any other Patent or Patent Application claiming Collaboration Inventions in the Territory. The Parties will thereafter consult and reasonably cooperate to determine a course of action with respect to any such proceeding and will reasonably consult with one another in an effort to agree with respect to decisions on whether to initiate or how to respond to such a proceeding, as applicable, and the course of action in such proceeding, including settlement negotiations and terms; provided, however, that, except as otherwise agreed by the Parties and except as set forth below in Section 16.3(b), (i) Regeneron shall control and have final decision making authority with respect to any such proceeding relating to the Patents or Patent Applications within the Regeneron Product IP and (ii) Adicet shall control and have final decision making authority with respect to any such proceeding relating to the Patents or Patent Applications within the Adicet Product IP or other Collaboration Inventions.

(b) If any proceeding under Section 16.3(a) involves Patents involved in a Product Infringement under Section 16.4, any decisions on whether to initiate or how to respond to such a proceeding, as applicable, and the course of action in such proceeding shall be made by the Party controlling such third party infringement action in consultation with the other Party.

(c) All Out-of-Pocket Costs incurred in connection with any proceeding under Section 16.3(a) relating to the Patents and Patent Applications within the Regeneron Product IP, Adicet Product IP or Patent Rights claiming Collaboration Inventions shall be borne [***].

16.4 Third Party Infringement Suits.

(a) In the event that either Party or any of its Affiliates becomes aware of an actual or suspected infringement of [***] , “Product Infringement”), the Party that became aware of the Product Infringement shall promptly notify the other Party in writing of this actual or suspected infringement and shall provide such other Party with all available evidence supporting such actual or suspected infringement.

(b) The Parties will consult and reasonably cooperate in an effort to determine a mutually agreeable course of action, provided that, (i) if the Product Infringement relates to an ICP directed to a Collaboration Target to which a Regeneron Royalty Product or Co-Funded Product is directed, then [***] shall be the Party that controls and has final decision making authority regarding the course of action, including any potential litigation, other proceeding or settlement, to abate such Product Infringement (the “Lead Litigation Party”), (ii) if the Product Infringement relates to an ICP directed to a Collaboration Target to which an Adicet Royalty Product or Mice Derived Adicet Targeting Moiety is directed, then [***] shall be the Lead Litigation Party, (iii) if the Product Infringement relates to an ICP product directed to a Non- Collaboration Target to which a Mice Derived Adicet Targeting Moiety is directed, then [***] shall be the Lead Litigation Party, (iv) if the Product Infringement relates to a non-ICP product directed to a Non- Collaboration Target to which a Mice Derived Adicet Targeting Moiety is directed (and such Product Infringement doesn’t also relate to an ICP Product directed to a Non-Collaboration Target being developed or commercialized by or behalf of Adicet, in which case clause (iii) shall apply), then [***] shall be the Lead Litigation Party and (v) in all other cases, the Party that Controls the infringed Patent Rights shall be the Lead Litigation Party. The Lead Litigation Party cannot require the non-Lead Litigation Party to join in the suit, provided, however that, [***].

(c) Except as set forth in the last sentence of Section 16.4(b), (i) all Out-of-Pocket Costs incurred in the connection with the enforcement of a Product Infringement in connection with a Co-Funded Product shall be [***].

(d) The amount of any recovery from any such Product Infringement suit shall first be used to pay reasonable costs, including attorneys’ fees, relating to such legal proceedings and then [***].

(e) In the event either Party initiates a proceeding pursuant to this Section 16.4(b), without prejudice to the terms of Section 16.4(b), the other Party shall provide such assistance as reasonably requested by the Lead Litigation Party, [***].

(f) The Parties agree not to grant any licenses, covenants not to sue or otherwise transfer any rights, title or interest in any Patents or Patent Applications to any Third Parties against which any enforcement actions with respect to Product Infringement have been initiated pursuant to this Section 16.4(b) (except for those Product Infringements described in Section 16.4(h)), nor make any admission concerning claim invalidity or enforceability concerning such Patents or Patent Applications, without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed, until such action is finally resolved, terminated or settled.

(g) Subject to Section 16.4(h), if either Party declines to initiate or fails to initiate litigation with respect to a particular Product Infringement within [***] following written notice of the Product Infringement from the other Party, then the other Party may thereafter commence an infringement action and be the Lead Litigation Party with respect to such Product Infringement after delivering written notice to the non-initiating Party.

(h) In the event there is a Product Infringement where (i) at the time of notice of such Product Infringement, a Party or its Affiliate or licensee is developing or selling a product that is not a Product and which is covered by one or more of the potentially infringed Patents involved in the Product Infringement, and (ii) such Party reasonably believes the pursuit of such litigation with respect to such Product Infringement is reasonably likely to have a material adverse effect on such other product, then (A) such Party, upon notice to the other Party, shall have the right not to pursue litigation with respect to such Product Infringement, and (B) the other Party shall not have any rights to assume the Lead Litigation Party status with respect to such Product Infringement or to otherwise pursue such Product Infringement, and thereafter the potentially infringed Patents involved in the Product Infringement shall no longer be considered for purposes of calculating the Royalty Term for any Product.

16.5 Patent Marking. Each Party shall comply with the patent marking statutes in each country in which a Product is made, offered for sale, sold or imported by such Party, its Affiliates and/or licensees or sublicensees.

16.6 Third Party Claims. [***]. If either Party or its Affiliates shall learn of a Third Party claim, assertion or certification that the activities under the Research Program infringe or otherwise violate the intellectual property rights of any Third Party in the Territory, then such Party shall promptly notify the other Party in writing of this claim, assertion or certification. As soon as reasonably practical after the receipt of such notice, the Parties shall [***].

16.7 Third Party Vigilance. During the Term, if either Party wishes to enter into any Third Party License in connection with the research, development, manufacture or commercialization of Collaboration ICPs (or that otherwise could result in any financial burden with respect to the research, development, manufacture or commercialization of any Collaboration ICPs or any Product), the following provisions shall apply:

(a) Research Program Term Licenses. In the case of any Third Party License for [***] (“Research Program Term Licenses”), neither Party shall have the right to enter into a such Research Program Term Licenses without the prior consent of the other Party which shall not be unreasonably withheld or delayed. In the event that the Parties do agree to enter into any such Research Program Term Licenses, the Parties will discuss and agree on which Party will take the lead on entering into such Research Program Term License, ensuring that the lead Party obtains the right to sublicense to the other Party the necessary rights to develop and commercialize such Collaboration ICPs.

(i) In the event Third Party License Payments are payable as a result of a Research Program Term License entered into by Regeneron and such payments are due [***].

(ii) In the event Third Party License Payments are payable as a result of a Research Program Term License entered into by Adicet and such payments are due [***].

(iii) In the event Third Party License Payments are payable as a result of a Research Program Term License entered into by either Party in accordance with Section 16.7(a) and such payments are due [***].

(b) Product Licenses.

(i) In the case of any Third Party License for any Co-Funded Product, [***].

(ii) In the case of Adicet Royalty-Bearing Collaboration ICPs, [***].

(iii) In the case of Regeneron Royalty-Bearing Collaboration ICPs, [***].

16.8 Infringement of Third Party Patent Rights in the Territory.

(a) Notice. If any Product used or sold by either Party, its Affiliates, or sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent granted by a jurisdiction within the Territory, the Party first having notice of the claim or assertion shall promptly notify the other Party.

(b) Regeneron Royalty Products, Adicet Royalty Products, Mice Derived Adicet Products or Regeneron Non-ICP Products. Regeneron shall have the sole right, but not the obligation, to defend any such Third Party claim or assertion of infringement of a Regeneron Royalty Product or Regeneron Non-ICP Product. Regeneron shall bear its own costs in connection with a defense against a Third Party claim or assertion pursuant to this Section 16.8(b) with respect to a Regeneron Royalty Product or Regeneron Non-ICP Product. Adicet shall have the sole right, but not the obligation, to defend any such Third Party claim or assertion of infringement of an Adicet Royalty Product or a Mice Derived Adicet Product. Adicet shall bear its own costs in connection with a defense against a Third Party claim or assertion pursuant to this Section 16.8(b) with respect to an Adicet Royalty Product or Mice Derived Adicet Product. In exercising their rights under Section 16.8(b) neither Party shall enter into any settlement of any claim described in this Section 16.8(b) that materially affects the rights or interests of the other Party without the other Party’s written consent, such consent not to be unreasonably withheld or delayed.

(c) Co-Funded Products.

(i) Infringement Claims. If any Co-Funded Product is the subject of a Third Party’s claim or assertion of infringement of a Patent granted by a jurisdiction within the Co-Funding Territory then defense of such claim (an “Infringement Claim”) shall be managed in accordance with Section 16.8(c)(ii), with coordination and cooperation between the defending Party and the other Party. In the event that the defending Party determines that it is reasonably advisable to obtain a license to such Third Party’s Patents, the decision to obtain such a license shall be subject to Section 16.7(b).

(ii) Defense. Unless the Parties otherwise agree by mutual written consent, [***]shall have the first right, but not the obligation, to control such defense with respect to the Co-Funded Product or related activity accused of infringement, [***]. If [***] chooses not to control the litigation, [***] shall have the right, but not the obligation, to defend against such claim. The Party that does not control defense of a claim hereunder shall have the right to be represented by counsel of its own choice at its sole expense, which expense shall not be included in Other Shared Expenses. Without limiting the foregoing, the defending Party shall keep the non-defending Party advised of all material communications, actual and prospective filings or submissions regarding such action, and shall provide the non-defending Party copies of and an opportunity to review and comment on any such communications, filings and submissions. Subject to the strategy agreed above and continuing consultation with the non-defending Party, the defending Party shall control the defense and settlement of Infringement Claims or opposition proceedings, with the costs thereof (including the non-defending Party’s reasonable outside counsel attorneys’ fees and expenses and the out-of-pocket costs of cooperating with the defending Party as provided above, but excluding the costs and expenses of any separate outside counsel chosen by the non-defending Party to represent it in the applicable action) being included in Other Shared Expenses. The defending Party shall not settle such Infringement Claims, including any counterclaims, without the prior written consent of the non-defending Party, such consent not to be unreasonably withheld or delayed.

(iii) Costs. Except as set forth in Section 16.8(c)(ii) and without limiting Section 20.1(c), all Out-of-Pocket Costs incurred in the connection with the defense of an Infringement Claim (including any nullification, declaratory judgment, revocation, or opposition proceeding against any such Patents or other rights in response to prospective or actual Infringement Claim) shall be [***].

16.9 Product Trademarks. Regeneron shall exclusively own and be responsible for, filing, prosecuting, protecting and maintaining the Product Trademarks, including all enforcement and defense thereof. Without limiting Section 20.1(c), all Out-of-Pocket Costs incurred in the filing, prosecution and maintenance, enforcement and defense of Product Trademarks pursuant to this Section 16.9 shall be [***]. Adicet shall provide all assistance reasonably requested by the Regeneron in connection with the maintenance, enforcement and defense of the Product Trademarks.

16.10 Compliance with Third Party Licenses. Each Party agrees to comply with the obligations set forth in (i) any Third Party Licenses to which it is a party and to notify the other Party of any terms or conditions in any such Third Party License with which such other Party is required to comply as a licensee, co-licensee or sublicensee, as the case may be, and (ii) any other material agreement, including any sublicense under a Third Party License referenced in subsection (i) above, to which it is a party and that is related to the Collaboration Arrangement, including any obligations to pay royalties, fees or other amounts due thereunder. Neither Party may terminate or amend any Third Party License or any other material agreement entered into pursuant to a JSC approval without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed, if the amendment or termination imposes any material liability or restriction on either Party with respect to the Development, Manufacture or Commercialization of Co-Funded Products in the Territory.

16.11 Background Patent Rights. Notwithstanding anything to the contrary in this Agreement:

(a) Adicet shall have the sole right (and Regeneron shall have no right) to control the preparation, prosecution, maintenance, enforcement or defense of the Adicet Background Patent Rights; [***].

(b) Regeneron shall have the sole right (and Adicet shall have no right) to control the preparation, prosecution, maintenance, enforcement or defense of the Regeneron Background Patent Rights; [***].

ARTICLE 17

BOOKS, RECORDS AND INSPECTIONS; AUDITS AND ADJUSTMENTS

17.1 Books and Records. Each Party shall keep proper books of record and account in which full, true and correct entries (in conformity with GAAP) shall be made for the purpose of determining the amounts payable or owed pursuant to this Agreement. Each Party shall, and shall cause each of its respective Affiliates to, permit auditors to visit, inspect and examine, during regular business hours and under the guidance of officers of the Party being inspected, the books of record and account of such Party or such Affiliate as provided in Section 17.2.

17.2 Audits and Adjustments.

(a) Each Party shall have the right, upon no less than [***] advance written notice and at such reasonable times and intervals and to such reasonable extent as the Party shall request, not more than once during any Contract Year, to have the books and records of the other Party to the extent relating to this Agreement for the preceding [***] years audited by an independent “Big Four” (or equivalent) accounting firm of its choosing under reasonable, appropriate confidentiality provisions, for the sole purpose of verifying the accuracy of all financial, accounting and numerical information and calculations provided, and payments made, under this Agreement; provided, that no period may be subjected to audit more than one (1) time unless a material discrepancy is found in any such audit of such period, in which case additional audits of such period may be conducted until no material discrepancies are found.

(b) Such accountants shall disclose to each Party only whether the financial, accounting and numerical information and calculations are accurate, and the amount of any discrepancies. The results of any such audit shall be delivered in writing to each Party and shall be final and binding upon the Parties, unless disputed by a Party within [***] of delivery. If a Party over billed or underpaid an amount due under this Agreement resulting in a cumulative discrepancy during any year of more than [***], it shall also reimburse the other Party for the reasonable out-of-pocket costs of such audit (with the cost of the audit to be paid by the Party initiating the audit in all other cases). Such accountants shall not reveal to the Party requesting the audit the details of its review, except for the findings of such review and such information as is required to be disclosed under this Agreement, and shall be subject to the confidentiality provisions contained in Article 19.

(c) If any examination or audit of the records described above discloses an over billing or underpayment of amounts due hereunder, then unless the result of the audit is contested pursuant to Section 17.2(b) above, the Party that overbilled or underpaid shall pay the same (plus interest thereon at the Default Interest Rate from the date of such overbilling or underpayment through the date of payment of the amount required to be paid pursuant to this Section 17.2(c)) to the Party entitled thereto within [***] after receipt of the written results of such audit pursuant to this Section 17.2.

(d) Disputes. Any disputes with respect to the results of any audit conducted under Section 17.2 above shall be elevated to the JSC and resolved in accordance with Article 23.

17.3 GAAP. Except as otherwise provided herein, all costs and expenses and other financial determinations with respect to this Agreement shall be determined in accordance with GAAP, as generally and consistently applied.

ARTICLE 18

REPRESENTATIONS, WARRANTIES AND COVENANTS

18.1 Joint Representations and Warranties. Each Party hereto represents and warrants to the other Party, as of the Effective Date, as follows: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation; (b) it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement; (c) the execution and performance by it of its obligations hereunder will not constitute a breach of, or conflict with, its organizational documents nor any other material agreement or arrangement, whether written or oral, by which it is bound or requirement of Applicable Laws; (d) this Agreement is its legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof (subject to Applicable Laws of bankruptcy and moratorium); (e) such Party is not prohibited by the terms of any agreement to which it is a party from performing the Research Program or granting the rights and/or licenses hereunder; and (f) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee in connection with this Agreement or the transactions contemplated hereby based on arrangements made by it or on its behalf.

18.2 Knowledge of Pending or Threatened Litigation. Each Party represents and warrants to the other Party that, as of the Effective Date, there is no announced investigation, suit, action or proceeding pending or, to such Party’s knowledge, threatened, against such Party before or by any court, arbitrator, or Governmental Authority that, individually or in the aggregate, is reasonably expected to (a) materially impair the ability of such Party to perform its obligations under this Agreement or (b) prevent or materially delay or alter the consummation of any or all of the transactions contemplated hereby. During the Term each Party shall promptly notify the other Party in writing upon learning of any of the foregoing.

18.3 Additional Regeneron Representations, Warranties and Covenants of Regeneron.

(a) Regeneron additionally represents and warrants to Adicet that, as of the Effective Date:

(i) to Regeneron’s knowledge after due inquiry, Regeneron owns or has a valid license to with a right to sublicense all Regeneron Background Patent Rights;

(ii) Regeneron has the right and authority to grant the rights granted pursuant to the terms and conditions of this Agreement and Regeneron has not granted any rights that would be inconsistent with or in conflict with or in derogation of the rights granted herein;

(iii) except as set forth on Schedule 18.3(a), there is no pending litigation of which Regeneron has received notice, or to Regeneron’s knowledge after due inquiry is otherwise aware, in each case that alleges that any of Regeneron’s activities relating to the (i) Regeneron Background Patent Rights or (ii) the Know-How of Regeneron that Regeneron knows as of the Effective Date is necessary to perform under this Agreement, in each case, have violated, or would violate, the intellectual property rights of any Third Party; and

(iv) all current and former officers, employees, agents, advisors, consultants, contractors or other representatives of Regeneron or any of its Affiliates who are inventors of or have otherwise contributed in a material manner to the creation or development of any Regeneron Background IP have executed and delivered to Regeneron or any such Affiliate an assignment or other agreement regarding the protection of proprietary Information and the assignment to Regeneron or any such Affiliate of any Regeneron Background IP. To Regeneron’s knowledge after due inquiry, no current officer, employee, agent, advisor, consultant, contractor or other representative of Regeneron or any of its Affiliates is in violation of any term of any assignment or other agreement regarding the protection of Regeneron Patent Rights or other Regeneron IP or of any employment contract or any other contractual obligation relating to the relationship of any such Person with Regeneron or any such Affiliate.

(b) Regeneron additionally covenants to Adicet that, during the Term, neither Regeneron nor any of its Affiliates shall transfer ownership, assign ownership, grant a security interest in or otherwise encumber any of its rights in, to or under any Regeneron IP in a way that will impair Adicet’s rights or Regeneron ability to perform its obligations under this Agreement.

18.4 Additional Adicet Representations, Warranties and Covenants of Adicet.

(a) Adicet additionally represents and warrants to Regeneron that, as of the Effective Date:

(i) to Adicet’s knowledge after due inquiry, Adicet owns or has a valid license to with a right to sublicense all Adicet Background Patent Rights;

(ii) Adicet has the right and authority to grant the rights granted pursuant to the terms and conditions of this Agreement and Adicet has not granted any rights that would be inconsistent with or in conflict with or in derogation of the rights granted herein;

(iii) there is no pending litigation of which Adicet has received notice, or to Adicet’s knowledge after due inquiry is otherwise aware, in each case that alleges that any of Adicet’s activities relating to the (i) Adicet Background Patent Rights or (ii) the Know-How of Adicet that Adicet knows as of the Effective Date is necessary to perform under this Agreement, in each case, have violated, or would violate, the intellectual property rights of any Third Party; and

(iv) all current and former officers, employees, agents, advisors, consultants, contractors or other representatives of Adicet or any of its Affiliates who are inventors of or have otherwise contributed in a material manner to the creation or development of any Adicet Background IP have executed and delivered to Adicet or any such Affiliate an assignment or other agreement regarding the protection of proprietary Information and the assignment to Adicet or any such Affiliate of any Adicet Background IP. To Adicet’s knowledge after due inquiry, no current officer, employee, agent, advisor, consultant, contractor or other representative of Adicet or any of its Affiliates is in violation of any term of any assignment or other agreement regarding the protection of Adicet Patent Rights or other Adicet IP or of any employment contract or any other contractual obligation relating to the relationship of any such Person with Adicet or any such Affiliate.

(v) Adicet does not believe it is or will be necessary to utilize any inventions of any of its employees made prior to the Effective Date and prior to or outside the scope of their employment by Adicet that have not otherwise been assigned to Adicet. To Adicet’s knowledge, no officer, director, employee, or consultant of Adicet is obligated under or bound by any agreement or instrument, or any judgment, decree, or order of any court or administrative agency, that conflicts or may conflict with his or her agreements and obligations to promote the interests of Adicet.

(vi) Adicet is not aware that any of its officers or employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his, her or its best efforts to promote the interests of Adicet or that would conflict with Adicet’s business as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of Adicet’s business by the employees of Adicet, will, to Adicet’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.

(b) Adicet additionally covenants to Regeneron that, during the Term, neither Adicet nor any of its Affiliates shall transfer ownership, assign ownership, grant a security interest in or otherwise encumber any of its rights in, to or under any Adicet IP in a way that will impair Regeneron’s rights, or Adicet’s ability to perform its obligations, under this Agreement.

18.5 Mutual Covenants. Each Party hereby covenants to the other Party as follows: (a) it will not during the Term grant any right or license to any Third Party which would be inconsistent with or in conflict with or in derogation of the rights granted to the other Party under this Agreement, and will not take any action that would materially conflict with its obligations to the other Party under this Agreement; (b) neither Party will use the Patent Rights, Know-How, materials, or Confidential Information of the other Party outside the scope of the licenses and rights granted to it under this Agreement; (c) in the course of the Development or Commercialization of a Product under this Agreement, it will not use an employee or consultant who is or has been debarred by a Regulatory Authority or, to such Party’s knowledge, is or has been the subject of debarment proceedings by a Regulatory Authority; and (d) such Party will not use in or contribute to the Research Program or the Parties’ other activities under this Agreement any material, Confidential Information, Intellectual Property right, or Trademark that such contributing Party knows that it does not Control, unless the other Party has provided its prior written consent thereto which specifically refers to such lack of Control.

18.6 Compliance with Laws.

(a) Each Party agrees, in its performance of this Agreement, to comply, and to cause its Affiliates to comply, with all Applicable Laws in all material respects, including the FCPA, U.S. Export Control Laws and Anti-Corruption Laws. Each Party shall not knowingly take any action that would cause the other Party to be in violation of the FCPA, U.S. Export Control Laws or any other applicable Anti-Corruption Laws. Further, each Party shall immediately notify the other Party if such Party has any information or suspicion that there may be a violation of the FCPA or any other Anti-Corruption Law in connection with the performance of this Agreement.

(b) In connection with this Agreement, each Party shall not knowingly sell any Products or engage in any other transaction in, to, or with (i) any country that becomes subject to sanctions imposed by the U.S. Government, or (ii) any individual or entity that is listed in the following: (A) List of Specially Designated Nationals & Blocked Persons, Office of Foreign Assets Control, U.S. Treasury Department; (B) List of Debarred Parties, Directorate of Defense Trade Controls, U.S. State Department; (C) Denied Persons List, Bureau of Industry and Security, U.S. Department of Commerce; (D) Entity List, Bureau of Industry and Security, U.S. Department of Commerce; (e) Unverified List, Bureau of Industry and Security, U.S. Department of Commerce; or (F) the Palestinian Legislative Counsel (PLC) List, Office of Foreign Assets Control, U.S. Treasury Department.

(c) Each Party and its employees and agents have not, and shall not, directly or indirectly through Third Parties, knowingly pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value, to a Public Official or Entity or other person for purposes of corruptly obtaining or retaining business for or with, or directing business to, any Person, including either Party, by (i) influencing any official act, decision or omission of such Public Official or Entity; (ii) inducing such Public Official or Entity to do or omit to do any act in violation of the lawful duty of such Public Official or Entity; (iii) securing any improper advantage; or (iv) inducing such Public Official or Entity to affect or influence any act or decision of another Public Official or Entity.

(d) Each Party and its employees and agents have not and shall not knowingly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, excessive gift or hospitality or other illegal or unethical benefit to a customer or a Third Party customer or to a Public Official or Entity. In addition, each Party and its employees and agents shall ensure that no part of any payment, commission, reimbursement or fee paid by either Party pursuant to this Agreement or otherwise will be used knowingly as a corrupt payment, gratuity, emolument, bribe, kickback, excessive gift or hospitality or other illegal or unethical benefit to a customer or to Third Party customer or to a Public Official or Entity.

18.7 Disclaimer of Warranties. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE SUCCESS OR POTENTIAL SUCCESS OF THE RESEARCH PROGRAM, THE

DEVELOPMENT, COMMERCIALIZATION, MARKETING OR SALE OF ANY PRODUCT OR ANY INTELLECTUAL PROPERTY RIGHTS. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 19

CONFIDENTIALITY

19.1 Confidential Information. During the Term and for a period of five (5) years thereafter, each Party and its Affiliates (in such capacity, collectively, the “Receiving Party”) shall keep confidential, and other than as provided herein, shall not disclose, directly or indirectly, any proprietary information, including any proprietary data, inventions, documents, ideas, information, discoveries, or materials, Controlled by the other Party or its Affiliates (in such capacity, collectively, the “Disclosing Party”), whether in tangible or intangible form, including but not limited to Regeneron Know-How and Adicet Know-How, that is disclosed pursuant to this Agreement (the “Confidential Information”). Each Party and its Affiliates shall use the Confidential Information of the other Party and its Affiliates solely for the purpose of exercising its rights and performing its obligations hereunder. For purposes of this Agreement, all confidential information disclosed by a Party under the terms of the Confidentiality Agreement between the Parties dated May 18, 2015, (“CDA”) is hereby deemed Confidential Information of such Party and treated as if disclosed hereunder and shall be subject to the terms of this Agreement. Each Party covenants that neither it nor any of its respective Affiliates shall disclose any Confidential Information of the other Party to any Third Party except (i) to its employees, agents, consultants or any other Person under its authorization; provided such employees, agents, consultants or other Persons are subject in writing (or by explicit professional obligations such as the attorney-client relationship) to confidentiality obligations applicable to such Confidential Information no less strict than those set forth herein, (ii) as approved by both Parties hereunder or (iii) as set forth elsewhere in this Agreement, including to subcontractors and sublicensees in accordance with Section 24.11. Regeneron Mice Inventions, Regeneron CTM Inventions and Regeneron Transferred Technologies Inventions shall be Confidential Information of Regeneron, and Adicet CTM Inventions and Mice Derived Adicet Targeting Moiety Inventions shall be Confidential Information of Adicet. Collaboration Inventions shall be Confidential Information of both Parties; provided that the Collaboration Inventions may be used by both Parties as provided herein but not disclosed to Third Parties, except as expressly permitted herein, without the prior written consent of the other Party. The results from the Research Program shall be the Confidential Information of both Parties; provided that such results may be used by both Parties as provided herein but not disclosed to Third Parties without the prior written consent of the other Party. The results from the development and commercialization of Regeneron Royalty Products, Co-Funded Products or Regeneron Non-ICP Products shall be the Confidential Information of Regeneron. The results from the development and commercialization of Adicet Royalty Products or Mice Derived Adicet ICP Products shall be the Confidential Information of Adicet.

19.2 Exceptions. Notwithstanding Section 19.1 or anything to the contrary in this Agreement:

(a) Confidential Information shall not include information and materials (and such information and materials shall not be Confidential Information under this Agreement) to the extent that it can be established by written documentation by the Receiving Party that such information or material: (i) already is in the public domain prior to disclosure by the Disclosing Party or becomes publicly known through no act, omission or fault of the Receiving Party or any Person to whom the Receiving Party provided such information; (ii) is or was already lawfully, and not under an obligation of confidentiality owed to the Disclosing Party, in the possession of the Receiving Party at the time of disclosure by the Disclosing Party; provided that the Receiving Party did not initially generate such information and assign its rights to such information to the Disclosing Party in accordance with the terms of this Agreement; (iii) is disclosed to the Receiving Party on an unrestricted basis from a Third Party not under an obligation of confidentiality to the Disclosing Party with respect to such information; or (iv) has been independently created by the Receiving Party, as evidenced by written or electronic documentation, without any aid, application or use of the Disclosing Party’s Confidential Information; provided that, unless (i)-(iv) applies to such information, it shall still be treated as Confidential Information for all purposes other than satisfaction of such disclosure requirement. Specific aspects or details of Confidential Information will not be deemed to be within the public knowledge or in the prior possession of a Person merely because such aspects or details of the Confidential Information are embraced by general disclosures in the public domain.

(b) The Receiving Party shall have the right to disclose information or materials to the extent required by Applicable Law (or the rules and regulations of any stock exchange or trading market on which a Party’s (or its parent entity’s) securities are traded), provided that the Receiving Party uses reasonable efforts to give the Disclosing Party advance notice of such required disclosure in sufficient time to enable the Disclosing Party to seek confidential treatment for such information, and provided further that the Receiving Party provides reasonable cooperation to assist the Disclosing Party to protect such information and limits the disclosure to that information which is required to be disclosed.

19.3 Injunctive Relief. The Parties hereby acknowledge and agree that the rights of the Parties under this Article 19 are special, unique and of extraordinary character, and that if any Party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Article 19, such refusal or failure would result in irreparable injury to the other Party, the exact amount of which would be difficult to ascertain or estimate and the remedies at law for which would not be reasonable or adequate compensation. Accordingly, if any Party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Article 19, then, in addition to any other remedy which may be available to any damaged Party at law or in equity, such damaged Party will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such damaged Party will be entitled to seek in any court of competent jurisdiction.

19.4 Publications.

(a) Subject to the requirements of Section 19.4(d), each Party shall have the right to issue publications in scientific journals and make scientific presentations related to any of its results from the Research Program with the order and inclusion of Adicet and Regeneron authors to be agreed upon in accordance with ICJME Standards or other mutually agreed upon applicable standards and in compliance with any applicable rules or policies of the publisher of such publication; provided, however, that for so long as the confidentiality exceptions in Section 19.2 do not apply with respect to a given Collaboration Target, any such publication shall not directly or indirectly disclose the identity of any Collaboration Target without the prior written consent of the other Party.

(b) Subject to the requirements of Section 19.4(d), Regeneron shall have the sole right to issue and control all publications in scientific journals and make scientific presentations related to Regeneron Royalty Products, Regeneron Non-ICP Products and Co-Funded Products; provided, however, that so long as the confidentiality exceptions in Section 19.2 do not apply with respect to a given Non-Collaboration Target and Phase I Trials have not been initiated with respect to such Regeneron Non-ICP Product, any such publication relating to a Regeneron Non-ICP Product shall not directly or indirectly disclose the identity of the applicable Target to which it binds without the prior written consent of Adicet.

(c) Subject to the requirements of Section 19.4(d), Adicet shall have the sole right to issue and control all publications in scientific journals and make scientific presentations related to Adicet Royalty Products and Mice Derived Adicet ICP Products.

(d) In case of any publication or disclosure pursuant to Section 19.4(a), 19.4(b) or 19.4(c) with respect to results from the Research Program (including Collaboration Inventions), Royalty Products or Co-Funded Products, the publishing Party shall provide the non-publishing Party with an advance copy of the proposed publication, and each Party shall then have [***] days prior to submission for any publication in which to recommend any changes it reasonably believes are necessary to preserve any Patent Rights or Know-How belonging in whole or in part to the non-publishing Party or which is the Confidential Information of the non-publishing Party. If the non-publishing Party informs the publishing Party that such publication, in the non-publishing Party’s reasonable judgment, could be expected to have a material adverse effect on any patentable invention owned by or licensed, in whole or in part, to the non-publishing Party, or on any Know-How which is Confidential Information of the non-publishing Party, the publishing Party shall delay or prevent such publication as follows: (A) with respect to a patentable invention, such publication shall be delayed sufficiently long (not to exceed [***] days) to permit the timely preparation and filing of a Patent Application; and (B) with respect to Know-How which is Confidential Information of such non-publishing Party, such Know-How shall be deleted from the publication.

19.5 Disclosures Concerning this Agreement.

(a) Prior to the Effective Date, the Parties have mutually agreed upon the contents of a joint press release or separate press releases, in each case with respect to the execution of this Agreement which the Parties shall have the right to issue and disclose. Adicet and Regeneron agree not to (and to ensure that their respective Affiliates do not) issue any other press releases or public announcements concerning this Agreement or any other activities contemplated hereunder without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed), except to the extent required by a Governmental Authority or Applicable Law (or the rules and regulations of any stock exchange or trading market on which a Party’s (or its parent entity’s) securities are traded); provided, that the Party intending to disclose such information shall use reasonable efforts to provide the other Party advance notice of such required disclosure, an opportunity to review and comment on such proposed disclosure (which comments shall be considered in good faith by the disclosing Party) and reasonable cooperation to assist the other Party to protect such information and shall limit the disclosure to that information which is required to be disclosed. Notwithstanding the foregoing, without prior submission to or approval of the other Party, either Party may issue press releases or public announcements which incorporate information concerning this Agreement or any activities contemplated hereunder which information was included in a press release or public disclosure which was previously disclosed under the terms of this Agreement or which contains only non-material factual information regarding the existence of this Agreement.

(b) Except as required by a Governmental Authority or Applicable Law (or the rules and regulations of any stock exchange or trading market on which a Party’s (or its parent entity’s) securities are traded), or in connection with the enforcement of this Agreement, neither Party (or their respective Affiliates) shall disclose to any Third Party, under any circumstances, any terms of this Agreement that have not been previously disclosed publicly pursuant to this Article 19 without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; except for disclosures to Third Parties that are bound by obligations of confidentiality and nonuse substantially equivalent in scope to those included herein with a term of at least [***].

(c) The Parties, through the Committees, shall establish mechanisms and procedures to ensure that there are coordinated timely corporate communications relating to the Products.

(d) Adicet acknowledges that Regeneron, as a publicly traded company, is legally obligated to make timely disclosures of all material events relating to its business. Regeneron acknowledges that in the future, Adicet may become a publicly traded company, and upon such occurrence, shall be legally obligated to make timely disclosures of all material events relating to its business. Therefore, the Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement with the United States Securities and Exchange Commission or its equivalent in the Territory. Each Party will be entitled to make such filing but shall cooperate with one another and use reasonable efforts to obtain confidential treatment of confidential, including trade secret, information in accordance with Applicable Law. The filing Party will, no later than [***] days prior to the anticipated filing, provide the non-filing Party with an advance copy of the Agreement marked to show provisions for which the filing Party intends to seek confidential treatment, allowing a reasonable time for the non-filing Party to review and comment as permitted by Applicable Law, and will reasonably consider the non-filing Party’s timely comments thereon. In addition, the filing Party will provide the non-filing Party with an advance copy of the securities filings with which the Agreement is furnished or filed or otherwise discussed or disclosed in each case only to the extent describing this Agreement, allowing a reasonable time for the non-filing Party to review and comment as permitted by Applicable Law, and will reasonably consider the non-filing Party’s timely comments thereon; provided, that the filing Party need not provide for review and comment such securities filings that repeat such previous disclosures already reviewed and commented upon by the other non-filing Party under the terms of this Section 19.5 or which contains only non-material factual information regarding this Agreement.

ARTICLE 20

INDEMNITY

20.1 Indemnity.

(a) Adicet will defend, indemnify and hold harmless Regeneron, its Affiliates and their respective officers, directors, employees, sublicensees and agents (“Regeneron Indemnitees”) from and against all losses, liabilities, damages, penalties, fines and expenses, including reasonable attorneys’ fees and costs (collectively, “Damages”), arising from or occurring as a result of a Third Party’s claim, action, suit, proceeding, judgment or settlement against a Regeneron Indemnitee to the extent it is due to or based upon:

(i) the negligence, recklessness, bad faith, willful misconduct, intentional wrongful acts or omissions of Adicet, its Affiliates or their respective directors, officers, employees or agents in connection with the Research Program, except to the extent that Damages arise out of the negligence, recklessness, bad faith, willful misconduct, or intentional wrongful acts, or omissions committed by Regeneron or its Affiliates;

(ii) the negligence, recklessness, bad faith, willful misconduct, intentional wrongful acts or omissions or violations of Applicable Law by or of Adicet, its Affiliates or their respective directors, officers, employees, agents or sublicensees, including in connection with the development, manufacture or commercialization of any Co-Funded Product (to the extent performed by or on behalf of Adicet), Adicet Royalty Product or Mice Derived Adicet -ICP Product, except to the extent that Damages arise out of, and are allocable to, the negligence, recklessness, bad faith, willful misconduct, intentional wrongful acts or omissions or violations of Law committed by Regeneron or any other Regeneron Indemnitee;

(iii) product liability, personal injury, property damage, or other damage or liability of any kind resulting from the research, development, manufacture, use, offer for sale, sale or importation of any Adicet Royalty Products or Mice Derived Adicet ICP Products by or on behalf of Adicet, its Affiliates or any of its or their licensees or contract manufacturers;

(iv) infringement or misappropriation of any Patent or other Intellectual Property or Trademark rights of any Third Party to the extent resulting from the manufacture, use, offer for sale, sale or importation of Adicet Royalty Products or Mice Derived Adicet ICP Products by or on behalf of Adicet, its Affiliates or any of its or their licensees or contract manufacturers; or

(v) breach by Adicet of this Agreement, or the inaccuracy of any representation or warranty made by Adicet in this Agreement.

(b) Regeneron will defend, indemnify and hold harmless Adicet, its Affiliates and their respective officers, directors, employees, sublicensees and agents (“Adicet Indemnitees”) from and against all Damages arising from or occurring as a result of a Third Party’s claim, action, suit, proceeding, judgment or settlement against a Adicet Indemnitee to the extent it is due to or based upon:

(i) the negligence, recklessness, bad faith, willful misconduct, intentional wrongful acts or omissions of Regeneron, its Affiliates or their respective directors, officers, employees or agents, in connection with the Research Program, except to the extent that Damages arise out of the negligence, recklessness, bad faith, willful misconduct, or intentional wrongful acts, or omissions committed by Adicet or its Affiliates;

(ii) the negligence, recklessness, bad faith, willful misconduct, intentional wrongful acts or omissions or violations of Applicable Law by or of Regeneron, its Affiliates or their respective directors, officers, employees, licensees or agents including in connection with the development, manufacture or commercialization of any Co-Funded Product (except to the extent performed by or on behalf of Adicet), Regeneron Royalty Product or Regeneron Non-ICP Product, except to the extent that Damages arise out of, and are allocable to, the negligence, recklessness, bad faith, willful misconduct, intentional wrongful acts, or omissions or violations of Law committed by Adicet or any other Adicet Indemnitee;

(iii) product liability, personal injury, property damage, or other damage or liability of any kind resulting from the research, development, manufacture, use, offer for sale, sale or importation of any Regeneron Royalty Products or Regeneron Non-ICP Products by or on behalf of Regeneron, its Affiliates or any of its or their licensees or contract manufacturers;

(iv) infringement or misappropriation of any Patent or other Intellectual Property or Trademark rights of any Third Party to the extent resulting from the manufacture, use, offer for sale, sale or importation of Regeneron Royalty Products or Regeneron Non-ICP Products by or on behalf of Regeneron, its Affiliates or any of its or their licensees or contract manufacturers (except to the extent resulting from the manufacture of the Regeneron Royalty Product by Adicet pursuant to the Supply Agreements which indemnification obligations shall be set forth in the Supply Agreements); or

(v) breach by Regeneron of this Agreement, or the inaccuracy of any representation or warranty made by Regeneron in this Agreement.

(c) In the event of any Third Party (i) product liability, personal injury, or property damage claim alleging that the development or commercialization of any Co-Funded Product causes Damages or (ii) claim for infringement or misappropriation of any Patent or other Intellectual Property or Trademark rights of any Third Party resulting from the research, development manufacture, use, offer for sale, sale or importation of Co-Funded Products, in each case, except to the extent such claims are due to or based upon the events set forth in Section 20.1(a)(i), 20.1(a)(ii), 20.1(a)(a)(v), 20.1(b)(i), 20.1(b)(ii), 20.1(b)(v), then each Party shall indemnify the other in accordance with the other Party’s respective Co-Funding Percentage of all Damages therefrom, and during the Term such Damages shall be treated as Other Shared Expenses.

20.2 Indemnity Procedure.

(a) The Party entitled to indemnification under this Article 20 (an “Indemnified Party”) shall notify the Party potentially responsible for such indemnification (the “Indemnifying Party”) within five (5) Business Days of becoming aware of any claim or claims asserted or threatened in writing against the Indemnified Party which could give rise to a right of indemnification under this Agreement; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its indemnity obligation hereunder except to the extent that such failure materially prejudices its rights hereunder.

(b) If the Indemnifying Party has acknowledged in writing to the Indemnified Party the Indemnifying Party’s responsibility for defending such claim, and except as otherwise set forth in Section 16.8(b) and 16.8(c) the Indemnifying Party shall have the right to defend, at its sole cost and expense, such claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party; provided, however, that the Indemnifying Party may not enter into any compromise or settlement unless (i) such compromise or settlement includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim; and (ii) the Indemnified Party consents to such compromise or settlement, which consent shall not be withheld or delayed unless such compromise or settlement involves (A) any admission of legal wrongdoing by the Indemnified Party, (B) any payment by the Indemnified Party that is not indemnified hereunder or (C) the imposition of any equitable relief against the Indemnified Party. If the Indemnifying Party does not elect to assume control of the defense of a claim or if a good faith and diligent defense is not being or ceases to be materially conducted by the Indemnifying Party, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, upon at least ten (10) Business Days’ prior written notice to the Indemnifying Party of its intent to do so, to undertake the defense of such claim for the account of the Indemnifying Party (with counsel reasonably selected by the Indemnified Party and approved by the Indemnifying Party, such approval not unreasonably withheld or delayed), provided, that the Indemnified Party shall keep the Indemnifying Party apprised of all material developments with respect to such claim and promptly provide the Indemnifying Party with copies of all correspondence and documents exchanged by the Indemnified Party and the opposing party(ies) to such litigation. The Indemnified Party may not compromise or settle such litigation without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.

(c) The Indemnified Party may participate in, but not control, any defense or settlement of any claim controlled by the Indemnifying Party pursuant to this Section 20.2 and shall bear its own costs and expenses with respect to such participation; provided, however, that the Indemnifying Party shall bear such costs and expenses if counsel for the Indemnifying Party shall have reasonably determined that such counsel may not properly represent both the Indemnifying and the Indemnified Party.

20.3 Insurance. During the Term and for a minimum period of [***] years thereafter and for an otherwise longer period as may be required by Applicable Law, each of Regeneron and Adicet will (i) use Commercially Reasonable Efforts to procure and maintain appropriate commercial general liability and product liability insurance in an industry-appropriate amounts per occurrence and in the annual aggregate and consistent with normal business practices of companies in the life sciences industry developing drugs or (ii) with respect to Regeneron only, procure and maintain adequate insurance by means of self-insurance in such amounts and on such terms as are consistent with normal business practices of large pharmaceutical companies in the life sciences industry. Such insurance shall insure against liability arising from this Agreement on the part of Regeneron or Adicet, respectively, or any of their respective Affiliates, due to injury, disability or death of any person or persons, or property damage arising from activities performed in connection with this Agreement. Any insurance proceeds received by a Party in connection with any losses shall be retained by such Party and shall not reduce any obligation of the other Party.

ARTICLE 21

FORCE MAJEURE

Neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any obligation (other than a payment obligation) under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including embargoes, acts of terrorism, acts of war (whether war be declared or not), insurrections, strikes, riots, civil commotions or acts of God (“Force Majeure”). Such excuse from liability and responsibility shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the affected Party has not caused such event(s) to occur. The affected Party will notify the other Party of such Force Majeure circumstances as soon as reasonably practical and will make every reasonable effort to mitigate the effects of such Force Majeure circumstances.

ARTICLE 22

TERM AND TERMINATION

22.1 Term. The “Term” of this Agreement shall begin on the Effective Date and will expire on the expiration of the final Product Term, unless this Agreement is earlier terminated in its entirety in accordance with this Article 22, in which event the Term shall end on the effective date of such termination.

(a) For purposes of this Article 22, the “Product Term” shall mean, with respect to all Regeneron Royalty Products that Bind a Collaboration Target, all Adicet Royalty Products that Bind a Collaboration Target, all Mice Derived Adicet ICP Products that Bind a Non-Collaboration Target and all Regeneron Non-ICP Products that Bind a Non-Collaboration Target, the period of time beginning when any of the foregoing becomes a Regeneron Royalty Product, Adicet Royalty Product, Mice Derived Adicet ICP Product and Regeneron Non-ICP Product until the expiration of the Royalty Term with respect to such Adicet Royalty Products, Mice Derived Adicet ICP Products, Regeneron Royalty Products or Regeneron Non-ICP Products as applicable.

(b) For purposes of this Article 22, the “Product Term” shall mean, with respect to all Co-Funded Products that Bind a Collaboration Target, the period of time beginning when Adicet exercises its Co-Funding Option for such Co-Funded Product in accordance with Section 8.1(a) until this Agreement is terminated or the Co-Funding Term is terminated in accordance Section 22.3 or Section 22.4 with respect to all Co-Funded Products that Bind such Collaboration Target.

(c) Upon the expiration of the Product Term for each such Product, on a Product Term-by-Product term basis, all royalty bearing exclusive licenses under Section 5.1 with respect to such Product shall become non-exclusive, fully paid up licenses.

22.2 Termination for Material Breach.

(a) This Agreement shall be terminable in its entirety by either Party if the other Party commits a material breach of this Agreement. For purposes of this Section 22.2(a), a “material breach of this Agreement” means a breach by a Party of its obligations in a manner that fundamentally frustrates the essential purpose, characteristics or value of the transactions contemplated by this Agreement as a whole, and for clarity is not limited to a specific Collaboration Target or a Product that Binds such Collaboration Target. Notwithstanding the foregoing, if the material breach relates to one or more Collaboration Targets or one or more Products that Bind to such Collaboration Targets and not to other Collaboration Targets or Products that Bind to such other Collaboration Targets, then the non-breaching Party shall not have the right to terminate this Agreement in its entirety, but shall have the right to terminate this Agreement with respect to Collaboration Targets and Products to which the breach pertains and cannot terminate this Agreement under this Section 22.2 with respect to the non-affected Products and Collaboration Targets. For purposes of this Section 22.2(a), a “material breach related to a Collaboration Target or a Product that Binds such Collaboration Target” means a breach by a Party of its obligations in a manner that fundamentally frustrates the essential purpose, characteristics or value of the transactions contemplated by this Agreement, solely as relevant to the applicable Collaboration Target or a Product that Binds such Collaboration Target; and for clarity is not deemed to be a material breach of this Agreement (as such term is defined above) with respect to the Agreement as a whole. In case of termination of this Agreement pursuant to the third sentence of this Section 22.2, termination of this Agreement shall be (i) solely with respect to the Collaboration Target(s) and all Collaboration ICPs, Co-Funded Products, Regeneron Royalty Products and Adicet Royalty Products that Bind to such Collaboration Target (such Collaboration ICPs and Products, “Terminated Collaboration ICPs” and “Terminated ICP Products”, respectively); (ii) solely with respect to the Non-Collaboration Target(s) and all Mice Derived Adicet ICPs and Mice Derived Adicet ICP Products that Bind to such Non-Collaboration Target (such Mice Derived Adicet ICPs and Products, “Terminated Mice Derived Adicet ICPs” and “Terminated Mice Derived Adicet ICP Products”, respectively), or (iii) solely with respect to Regeneron Non-ICP Products that Bind to such Non-Collaboration Target (“Terminated Regeneron Non-ICP Products”), in each case with respect to which such material breach pertains.

(b) The terminating Party shall provide the breaching Party with notice of such intended termination, which notice shall set forth in reasonable detail the facts underlying or constituting the alleged material breach (and specifically referencing the provisions of this Agreement alleged to have been breached) and specifically stating the scope of the intended termination, and the termination which is the subject of such notice shall be effective [***] after the date such notice is given unless the breaching Party shall have cured such breach within such [***] period (or, if such material breach, by its nature, is a curable breach but such breach is not curable within such [***]period, such longer period (not to exceed [***]) so long as the breaching party is using Commercially Reasonable Efforts to cure such breach, in which event if such breach has not been cured, such termination shall be effective on the earlier of the expiration of the [***] period or such time as the breaching party ceases to use Commercially Reasonable Efforts to cure such breach). Notwithstanding the foregoing, in the case of material breach of a payment obligation hereunder, the [***] period referred to in the immediately preceding sentence shall instead be thirty (30) days (and the immediately preceding parenthetical clause in the immediately preceding sentence shall not apply).

(c) Notwithstanding the foregoing clauses of this Section 22.2, in the event of a good faith dispute as to whether performance has been made by either Party pursuant to this Agreement, including any good faith dispute as to payments due under this Agreement, the cure period in Section 22.2(b) will be tolled from the date the non-terminating Party notifies the terminating Party of such good faith dispute, provided that the non-terminating Party notifies the terminating Party that it disputes the terminating Party’s allegation of material breach within [***] of its receipt the written notice delivered by the terminating Party pursuant to Section 22.2(c) above, and through the resolution of such dispute in accordance with the applicable provisions of this Agreement (provided that if such dispute relates to payment, the cure period will only apply with respect to payment of disputed amounts, and not with respect to undisputed amounts). It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations, and retain their respective rights, hereunder.

22.3 Termination of Co-Funded Products by Regeneron for Convenience. At any time, upon [***] advanced written notice, on a Collaboration Target-by-Collaboration Target basis, Regeneron may terminate its rights and obligations to develop and commercialize all Co-Funded Products that Bind to such Collaboration Target.

22.4 Termination of Co-Funding Term by Adicet for Convenience. At any time, upon [***] advanced written notice, on a Collaboration Target-by-Collaboration Target basis, Adicet may terminate the Co-Funding Term with respect to all Co-Funded Products that Bind to such Collaboration Target.

22.5 Termination of Regeneron Royalty Products by Regeneron for Convenience. At any time, [***] advanced written notice, on a Collaboration Target-by-Collaboration Target basis, Regeneron may terminate its licenses, rights and obligations to develop and commercialize all Regeneron Royalty Products that Bind to such Collaboration Target.

22.6 Termination of Adicet Royalty Products by Adicet for Convenience. At any time, upon [***] advanced written notice, on a Collaboration Target-by-Collaboration Target basis, Adicet may terminate its licenses, rights and obligations to develop and commercialize all Adicet Royalty Products that Bind to such Collaboration Target.

22.7 Effects of Termination(a) .

(a) In the event Regeneron is the terminating Party pursuant to Section 22.2, then:

(1) If such termination is with respect to a Co-Funded Product:

i. the Co-Funding Arrangement will terminate, the license from Adicet to Regeneron in Section 5.1(a)(iv) shall survive with respect to such Terminated Product and the Parties will negotiate royalty rates payable by Regeneron to Adicet which are intended to allocate between the Parties, as nearly as practicable, the economic value of Co-Funded Products that are Commercialized by Regeneron following termination in accordance with the Co-Funding Percentage, adjusted for the costs and risks incurred by Regeneron in the Development of such Co-Funded Products. The Parties shall negotiate such agreements in good faith promptly following the effective date of termination pursuant to this Section 22.7(a). If the Parties have not reached agreement on such new commercial agreement within [***] following the effective date of termination, then notwithstanding the final sentence of Section 24.1, either Party may refer such agreement to an arbitration panel pursuant to Section 23.1.

ii. In the event the Parties are Co-Promoting such Terminated Product in the United States, then Adicet shall lose the right to Co-Promote in such country (provided, that Adicet shall be permitted to continue to Co-Promote as necessary to carry out the wind-down described in the remainder of this clause) for Terminated Products, any co-promotion agreement or amendment as described in Section 11.3(c) already entered with respect to such Co-Funded Product shall be terminated and without penalty or cost to Regeneron, and the Parties shall conduct a prompt wind-down of Adicet’s existing Co-Promote activities for Terminated Products, at Regeneron’s direction and Adicet’s reasonable cost, and including for example, the return or destruction of promotional materials in the possession of Adicet, and the diminishing of Adicet’s FTE efforts and Detailing activities until the transition to Regeneron is complete. In the event the Terminated Product is a Co-Funded Product, Adicet will not retain the Co-Promote option set forth in Article 11;

(2) If such termination is with respect to a Regeneron Royalty Product, the license from Adicet to Regeneron in Section 5.1(a)(iv) shall survive with respect to such Terminated Product, and Regeneron shall continue to pay royalties on Net Sales of such Terminated Products to Adicet upon the same terms and conditions that would be applicable pursuant to Section 14.4 for Regeneron Royalty Products.

(3) If such termination is with respect to an Adicet Royalty Product:

i. The licenses from Regeneron to Adicet in Section 5.1(a)(ii) shall terminate with respect to such Terminated Product except in connection with Adicet’s performance of its activities in accordance with this Section 22.7(a);

ii. Adicet hereby grants to Regeneron an exclusive (even as to Adicet and its Affiliates), non-transferable (except as permitted by Section 24.9), sublicensable in multiple tiers, worldwide license under the Adicet Product IP and an exclusive, non-transferable

(except as permitted by Section 24.9), sublicensable in multiple tiers, worldwide license under any Intellectual Property Controlled by Adicet and incorporated into and made a part of the Terminated Product or otherwise used in connection with the Terminated Product as of the effective date of termination, to research, develop, make, have made, use, sell, have sold, and import Terminated Collaboration ICPs and Terminated Products, and Regeneron shall pay royalties on Terminated Products to Adicet upon the same terms and conditions that would be applicable pursuant to Section 14.4 for Regeneron Royalty Products, except that the royalty rate shall [***], and

iii. Promptly upon Regeneron’s request, Adicet shall commence, and shall promptly thereafter complete, a transfer of all promotional activities in such country(ies), including handling of collection and receivables and recording and booking of sales in such country, to Regeneron, at Regeneron’s direction and Adicet’s reasonable cost; provided, that in the interim period Adicet shall continue to perform such promotional activities at levels consistent with Adicet’s effort prior to termination as directed by Regeneron, and shall provide Regeneron assistance reasonably necessary to ensure an effective transition, including for example, transferring permits and Regulatory Filings to Regeneron or assisting in obtaining new permits and Regulatory Filings necessary for Regeneron to conduct such promotional activities, assisting in negotiating Third Party agreements for such country similar to those then in place for Adicet’s promotional activities, and permitting Adicet if permissible under Applicable Law to use Adicet-branded promotional materials during the interim period as the Parties transition the promotional activities;

iv. Promptly upon Regeneron’s request, Adicet shall either at Adicet’s expense (i) commence the wind down of all clinical studies with respect to such Terminated Product or (ii) as soon as reasonably practicable thereafter complete, a transfer of all clinical activities, to Regeneron, at Regeneron’s direction; provided, that in the interim period Adicet shall continue to perform such clinical activities at levels consistent with Adicet’s effort prior to termination as directed by Regeneron (but in any event for no longer than for a period of [***], and shall provide Regeneron assistance reasonably necessary to ensure an effective transition, including for example, transferring permits and Regulatory Filings to Regeneron or assisting in obtaining new permits and Regulatory Filings necessary for Regeneron to conduct such clinical trials.

(4) If such termination is with respect to a Mice Derived Adicet ICP Product, the license from Regeneron to Adicet in Section 5.1(d)(i)(A) and the license from Regeneron to Adicet in Section 5.1(d)(i)(B) shall terminate with respect to such Terminated Product and Adicet shall cease developing, commercializing and manufacturing such Terminated Product.

(5) If such termination is with respect to a Regeneron Non-ICP Product, the licenses from Adicet to Regeneron in Section 5.1(d)(iii) shall terminate with respect to such Terminated Product and Regeneron shall cease developing, commercializing and manufacturing such Terminated Product.

(6) At Regeneron’s request, Adicet shall perform a Manufacturing technology transfer pursuant to Section 13.4 at Adicet’s cost (i) for Terminated Products that were Co-Funded Products or Regeneron Royalty Products, in each case that Adicet was Manufacturing for Regeneron as of the effective date of termination or (ii) for Terminated Products that were Adicet Royalty Products.

(7) At Regeneron’s request and only for the period of time reasonably necessary to ensure patients have access to Terminated Product not to exceed [***] (or such longer period as reasonable necessary to continue supply of such Terminated Product for reasons outside the reasonable control of Regeneron), (i) to the extent Adicet as of the effective date of termination is Manufacturing Terminated Products that were Co-Funded Products or Regeneron Royalty Products or (ii) for Adicet Royalty Products, Adicet shall use Commercially Reasonable Efforts to continue to Manufacture Co-Funded Products or Regeneron Royalty Products for Regeneron and its Affiliates and licensees, in each case at a purchase price equal to Adicet’s fully burdened cost.

(b) In the event Adicet is the terminating Party pursuant to Section 22.2 , then:

(1) If such termination is with respect to a Co-Funded Product:

i. the Co-Funding Arrangement will terminate,

ii. the licenses from Adicet to Regeneron in Section 5.1(a)(iv) shall terminate with respect to such Terminated Product except in connection with Regeneron’s performance of its activities in accordance with this Section 22.7(b);

iii. Regeneron hereby grants to Adicet an exclusive (even as to Regeneron and its Affiliates), non-transferable (except as permitted by Section 24.9), sublicensable in multiple tiers, worldwide license under the Regeneron Product IP and an exclusive, non-transferable (except as permitted by Section 24.9), sublicensable in multiple tiers, worldwide license under any Intellectual Property Controlled by Regeneron and incorporated into and made a part of the Terminated Product or otherwise used in connection with the Terminated Product as of the effective date of termination, to research, develop, make, have made, use, sell, have sold, and import Terminated Collaboration ICPs and Terminated Products;

iv. the Parties will negotiate royalty rates payable by Adicet to Regeneron which are intended to allocate between the Parties, as nearly as practicable, the economic value of Co-Funded Products that are Commercialized by Adicet following termination in accordance with the Co-Funding Percentage, adjusted for the costs and risks incurred by Adicet in the Development of such Co-Funded Products. The Parties shall negotiate such agreements in good faith promptly following the effective date of termination pursuant to this Section 22.7(b). If the Parties have not reached agreement on such new commercial agreement within [***] following the effective date of termination, then notwithstanding the final sentence of Section 24.1, either Party may refer such agreement to an arbitration panel pursuant to Section 23.1;

v. Promptly upon Adicet’s request, Regeneron shall commence, and shall promptly thereafter complete, a transfer of all promotional activities in such country(ies), including handling of collection and receivables and recording and booking of sales in such country, to Adicet, at Adicet’s direction and Regeneron’s reasonable cost; provided, that in the interim period Regeneron shall continue to perform such promotional activities at levels consistent with Regeneron’s effort prior to termination as directed by Adicet, and shall provide

Adicet assistance reasonably necessary to ensure an effective transition, including for example, transferring permits and Regulatory Filings to Adicet or assisting in obtaining new permits and Regulatory Filings necessary for Adicet to conduct such promotional activities, assisting in negotiating Third Party agreements for such country similar to those then in place for Regeneron’s promotional activities, and permitting Adicet if permissible under Applicable Law to use Regeneron-branded promotional materials during the interim period as the Parties transition the promotional activities;

vi. In the event the Parties are Co-Promoting such Terminated Product in the United States, any co-promotion agreement or amendment as described in Section 11.3(c) already entered with respect to such Terminated Product shall be terminated and without penalty or cost to Adicet, and the Parties shall conduct a prompt wind-down of Regeneron’s existing Co-Promote activities for Terminated Products, at Adicet’s direction and Regeneron’s reasonable cost, and including for example, the return or destruction of promotional materials in the possession of Regeneron, and the diminishing of Regeneron’s FTE efforts and Detailing activities until the transition to Adicet is complete.

vii. Promptly upon Adicet’s request, Regeneron shall either at Regeneron’s expense (i) commence the wind down of all clinical studies with respect to such Terminated Product or (ii) as soon as reasonably practicable thereafter complete, a transfer of all clinical activities, to Adicet, at Adicet’s direction; provided, that in the interim period Regeneron shall continue to perform such clinical activities at levels consistent with Regeneron’s effort prior to termination as directed by Adicet (but in any event for no longer than for a period of [***], and shall provide Adicet assistance reasonably necessary to ensure an effective transition, including for example, transferring permits and Regulatory Filings to Adicet or assisting in obtaining new permits and Regulatory Filings necessary for Adicet to conduct such clinical trials.

(2) If such termination is with respect to a Regeneron Royalty Product, then Section 22.7(b)(1) ii, iii, v, vi and vii shall apply and Adicet shall pay royalties on Terminated Products to Regeneron upon the same terms and conditions that would be applicable pursuant to Section 14.3 for Adicet Royalty Products, except that the royalty rate shall [***].

(3) If such termination is with respect to an Adicet Royalty Product, the licenses from Regeneron to Adicet in Section 5.1(a)(ii) shall survive with respect to such Terminated Product, and Adicet shall continue to pay royalties on Net Sales of such Terminated Products to Regeneron upon the same terms and conditions that would be applicable pursuant to Section 14.3 for Adicet Royalty Products.

(4) If such termination is with respect to a Mice Derived Adicet ICP Product, the licenses from Regeneron to Adicet in Section 5.1(d) shall terminate with respect to such Terminated Product and Adicet shall cease developing, commercializing and manufacturing such Terminated Product.

(5) If such termination is with respect to a Regeneron Non-ICP Product, the licenses from Adicet to Regeneron in Section 5.1(d)(iii) shall terminate with respect to such Terminated Product and Regeneron shall cease developing, commercializing and manufacturing such Terminated Product.

(6) At Adicet’s request, Regeneron shall perform a Manufacturing technology transfer pursuant to Section 13.4 at Regeneron’s cost for Terminated Products that were Co-Funded Products or Regeneron Royalty Products, in each case that Regeneron was Manufacturing for Regeneron as of the effective date of termination, and in such case all references in Section 13.4 to Regeneron shall be deemed to refer to Adicet and all references to Adicet shall be deemed to refer to Regeneron.

(7) At Adicet’s request and only for the period of time reasonably necessary to ensure patients have access to Terminated Product not to exceed [***] (or such longer period as reasonable necessary to continue supply of such Terminated Product for reasons outside the reasonable control of Adicet), to the extent Regeneron as of the effective date of termination is Manufacturing Terminated Products that were Co-Funded Products or Regeneron Royalty Products, Regeneron shall use Commercially Reasonable Efforts to continue to Manufacture such Terminated Products for Adicet and its Affiliates and licensees, in each case at a purchase price equal to Regeneron’s fully burdened cost.

(c) In the event Regeneron terminates this Agreement with respect to a Co-Funded Product pursuant to Section 22.3, then:

(1) Regeneron shall continue to be responsible for any Development Costs and Shared Commercial Expenses incurred in connection with the Co-Funded Product in accordance with the Development Budget set forth in the last Development Plan approved by the JSC prior to Regeneron’s notice of termination for a period of [***] after notice of termination was delivered by Adicet pursuant to Section 22.3, and the Parties shall share Profits, Development Costs, Shared Commercial Expenses and any other shared costs in accordance with their Co-Funding Percentage as described in Schedule 2 during such period (the “Regeneron Funding Wind Down Period”);

(2) the licenses from Adicet to Regeneron in Section 5.1(a)(iv) shall terminate with respect to such Terminated Product except in connection with Regeneron’s performance of its activities in accordance with this Section (c);

(3) Regeneron hereby grants to Adicet an exclusive (even as to Regeneron and its Affiliates), non-transferable (except as permitted by Section 24.9), sublicensable in multiple tiers, worldwide license under the Regeneron Product IP and an exclusive, non-transferable (except as permitted by Section 24.9), sublicensable in multiple tiers, worldwide license under any Intellectual Property Controlled by Regeneron and incorporated into and made a part of the Terminated Product or otherwise used in connection with the Terminated Product as of the effective date of termination, to research, develop, make, have made, use, sell, have sold, and import Terminated Collaboration ICPs and Terminated Products, and subject to the Regeneron Funding Wind Down Period, Adicet shall pay royalties on Terminated Products to Regeneron upon the same terms and conditions that would be applicable pursuant to Section 14.3 for Adicet Royalty Products; except that the applicable royalty rates shall be [***].

(4) Promptly upon Adicet’s request, Regeneron shall commence, and shall promptly thereafter complete, a transfer of all promotional activities in such country(ies), including handling of collection and receivables and recording and booking of sales in such country, to Adicet, at Adicet’s direction and Regeneron’s reasonable cost; provided, that in the interim period Regeneron shall continue to perform such promotional activities at levels consistent with Regeneron’s effort prior to termination as directed by Adicet, and shall provide Adicet assistance reasonably necessary to ensure an effective transition, including for example, transferring permits and Regulatory Filings to Adicet or assisting in obtaining new permits and Regulatory Filings necessary for Adicet to conduct such promotional activities, assisting in negotiating Third Party agreements for such country similar to those then in place for Regeneron’s promotional activities, and permitting Adicet if permissible under Applicable Law to use Regeneron-branded promotional materials during the interim period as the Parties transition the promotional activities;

(5) Promptly upon Adicet’s request, Regeneron shall either at Regeneron’s expense (i) commence the wind down of all clinical studies with respect to such Terminated Product or (ii) as soon as reasonably practicable thereafter complete, a transfer of all clinical activities, to Adicet, at Adicet’s direction; provided, that in the interim period Regeneron shall continue to perform such clinical activities at levels consistent with Regeneron’s effort prior to termination as directed by Adicet (but in any event for no longer than for a period of [***], and shall provide Adicet assistance reasonably necessary to ensure an effective transition, including for example, transferring permits and Regulatory Filings to Adicet or assisting in obtaining new permits and Regulatory Filings necessary for Adicet to conduct such clinical trials.

(6) In the event the Parties are Co-Promoting such Co-Funded Product, then any co-promotion agreement or amendment as described in Section 11.3(c) already entered with respect to such Co-Funded Product shall be terminated without penalty or cost to Adicet, and the Parties shall conduct a prompt wind-down of Regeneron’s existing Co-Promote activities for Terminated Products, at Adicet’s direction and Regeneron’s reasonable cost, and including for example, the return or destruction of promotional materials in the possession of Regeneron, and the diminishing of Regeneron’s FTE efforts and Detailing activities until the transition to Adicet is complete.

(7) At Adicet’s request, to the extent Regeneron is Manufacturing the Co-Funded Product, Regeneron shall perform a Manufacturing technology transfer pursuant to Section 13.4 at Adicet’s cost for Terminated Products that were Co-Funded Products if Regeneron was Manufacturing such Co-Funded Product of the effective date of termination, and in such case all references in Section 13.4 to Regeneron shall be deemed to refer to Adicet and all references to Adicet shall be deemed to refer to Regeneron.

(8) At Adicet’s request and only for the period of time reasonably necessary to ensure patients have access to Terminated Product not to exceed [***] (or such longer period as reasonable necessary to continue supply of such Terminated Product for reasons outside the reasonable control of Adicet), to the extent Regeneron as of the effective date of termination is Manufacturing Terminated Products that were Co-Funded Products, Regeneron shall use Commercially Reasonable Efforts to continue to Manufacture such Terminated Products for Adicet and its Affiliates and licensees, in each case at a purchase price equal to Regeneron’s fully burdened cost.

(d) In the event Adicet terminates the Co-Funding Term with respect to a Co-Funded Product pursuant to Section 22.4, then:

(1) Adicet shall continue to be responsible for any Development Costs and Shared Commercial Expenses incurred in connection with the Co-Funded Product in accordance with the Development Budget set forth in the last Development Plan approved by the JSC prior to Adicet’s notice of termination for a period of [***] after notice of termination was delivered by Adicet pursuant to Section 22.4, and the Parties shall share Profits, Development Costs, Shared Commercial Expenses and any other shared costs in accordance with their Co-Funding Percentage as described in Schedule 2 during such period (the “Adicet Funding Wind Down Period”).

(2) the license from Adicet to Regeneron in Section 5.1(a)(iv) shall survive with respect to such Terminated Product, and subject to the Adicet Funding Wind Down Period Regeneron shall pay royalties on Terminated Products to Regeneron upon the same terms and conditions that would be applicable pursuant to Section 14.4 for Regeneron Royalty Products as adjusted pursuant to the following two sentences. [***].

(3) At Regeneron’s request, Adicet shall perform a Manufacturing technology transfer pursuant to Section 13.4 for Terminated Products that Adicet was Manufacturing for Regeneron pursuant to Article 13 as of the effective date of termination. Such Manufacturing technology transfer shall be at Regeneron’s cost.

(4) At Regeneron’s request and only for the period of time reasonably necessary to ensure patients have access to Terminated Product not to exceed [***] (or such longer period as reasonable necessary to continue supply of such Terminated Product for reasons outside the reasonable control of Regeneron), to the extent Adicet is Manufacturing Terminated Products as of the effective date of termination, Adicet shall Manufacture Co-Funded Products for Regeneron and its Affiliates and licensees, in each case at a purchase price equal to Adicet’s fully burdened cost.

(5) In the event the Parties are Co-Promoting a Terminated Product in the United States, then Adicet shall lose the right to Co-Promote in such country (provided, that Adicet shall be permitted to continue to Co-Promote as necessary to carry out the wind-down described in the remainder of this clause), any co-promotion agreement or amendment as described in Section 11.3(c) already entered with respect to such Co-Funded Product shall be terminated and without penalty or cost to Regeneron, and the Parties shall conduct a prompt wind-down of Adicet’s existing Co-Promote activities for Terminated Products, at Regeneron’s direction and Adicet’s reasonable cost, and including for example, the return or destruction of promotional materials in the possession of Adicet, and the diminishing of Adicet’s FTE efforts and Detailing activities until the transition to Regeneron is complete.

(e) In the event Regeneron terminates this Agreement with respect to a Regeneron Royalty Product pursuant to Section 22.5 then:

(1) the licenses from Adicet to Regeneron in Section 5.1(a)(iv) shall terminate with respect to such Terminated Product, except in connection with Regeneron’s performance of its activities in accordance with this Section 22.7(e),

(2) Regeneron hereby grants to Adicet an exclusive (even as to Regeneron and its Affiliates), non-transferable (except as permitted by Section 24.9), sublicensable in multiple tiers, worldwide license under the Regeneron Product IP and an exclusive, non-transferable (except as permitted by Section 24.9), sublicensable in multiple tiers, worldwide license under any Intellectual Property Controlled by Regeneron and incorporated into and made a part of the Terminated Product or otherwise used in connection with the Terminated Product as of the effective date of termination, to research, develop, make, have made, use, sell, have sold, and import Terminated Collaboration ICPs and Terminated Products and Adicet shall pay royalties on such Terminated Products to Regeneron [***];

(3) Promptly upon Adicet’s request, Regeneron shall commence, and shall promptly thereafter complete, a transfer of all promotional activities in such country(ies), including handling of collection and receivables and recording and booking of sales in such country, to Adicet, at Adicet’s direction and Regeneron’s reasonable cost; provided, that in the interim period Regeneron shall continue to perform such promotional activities at levels consistent with Regeneron’s effort prior to termination as directed by Adicet, and shall provide Adicet assistance reasonably necessary to ensure an effective transition, including for example, transferring permits and Regulatory Filings to Adicet or assisting in obtaining new permits and Regulatory Filings necessary for Adicet to conduct such promotional activities, assisting in negotiating Third Party agreements for such country similar to those then in place for Regeneron’s promotional activities, and permitting Adicet if permissible under Applicable Law to use Regeneron-branded promotional materials during the interim period as the Parties transition the promotional activities;

(4) Promptly upon Adicet’s request, Regeneron shall either at Regeneron’s expense (i) commence the wind down of all clinical studies with respect to such Terminated Product or (ii) as soon as reasonably practicable thereafter complete, a transfer of all clinical activities, to Adicet, at Adicet’s direction; provided, that in the interim period Regeneron shall continue to perform such clinical activities at levels consistent with Regeneron’s effort prior to termination as directed by Adicet (but in any event for no longer than for a period of [***]), and shall provide Adicet assistance reasonably necessary to ensure an effective transition, including for example, transferring permits and Regulatory Filings to Adicet or assisting in obtaining new permits and Regulatory Filings necessary for Adicet to conduct such clinical trials.

(5) At Adicet’s request, to the extent Regeneron is Manufacturing the Regeneron Royalty Product as of the effective date of termination, Regeneron shall perform a Manufacturing technology transfer pursuant to Section 13.4 at Adicet’s cost for Terminated Products that were Regeneron Royalty Products if Regeneron was Manufacturing such Regeneron Royalty Products of the effective date of termination, and in such case all references in Section 13.4 to Regeneron shall be deemed to refer to Adicet and all references to Adicet shall be deemed to refer to Regeneron.

(6) At Adicet’s request and only for the period of time reasonably necessary to ensure patients have access to Terminated Product not to exceed [***] (or such longer period as reasonable necessary to continue supply of such Terminated Product for reasons outside the reasonable control of Adicet), to the extent Regeneron as of the effective date of termination is Manufacturing Terminated Products that were Regeneron Royalty Products, Regeneron shall use Commercially Reasonable Efforts to continue to Manufacture such Terminated Products for Adicet and its Affiliates and licensees, in each case at a purchase price equal to Regeneron’s fully burdened cost.

(f) In the event Adicet terminates this Agreement with respect to an Adicet Royalty Product pursuant to Section 22.6 then:

(1) the licenses from Regeneron to Adicet in Section 5.1(a)(ii) shall terminate with respect to such Terminated Product except in connection with Adicet’s performance of its activities in accordance with this Section 22.7(f);

(2) Adicet hereby grants to Regeneron an exclusive (even as to Adicet and its Affiliates) , non-transferable (except as permitted by Section 24.9), sublicensable in multiple tiers, worldwide license under the Adicet Product IP and an exclusive, non-transferable (except as permitted by Section 24.9), sublicensable in multiple tiers, worldwide license under any Intellectual Property Controlled by Adicet and incorporated into and made a part of the Terminated Product or otherwise used in connection with the Terminated Product as of the effective date of termination, to research, develop, make, have made, use, sell, have sold, and import Terminated Collaboration ICPs and Terminated Products and Regeneron shall pay royalties on such Terminated Products to Adicet [***].

(3) Promptly upon Regeneron’s request, Adicet shall commence, and shall promptly thereafter complete, a transfer of all promotional activities in such country(ies), including handling of collection and receivables and recording and booking of sales in such country, to Regeneron, at Regeneron’s direction and at Adicet’s reasonable cost; provided, that in the interim period Adicet shall continue to perform such promotional activities at levels consistent with Adicet’s effort prior to termination as directed by Regeneron, and shall provide Regeneron assistance reasonably necessary to ensure an effective transition, including for example, transferring permits and Regulatory Filings to Regeneron or assisting in obtaining new permits and Regulatory Filings necessary for Regeneron to conduct such promotional activities, assisting in negotiating Third Party agreements for such country similar to those then in place for Adicet’s promotional activities, and permitting Regeneron if permissible under Applicable Law to use Adicet-branded promotional materials during the interim period as the Parties transition the promotional activities;

(4) Promptly upon Regeneron ’s request, Adicet shall either at Adicet’s expense (i) commence the wind down of all clinical studies with respect to such Terminated Product or (ii) as soon as reasonably practicable thereafter complete, a transfer of all clinical activities, to Regeneron, at Regeneron’s direction; provided, that in the interim period Adicet shall continue to perform such clinical activities at levels consistent with Adicet’s effort prior to termination as directed by Regeneron (but in any event for no longer than for a period of [***], and shall provide Regeneron assistance reasonably necessary to ensure an effective transition, including for example, transferring permits and Regulatory Filings to Regeneron or assisting in obtaining new permits and Regulatory Filings necessary for Regeneron to conduct such clinical trial;

(5) At Regeneron’s request, Adicet shall perform a Manufacturing technology transfer pursuant to Section 13.4 at Regeneron’s cost for Terminated Products that Adicet was Manufacturing as of the effective date of termination.

(6) At Regeneron’s request and only for the period of time reasonably necessary to ensure patients have access to Terminated Product not to exceed [***] (or such longer period as reasonable necessary to continue supply of such Terminated Product for reasons outside the reasonable control of Regeneron), to the extent Adicet as of the effective date of termination is Manufacturing Terminated Products that were Adicet Royalty Products, Adicet shall use Commercially Reasonable Efforts to continue to Manufacture such Terminated Products for Regeneron and its Affiliates and licensees, in each case at a purchase price equal to Adicet’s fully burdened cost.

(g) Diligence and Exclusivity Obligations, Third Party Licenses and Requests. Regeneron’s diligence obligations in Section 7.2 and Section 8.2 shall not apply to Terminated Products. Adicet’s diligence obligations in Section 7.2 shall not apply to Terminated Products. Any licenses granted under this Section 22.7, shall not include the grant of a license for which payments are owed by Party or its Affiliates to Third Parties on account of the use of such license, unless the Party receiving such license expressly agrees to be responsible for all payments due to such Third Party on account of the use of such license in connection with the research, development, commercialization or manufacturing of Terminated Products. All requests for assistance or services made by a Party made pursuant to this Section 22.7 shall be made within [***] of the effective date of the termination with respect to such Terminated Product. Neither Party shall be subject to the exclusivity obligations set forth in Article 4 with respect to Terminated Products.

(h) Confidentiality. If there is Confidential Information of both Parties relating specifically to a Product directed to a Terminated Target, such Confidential Information shall become Confidential Information of the Party with continuing rights to develop Collaboration ICPs and Products against such Terminated Target as set forth in this Section 22.7.

22.8 Survival of Obligations. Except as otherwise provided below, upon expiration or termination of this Agreement, the rights and obligations of the Parties hereunder shall terminate, and this Agreement shall cease to be of further force or effect:

(a) Notwithstanding anything to the contrary in this Agreement, upon a termination of this Agreement by a Party with respect to a Terminated Product, upon the written request of the other Party, the terminating Party shall grant to any sublicensee of such other Party with respect to such Terminated Product on terms and conditions no less favorable than those granted to the other Party hereunder, provided that, if such termination were upon the breach hereof by such other Party, such breach shall not have resulted from any breach by such sublicensee hereof;

(b) neither Adicet nor Regeneron shall be relieved of any obligations (including payment obligations) of such Party arising prior to such expiration or termination, including the payment of any non-cancelable costs and expenses incurred as part of the Research Program (even if such costs and expenses arise following termination or expiration, as the case may be);

(c) the obligations of the Parties set forth in Article 1, Article 17, Article 19 (excluding Section 19.4), Article 20, Article 23 and Article 24 and Section 5.1(b), Sections 14.8-14.11 and Section 22.7 as well as other provisions which by their nature are intended to survive any such expiration or termination, shall survive and continue to be enforceable; and

(d) such expiration or termination and this Article 22 shall be without prejudice to any rights or remedies a Party may have for breach of this Agreement.

22.9 Return of Confidential Information. Confidential Information disclosed by the Disclosing Party, including permitted copies, shall remain the property of the Disclosing Party. Subject to the principles set forth in Section 22.7, upon the earliest to occur of the termination of this Agreement, the expiration of the relevant Product Term or the Term, or the written request of the Disclosing Party, the Receiving Party shall promptly return to the Disclosing Party or, at the Disclosing Party’s request, destroy, all documents or other tangible materials representing the Disclosing Party’s Confidential Information (or any designated portion thereof); provided, that one (1) copy may be maintained in the confidential files of the Receiving Party for the purpose of complying with the terms of this Agreement; further provided that the Receiving Party may retain the Disclosing Party’s Confidential Information that is reasonably necessary for the practice of any license from the Disclosing Party to the Receiving Party that survives expiration or termination, as applicable. The Receiving Party also shall certify in writing that it has satisfied its obligations under this Section 22.9 within [***] days of a written request by the Disclosing Party.

22.10 Change of Control of Adicet. In the event of a Change of Control of Adicet, Adicet shall deliver to Regeneron written notice of the closing of such transaction (the “Change of Control Notice”) within [***] following such closing. Regeneron shall have the right, exercisable at any time within [***] following receipt of the Change of Control Notice, to take any or all of the actions set forth below, upon delivery of written notice to Adicet (the “Regeneron Election Notice”):

(a) Terminate the Research Program Term. Regeneron may terminate the Research Program Term upon written notice pursuant to this Section 22.10(a), and in such case, the Research Program Term for any Collaboration Target for which the Parties have not previously finalized and approved the applicable Research Plan shall automatically terminate, whereupon all Collaboration Targets which are not the subject of Research Programs that are continued automatically shall become Terminated Targets. If Regeneron terminates the Research Program Term pursuant to this Section 22.10(a), with respect to a Research Program Term for any Collaboration Target for which the Parties have already finalized and approved the applicable Research Plan, the Research Program Term shall terminate for such Collaboration Target, but Regeneron shall use Commercially Reasonable Efforts to (i) deliver to Adicet a Regeneron CTM that Binds to such Collaboration Target in accordance with Section 2.1(d)(i)and (ii) perform all other material activities set forth in the Research Plan for the applicable Collaboration Target and all Collaboration ICPs that Bind such Collaboration Target shall be Declined Collaboration ICPs.

(b) Revise the arrangement between the Parties with respect to Co-Funded Products as follows:

(i) Adicet will not retain the Co-Funding Option with respect to an Optioned Collaboration ICP.

(ii) Adicet will not retain the Co-Promote Option set forth in Section 11.3;

(iii) If the Parties are Co-Promoting a Co-Funded Product in the United States, then upon written notice from Regeneron, Adicet shall lose the right to Co-Promote (provided, that Adicet shall be permitted to continue to Co-Promote as necessary to carry out the wind-down described in the remainder of this clause), any co-promotion agreement or amendment as described in Section 11.3(c) already entered into shall be terminated upon Regeneron request and without penalty or cost to Regeneron, and the Parties shall conduct a prompt wind-down of Adicet’s existing Co-Promote activities for Terminated Products at Regeneron’s direction, and including for example, the return or destruction of promotional materials in the possession of Adicet, and the diminishing of Adicet’s FTE efforts and Detailing activities until the transition to Regeneron is complete. Regeneron shall, at Regeneron’s written election, either (A) promptly reimburse Adicet for the reasonable costs of such wind-down, or (B) allow Adicet to continue to Co-Promote such Co-Funded Product for an additional six (6) months after the date Regeneron delivers written notice to Adicet pursuant to this Section 22.10(b)(ii) (in which case Regeneron shall not be responsible for the costs set forth in clause (A) of this Section).

(iv) Adicet shall in its sole discretion determine to effect one of the following two (2) options by delivering express written notice to Regeneron within [***] after the occurrence of the Change of Control of Adicet:

(1) Terminate the Profit Split, in which case the Parties will negotiate royalty rates payable by Regeneron to Adicet which are intended to allocate between the Parties, as nearly as practicable, the economic value of Co-Funded Products that are Commercialized by Regeneron following the Change of Control in accordance with the Co-Funding Percentage, adjusted for the costs and risks incurred by Regeneron in the Development of such Co-Funded Products. The Parties shall negotiate such agreements in good faith promptly following Regeneron’s delivery of the Regeneron Election Notice and for clarity, upon such execution of such agreements the Profit Split shall terminate. If the Parties have not reached agreement on such new commercial agreement within [***] following delivery of the Regeneron Election Notice, then notwithstanding the final sentence of Section 24.1, either Party may refer such agreement to an arbitration panel pursuant to Section 23.3; or

(2) Maintain the Profit Split, but revise the arrangement between the Parties as follows: (A) the JSC shall dissolve and Regeneron shall no longer be obligated to consult and discuss with Adicet the matters previously under the auspices of the JSC except as otherwise expressly set forth in this Section 22.10(b); (B) Section 10.1 shall be amended such that the words “under the oversight of the JSC” shall be deleted; (C) Section 10.2 shall be amended such that Regeneron shall present an approved Development Plan to Adicet, provided that Regeneron shall not be obligated to consider in good faith any comments by Adicet regarding the Development Plan of a Co-Funded Product; (D) Section 10.3 shall be amended such that any references to “the JSC” shall mean “the Parties”; (E) Section 11.1 shall be amended such that the words “under the oversight of the JSC” shall be deleted; and (F) Section 11.2 shall be amended such that Regeneron shall present an approved Commercial Plan to Adicet, provided that Regeneron shall not be obligated to consider in good faith comments by Adicet regarding the Commercial Plan of a Co-Funded Product.

ARTICLE 23

DISPUTE RESOLUTION

23.1 Generally. The Parties shall cause their respective representatives on the JRC (if such matters are in connection with the Research Program) and the JSC (if such matters are within the authority of the JSC or any other Committee) to use their Commercially Reasonable Efforts to resolve all matters presented to them as expeditiously as possible.

23.2 Executive Officers’ Resolution of Disputes. In the event that the JRC or JSC, as applicable, is after a period of thirty (30) days from the date a matter is submitted to it for decision, unable to make a decision due to a lack of required unanimity, or the Parties are unable to agree on a Research Plan, Development Plan, or any other matter that must be resolved by the JRC or JSC, either Party may require that the matter be submitted to the Executive Officers for a joint decision. In such event, the co-chairpersons of the JRC or JSC, as applicable, by written notice to each Party delivered within [***] after receipt of the notice from a Party pursuant to the immediately preceding sentence, shall formally request that the dispute be resolved by the Executive Officers, specifying the nature of the dispute with sufficient specificity to permit adequate consideration by such Executive Officers. The Executive Officers shall diligently and in good faith, attempt to resolve the referred dispute within [***] of receiving such written notification or such longer period of time as the Executive Officers may agree in writing. All such referred disputes shall require a joint decision of both Parties’ Executive Officers, and if they cannot resolve such dispute pursuant within [***] or the other agreed period, then (i) to the extent the referred dispute relates to the Research Program, then the Party primarily responsible or that would be primarily responsible for conducting such activities shall finally decide the dispute, (ii) to the extent the referred dispute relates to the Development or Commercialization of Co-Funded Products, including decision making for operational matters regarding the implementation of the Development Plan, Regeneron shall finally decide the dispute, and (iii) all other disputes will be resolved in accordance with Section 24.1. Notwithstanding the previous sentence, neither Party shall have the right to exercise its final decision making authority over disputes regarding or affecting financial calculations hereunder or regarding Legal Disputes.

23.3 Failure on Parties to Agree on a Royalty Rate for Co-Funded Product After Termination. If despite using good faith efforts, pursuant to Section 22.7(a)(1)i or pursuant to Section 22.7(b)(1)iv, the Parties have not reached agreement on such new commercial agreement within [***] following the effective date of termination, then notwithstanding the final sentence of Section 24.1, either Party may refer such agreement to an arbitration panel pursuant to this Section 23.3. The arbitration shall be settled by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules (“Rules”) and the procedures set forth in this Section 23.3. In the event of any inconsistency between the Rules of AAA and the procedures set forth below, the procedures set forth below shall control.

(a) The arbitration shall be conducted in New York, New York by a panel of three neutral arbitrators who are independent and disinterested with respect to the Parties, this Agreement, and the outcome of the arbitration. Each Party shall appoint one neutral arbitrator, and these two arbitrators so selected by the Parties shall then select the third arbitrator. All arbitrators must have at least ten (10) years’ experience in biotechnology licensing and in mediating or arbitrating cases regarding the same or substantially similar subject matter as the dispute between the Parties. If one Party has given written notice to the other Party as to the identity of the arbitrator appointed by the Party, and the Party thereafter makes a written demand on the other Party to appoint its designated arbitrator within the next [***], and the other Party fails to appoint its designated arbitrator within [***] after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two arbitrators.

(b) Within [***] after appointment of the arbitrators, each Party shall deliver to the arbitrators and the other Party a written report summarizing its position and explaining why its proposal is more appropriate than the other Party’s proposal. The arbitrator will then determine how much, if any, discovery is appropriate, taking into consideration the need for such discovery and likely effect of such discovery on the prompt resolution of the dispute. Within [***] after appointment of the arbitrators, the arbitrators shall give each Party the opportunity to explain in person to the arbitrators why its proposal is more appropriate than the other Party’s proposal. Within [***] after appointment of the arbitrators, the arbitrator shall determine the appropriate royalty rate to reflect a fair allocation of economic value on a risk-adjusted basis.

(c) The determination of the arbitrators shall be binding on the parties as if mutually agreed by the Parties. The arbitrators may not award damages or other monetary amounts to either Party in any proceeding conducted pursuant to this Section; provided, however, the cost of the arbitration shall be borne by the Party whose proposal was not accepted by the arbitrator.

(d) Except as set forth below, and as necessary to obtain or enforce a judgment upon any arbitration award, the Parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators. Notwithstanding the foregoing, the Parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Additionally, a Party may make such disclosures as are required by applicable securities laws or rules or, if such Party is publicly traded, regulations of any stock exchange upon which securities are traded or listed, but will use commercially reasonable efforts to seek confidential treatment for such disclosure.

23.4 Obligations of the Parties and their Affiliates. The Parties shall use Commercially Reasonable Efforts to cause their respective designees on the JRC and JSC and their respective Executive Officers to take the actions and make the decisions provided herein to be taken and made by such respective designees and Executive Officers in the manner and within the applicable time periods provided herein.

ARTICLE 24

MISCELLANEOUS

24.1 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof that would require the application of the law of any other jurisdiction. The Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement.

24.2 Waiver. Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any subsequent breach of the same or any other provision. No delay or omission by a Party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such Party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

24.3 Notices. All notices, instructions and other communications required or permitted hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant Party set forth on Schedule 6 attached hereto and shall be (a) delivered personally, (b) sent via a reputable nationwide overnight courier service, or (c) sent by facsimile transmission, with a confirmation copy to be sent by registered or certified mail, return receipt requested, postage prepaid, except in the event this Agreement specifies the notice may be delivered by email. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, one (2) Business Days after it is sent via a reputable nationwide overnight courier service or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (or email, if email is permitted) (if such transmission is made during regular business hours of the recipient on a Business Day; or otherwise, on the next Business Day following such transmission). Either Party may change its address by giving notice to the other Party in the manner provided above.

24.4 Entire Agreement. This Agreement contains the complete understanding of the Parties with respect to the subject matter hereof and thereof and supersedes all prior understandings and writings relating to the subject matter hereof and thereof. For clarity, this Agreement supersedes the CDA.

24.5 Amendments. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of Adicet and Regeneron.

24.6 Interpretation. The captions to the several Articles and Sections of this Agreement are included only for convenience of reference and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) references to the singular shall include the plural and vice versa; (c) references to masculine, feminine and neuter pronouns and expressions shall be interchangeable; (d) the words “herein” or “hereunder” relate to this Agreement; (e) the words “shall” and “will” have the same meaning; (f)

references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time; (g) words in the singular or plural form include the plural and singular form, respectively; (h) references to a particular person include such person’s successors and assigns to the extent not prohibited by this Agreement; (i) unless otherwise specified, “$” is in reference to United States dollars; and (j) the word “or” has the inclusive meaning represented by the phrase “and/or”. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP, but only to the extent consistent with its usage and the other definitions in this Agreement.

24.7 Construction. The Parties acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party will not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement will be construed fairly as to each Party and not in a favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language

24.8 Severability. If, under Applicable Laws, any provision hereof is held or otherwise determined to be invalid or unenforceable in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under Applicable Laws in such jurisdiction; provided that the Parties shall consult and use all reasonable efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either Party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.

24.9 Assignment. Except as otherwise expressly provided herein, neither this Agreement nor any of the rights or obligations hereunder may be assigned by either Adicet or Regeneron without (a) the prior written consent of Regeneron in the case of any assignment by Adicet or (b) the prior written consent of Adicet in the case of an assignment by Regeneron, except in each case (i) to an Affiliate of the assigning Party that has and will continue to have the resources and financial wherewithal to fully meet its obligations under this Agreement, or (ii) subject to Section 22.10, to any Third Party who acquires all or substantially all of the business of the assigning Party by merger, sale of assets or otherwise, so long as such Affiliate or Third Party agrees in writing to be bound by the terms of this Agreement. Any attempted assignment in violation hereof shall be void.

24.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, and shall also inure to the benefit of the Regeneron Indemnitees and Adicet Indemnitees to the extent provided in the last sentence of Section 24.13 below.

24.11 Performance Standards.

(a) Affiliates. Each Party may carry out its obligations under this Agreement through its Affiliates and absolutely, unconditionally and irrevocably guarantees to the other Party prompt performance when due and at all times thereafter of the responsibilities, liabilities, covenants, warranties, agreements and undertakings of its Affiliates pursuant to this Agreement. Without limiting the foregoing, neither Party shall cause or permit any of its Affiliates to commit any act (including any act or omission) which such Party is prohibited hereunder from committing directly. Each Party represents and warrants to the other Party that it has licensed or will license from its Affiliates the Patents and Know-How Controlled by its Affiliates that are to be licensed (or sublicensed) to the other Party under this Agreement.

(b) Subcontracts. Each Party may perform any of its obligations under this Agreement through one or more subcontractors, provided that (i) in the event that the subcontractor will be involved in Research Plan Activities, then such Party shall not subcontract without the prior written approval of the other Party, which shall not be unreasonably withheld or delayed; (ii) the subcontracting Party remains responsible for the work allocated to, and payment to, such subcontractors as it selects to the same extent it would if it had done such work itself; (iii) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information, that are substantially the same as those undertaken by the Parties pursuant to Article 19 hereof; and (iv) the subcontractor agrees in writing to assign all inventions and intellectual property developed in the course of performing any such work under the Research Program or otherwise under this Agreement to the Party retaining such subcontractor, or as otherwise required under this Agreement and upon request to sign any documents to confirm or perfect such assignment and to cooperate in the preparation and prosecution of any such inventions. A Party may also subcontract work on terms other than those set forth in this Section 24.11(b), with the prior written approval of the other Party. To the extent any licenses are granted under any subcontract agreements, such agreements will be subject to Section 24.11(c).

(c) Sublicensees. Each Party shall enter sublicenses under the licenses granted in this Agreement only in compliance with Section 5.5 and the other applicable terms and conditions set forth in this Agreement. Each Party shall remain responsible and liable for the compliance by its sublicensees under the licensees granted herein with applicable terms and conditions set forth in this Agreement. Any such sublicense agreement will require the sublicensee of a Party to comply with the obligations of such Party as contained herein, including the confidentiality and non-use obligations set forth in Article 19, and will include, with respect to a sublicensee of either Party, an obligation of the sublicensee to account for and report its sales of Products to the sublicensing Party in a manner sufficient for such Party to comply with its reporting obligations under this Agreement. Each Party will notify the other Party of a sublicense to its Affiliate or any Third Party no later than [***] after the execution of such agreement. Each Party will forward to the other Party a complete copy of each applicable fully executed sublicense agreement (and any amendment(s) thereto) with a Third Party sublicensee (with financial and other confidential information redacted) no later than [***] after the execution of such agreement.

(d) Further Assurances and Transaction Approvals. Upon the terms and subject to the conditions hereof, each of the Parties will (a) take, or cause to be taken, all actions necessary, proper or advisable under Applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement, (b) obtain from the requisite Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made in connection with the authorization, execution, and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and (c) make all necessary filings, and thereafter make any other advisable submissions, with respect to this Agreement and the transactions contemplated by this Agreement required under Applicable Laws. The Parties will cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the other Party and its advisors prior to the filing and, if requested, by accepting all reasonable additions, deletions, or changes suggested in connection therewith. At the request and expense of a Party, the other Party will furnish all information in such other Party’s Control that is required for any applicable or other filing to be made by the requesting Party pursuant to the rules and regulations of any Applicable Laws in connection with the transactions contemplated by this Agreement. For clarity, if specific provisions of this Agreement conflict with the foregoing (for example, if one party is given sole decision-making authority) then the specific provision of this Agreement shall control.

24.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

24.13 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any Party hereto. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any Party hereto. Notwithstanding the foregoing, Article 20 is intended to benefit, in addition to the Parties, the other Regeneron Indemnitees and Adicet Indemnitees as if they were parties hereto, but this Agreement is enforceable only by the Parties.

24.14 Relationship of the Parties. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other Party except as expressly provided in this Agreement. Neither Adicet nor Regeneron shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee compensation or benefits of the other Party’s employees. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Regeneron’s legal relationship under this Agreement to Adicet, and Adicet’s legal relationship under this Agreement to Regeneron, shall be that of an independent contractor. Nothing in this Agreement shall be construed to establish a relationship of partners or joint ventures between the Parties or any of their respective Affiliates.

24.15 Limitation of Damages. IN NO EVENT SHALL REGENERON OR ADICET BE LIABLE FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS) SUFFERED BY THE OTHER PARTY, REGARDLESS OF THE THEORY OF LIABILITY (INCLUDING

CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE) AND REGARDLESS OF ANY PRIOR NOTICE OF SUCH DAMAGES. HOWEVER, NOTHING IN THIS SECTION 24.15 IS INTENDED TO LIMIT OR RESTRICT (A) LIABILITY FOR BREACH OF SECTION 4.1 OR 19.1 OR (B) THE INDEMNIFICATION RIGHTS AND OBLIGATIONS OF EITHER PARTY HEREUNDER WITH RESPECT TO THIRD PARTY CLAIMS.

24.16 Injunctive or Other Equity Relief. Nothing contained in this Agreement shall deny any Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm.

24.17 Rights in Bankruptcy. The Parties agree that all intellectual property rights licensed hereunder, including any Patent Rights in any country of a Party covered by the license grants under this Agreement, are part of the “intellectual property” as defined under Section 101(35(A)) of the Bankruptcy Code subject to the protections afforded the non-bankrupt Party under Section 365(n) of the Bankruptcy Code, and any similar Law or regulation in any other country.

24.18 Non-Exclusive Remedies. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as and to the extent expressly set forth herein.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Regeneron and Adicet have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

REGENERON PHARMACEUTICALS, INC.

By	/s/ Michael Aberman
Name: Michael Aberman
Title: SVP, Strategy & IR

ADICET BIO, INC.

By	/s/ Aya Jakobovits
Name: Aya Jakobovits
Title: President and Chief Executive Officer

[Signature page to License and Collaboration agreement]

Schedules and Exhibits

Schedule 1	Manufacturing Cost

Schedule 2	Quarterly True-Up

Schedule 3	Licensed Mice

Schedule 4	Key Adicet Personnel

Schedule 5	Existing Regeneron Target List

Schedule 6	Notices

Schedule 18.3(a))	Regeneron Litigation

SCHEDULE 1

Manufacturing Cost

Manufacturing Cost as used in this Agreement with respect to Co-Funded Products or Royalty Products shall be determined as provided in this Schedule 1.

The following terms shall have the respective meanings set forth below:

[***]

SCHEDULE 2

Aggregate Quarterly True-Up

General Provisions:

In no event shall the same costs be included more than once in the Quarterly Profit True-Up and Quarterly Development True-Up, collectively, even if such costs are of benefit to multiple Co-Funded Products or could conceivably be applied to either reconciliation of Development Costs or the Profit Split.

At the end of each applicable Quarter, with respect to any Co-Funded Product, Regeneron will calculate the Quarterly Development True-Up and/or Quarterly Profit True-Up (each, as defined below) for such Co-Funded Product pursuant to Sections 10.3 and 14.7(b), which are the net payment(s) that each Party shall be required to make to the other Party as described in this Schedule 2.

The “Aggregate Quarterly True-Up” is the sum of (i) the Quarterly Development True-Up for Co-Funded Product A, (ii) the Quarterly Development True-Up for Co-Funded Product B, (iii) the Quarterly Profit True-Up for Co-Funded Product A, (iv) the Quarterly Profit True-Up for Co-Funded Product B, and (v) the Aggregate Adicet Commercial Supply Costs for all Co-Funded Products. For the purposes of this example, the Aggregate Quarterly True-Up assumed that there were two Co-Funded Products. For Clarity, the Aggregate Quarterly True-Up will include a Quarterly Development True-Up and a Quarterly Profit True-Up for each Co-Funded Product.

In the event that the Aggregate Quarterly True-Up is an amount greater than zero, such amount shall be payable by Regeneron to Adicet. If the amount of the Aggregate Quarterly True-up is less than zero, then the absolute value of such amount will be payable by Adicet to Regeneron. Any payment due to a Party shall be made in accordance with the terms set forth in Article 14.

Definitions:

As used in this Agreement, the following terms shall have the following meanings:

“Total Development Costs” means the aggregate of Development Costs incurred by both Regeneron and Adicet for a Co-Funded Product in the applicable Co-Funding Territory.

In the event that there are Total Development Costs for a Co-Funded Product for a Quarter, the “Quarterly Development True-Up” means the Development Costs incurred by Adicet for a Co-Funded Product minus the product of (i) Total Development Costs and (ii) the applicable Adicet Co-Funding Percentage for such Quarter.

“Profits” in a Quarter means for a particular Co-Funded Product the Co-Funded Product Net Sales recorded by Regeneron in the Co-Funding Territory in the Quarter less the sum of (a) Cost of Goods Sold incurred by Regeneron in the Co-Funding Territory in the Quarter, (b) Shared Commercial Expenses incurred by both Parties in the Quarter, and (c) Other Shared Expenses incurred by both Parties in the Quarter.

The sum of the amounts in (a), (b) and (c) in the definition of Profits that are incurred by Adicet in a Quarter for a Co-Funded Product shall be the “Adicet Quarterly Expenses”. The sum of the amounts in (a), (b) and (c) in the definition of Profits that are incurred by Regeneron in a Quarter for a Co-Funded Product shall be the “Regeneron Quarterly Expenses”.

“Profit Split” for a Co-Funded Product means the product of (i) Profits in a Quarter in the Co-Funded-Territory and (ii) the Adicet Co-Funding Percentage.

The “Quarterly Profit True-Up” for a Co-Funded Product means the sum of (i) the Profit Split and (ii) Adicet Quarterly Expenses.

[***]

Combination Products.

In the event a Co-Funded Product is a Combination Product having any API that is not controlled by a Party (i.e., a generic or Third Party agent), then the full amount of net sales realized from the sale of such Combination Product shall be included in Net Sales (to the extent provided for in such definition) for the Co-Funded Product and the incremental costs of manufacturing or procuring such other API shall be included as an element of Clinical Supply Costs, Cost of Goods Sold or Shared Commercial Expenses, as appropriate.

In the event a Co-Funded Product is a Combination Product that includes an API that is controlled by a Party, then (1) if the ICP component and the other API component of such Product each are sold separately in the applicable country and the applicable period, then Net Sales of such Product will be calculated by multiplying the Net Sales (as described above) of the Combination Product by the fraction A/(A+B), where A is the weighted average Net Sales price of the ICP component thereof sold separately in such country during such period in the same formulation and dosage, and B is the weighted average Net Sales price of the other API component thereof sold separately in such country during such period in the same formulation and dosage, and (2) otherwise, the Parties (through the JSC) shall agree on the allocation of the relative value of the ICP component and the other API component of such Combination Product prior to the First Commercial Sale of such Combination Product, in which case only the agreed portion of Net Sales attributable to the ICP component of such Combination Product shall be included in Net Sales for the Co-Funded Product and the remaining portion of Net Sales shall be deemed attributable to the other API and be retained by, or paid to, as applicable, the Party controlling such other API component of such Combination Product.

SCHEDULE 3

Licensed Mice

[***]

SCHEDULE 4

Key Adicet Personnel

[***]

SCHEDULE 5

Existing Regeneron Target List

[***]

SCHEDULE 6

Notices

If to Regeneron:

Regeneron Pharmaceuticals, Inc.

777 Old Saw Mill River Road

Tarrytown, New York 10591

Attention: President & CEO

Copy: General Counsel

If to Adicet:

Adicet Bio, Inc.

200 Constitution Drive

Menlo Park, California 94025

Attention: President

SCHEDULE 18.3(a)

Regeneron Litigation

[***]